Exhibit 4.2

ASSET AND SHARE PURCHASE AGREEMENT

between

PROFOUND MEDICAL CORP.

AND

KONINKLIJKE PHILIPS N.V.

Dated as of June 30, 2017

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Exhibit A	Resale Purchasing Agreement

Exhibit B-1	Intellectual Property Assignment Agreement

Exhibit B-2	Intellectual Property License Agreement

Exhibit C	Noncompetition and Confidentiality Agreement

Exhibit D	Class A Patents and Trademarks

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ASSET AND SHARE PURCHASE AGREEMENT

THIS ASSET AND SHARE PURCHASE AGREEMENT dated as of the 30th day of June, 2017 by and between Profound Medical Corp., a company organized and existing under the laws of the Province of Ontario (the “Purchaser”) and Koninklijke Philips N.V., a company organized and existing under the laws of the Netherlands (the “Vendor”). The Purchaser and the Vendor are sometimes referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties”, unless otherwise stated herein.

RECITALS:

WHEREAS the Vendor owns, directly or indirectly, all of the Purchased Assets, owns the Class A Patents and Trademarks and conducts the operations of the Vendor’s business relating to the magnetic resonance image-guided high intensity focused ultrasound, including Sonalleve MR-HIFU and related assets (the “Business”);

WHEREAS the Vendor owns all of the issued and outstanding securities (the “Subco Shares”) of Wing Medical Oy (“Subco”);

WHEREAS, immediately prior to Closing (the “Transfer Time”), the Vendor intends to transfer, or cause its Affiliates, Philips Oy and Philips Medical Systems Nederland B.V. to transfer, the Purchased Assets to Subco and Subco will assume the Assumed Liabilities;

WHEREAS the Purchaser desires to purchase from the Vendor and the Vendor desires to sell to the Purchaser, the Class A Patents and Trademarks and the Subco Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as hereinafter set forth:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Accounts Receivable” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims and proceeds of the Vendor and its Affiliates relating to the Business or the Purchased Assets and any other amount due to the Vendor and its Affiliates relating to the Business or the Purchased Assets, including any refunds and rebates receivable relating to the Business or the Purchased Assets, and the benefit of all security, guarantees and other collateral held by the Vendor and its Affiliates relating to the Business or the Purchased Assets, recorded as receivables in the Business Books and Records in accordance with generally accepted accounting principles as of any date prior to the Closing Date;

“Additional Earnout Amount” has the meaning set forth in Section 2.3(a)(iii);

“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by contract, credit agreement or otherwise), provided that in any event, any Person which owns directly, indirectly or beneficially more than 50% of the securities having voting power for the election of directors or other governing body of a corporation more than 50% of the partnership interests or other ownership interests of any other Person will be deemed to control such Person;

“Agreement” means this asset and share purchase agreement, the Disclosure Schedule and all other Schedules and Exhibits attached to this Agreement and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Sections, Articles or Exhibits are to sections, articles or exhibits, as applicable, in this Agreement;

“Alternate Transaction” has the meaning set forth in Section 5.9;

“Applicable Anti-Money Laundering Laws” has the meaning set forth in Section 4.33(b);

“Applicable Securities Laws” means, collectively, the applicable securities Laws of each of the provinces of Canada and the respective regulations and rules made under those securities Laws together with all applicable policy statements, instruments, notices, blanket orders and rulings of the Canadian Securities Administrators and the Securities Commissions;

“Appurtenances” means, with respect to any real property:

(a)       all buildings, structures, fixtures, improvements and appurtenances located on or forming part of that real property, including those under construction; and

(b)       all rights of way, licenses, rights of occupation, easements or other similar rights appurtenant to and for the benefit of that real property;

“Asset Acquisition Statement” has the meaning set forth in Section 2.7;

“Asset Transfer Agreements” means the asset transfer agreements to be entered into between each of Philips Oy and Philips Medical Systems Nederland B.V. and Subco immediately prior to Closing pursuant to which the Vendor and its Affiliates will transfer the Purchased Assets to Subco and Subco will assume the Assumed Liabilities, in each case, as of the Transfer Time, which will each be in a form to be mutually agreed by the Parties;

“Assets and Properties” with respect to any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible, choate or inchoate, absolute, accrued, contingent, fixed or otherwise, and, in each case, wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by or in the possession of such Person;

“Assumed Liabilities” means all Liabilities relating to or arising out of the Business or the Purchased Assets incurred after the Transfer Time. For clarity, the Assumed Liabilities exclude the Retained Liabilities;

“Base Purchase Price Shares” has the meaning set forth in Section 2.3(a)(i);

“Business” has the meaning set forth in the Preamble;

“Business Benefit Plan” and “Business Benefit Plans” have the meaning set forth in Section 3.16(a);

“Business Books and Records” means the books and records of the Vendor relating to the Business, the Purchased Assets and the Assumed Liabilities in the possession or control of the Vendor, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, formulae, production data, equipment maintenance data, sales promotional data, advertising materials, cost and pricing information, accounting records, business reports, plans and projections and all other documents, surveys, plans files, records, correspondence and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media, the share registry and minute books of Subco but excluding Excluded Books and Records;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday, in the Province of Ontario or the Netherlands;

“Business Intellectual Property” means all of the Intellectual Property and Intellectual Property Rights, whether registered or not, used in, or relating to, the operation of the Business owned or used by the Vendor, its Affiliates or Subco;

“Claims” means any claims, demands, actions, suits, causes of action, assessments or reassessments, charges, judgments, liabilities, expenses, costs, damages or Losses, contingent or otherwise, including loss of value, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Class A Patents and Trademarks” means the patents and trademarks listed in Exhibit D hereto;

“Clinical Trials” has the meaning set forth in Section 4.38(c);

“Closing” means the closing of the transactions contemplated by this Agreement;

“Closing Date” means the day which is three (3) Business Days after the day on which the conditions set forth in Article 8 and Article 9 have been satisfied or waived (other than conditions that, by their terms, are to be satisfied at the Closing), or at such other date as the Purchaser and the Vendor shall mutually agree;

“Collective Bargaining Agreements” means any collective bargaining agreement or collective agreement and related documents including all benefit agreements, letters of understanding, letters of intent and other written agreements with bargaining agents or trade unions;

“Common Shares” means the common shares in the capital of the Purchaser;

“Confidentiality Agreement” has the meaning set forth in Section 6.1;

“Contracts” means any written or oral agreement, lease, license, mortgage, indenture, note, debenture, credit agreement, security agreement or other contract or arrangement, including all customer and supplier purchase orders or other similar Contracts arising therefrom or related thereto;

“Designated Officers” has the meaning set forth in Error! Reference source not found.;

“Determined Amount” has the meaning set forth in Section 2.4;

“Disclosure Record” means the Purchaser’s prospectuses, annual reports, annual and interim financial statements, annual information forms, business acquisition reports, management discussion and analysis of financial condition and results of operations, information circulars, material change reports, press releases and all other information or documents required to be filed or furnished by the Purchaser under Applicable Securities Laws which have been publicly filed or otherwise publicly disseminated by the Purchaser;

“Disclosure Schedule” means the disclosure schedule of the Vendor attached to this Agreement including all exhibits thereto;

“Disentanglement” has the meaning set forth in Section 5.12(a);

“Dispute Period” has the meaning set forth in Section 10.6(c);

“Effective Time” has the meaning set forth in Section 2.6;

“Eligible Issuer” means an issuer which meets the criteria and has complied with the requirements of NI 44-101 so as to be qualified to offer securities by way of a short form prospectus under Applicable Securities Laws;

“Employee Liabilities” means any unpaid amounts payable and any undischarged obligations and liabilities of the Vendor and its Affiliates related to the employees of the Business and the Employees transferring to Subco by operation of law in accordance with Chapter 1, Section 10 of the Finnish Act on Employment Contracts (55/2001, as amended), to the extent accrued under the terms and conditions of the employees’ of the Business or the Employees’, as the case may be, employment contract, under any law, collective agreement or otherwise being considered as an entitlement under the terms of the employees’ of the Business or the Employees’, as the case may be, employment with the Vendor or its Affiliates, whether due for payment thereon or not (including but not limited to any salaries, fringe benefits, holiday pay (including but not limited to holiday bonuses, and all social and pension costs related thereto), compensation for overtime and flexible work time settlement, and any payroll taxes, withholding taxes, social security contributions, pension insurance contributions arising thereupon).

“Employees” means those individuals employed or retained by the Vendor or its Affiliates listed on Section 1.1-1 of the Disclosure Schedule hereto and transferring to Subco by operation of law in accordance with Chapter 1, Section 10 of the Finnish Act on Employment Contracts (55/2001, as amended);

“Environmental Laws” means any and all common law and federal, provincial, municipal or local statutes, regulations, orders, by-laws or ordinances relating to occupational health and safety, pollution or protection of the environment (including natural resource damages), including those relating to emissions, discharges or releases of Hazardous Materials;

“Environmental Permits” includes all orders, permits. certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under any Environmental Law;

“Environmental Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Material, including the abandonment of barrels, containers and other closed receptacles containing any Hazardous Material;

“Excluded Assets” means (i) the Patents listed in Exhibit A to the Intellectual Property License Agreement, (ii) any used or refurbished Product units of the Vendor or its Affiliates, (iii) the Accounts Receivable; (iv) the Inventory; (v) the Excluded Books and Records, (vi) all amounts receivable for Taxes, including all Tax refunds, in respect of any Vendor Tax Period relating to the Business or the Purchased Assets, together with any interest due thereon, (vii) the rights of the Vendor in, to and under all Excluded Contracts, and (viii) any Permits exclusively relating to an Excluded Asset.

“Excluded Books and Records” means all corporate, financial, taxation, Tax Returns and other books and records of the Vendor not related to the Business, the Purchased Assets, the Subco Shares or the Assumed Liabilities;

“Excluded Contracts” means those Contracts relating to the Business, except for the Transferred Contracts;

“Exhibits” means the exhibits to this Agreement;

“FDA” has the meaning set forth in the definition of “Governmental Authority”;

“Financial Statements” means, collectively, the (i) audited consolidated financial statements of the Purchaser as at and for the financial year ended December 31, 2016 (which financial statements include comparative financial information for the 2015 financial year), together with the report of PricewaterhouseCoopers LLP on those financial statements, and including the notes with respect to those financial statements; and (ii) the unaudited condensed consolidated interim financial statements of the Purchaser as at and for the three months ended March 31, 2017 (which financial statements include comparative financial information for the comparable period in 2015), and including the notes with respect to those financial statements;

[Redacted – Commercially Sensitive]

“Finnish GAAP” has the meaning set forth in Section 1.3;

“Form 44-101” means Form 44-101 — Short Form Prospectus;

“Full Disputed Amount” has the meaning set forth in Section 2.4;

“Fundamental Representations” has the meaning set forth in Section 10.1;

“generally accepted accounting principles” has the meaning set forth in Section 1.3;

“Goodwill” means the goodwill of the Business, including lists of customers and suppliers, credit information, research materials, and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor;

“Governmental Authority” means any federal, national, supranational, state, provincial or local government, any court, tribunal, arbitrator, authority, agency, commission, stock exchange, official, any minister or the crown or foreign equivalent or any non-governmental self-regulatory agency or other instrumentality of any government that, in each case, has jurisdiction over the matter in question, including the U.S. Food and Drug Administration (“FDA”), the European Commission, and Health Canada;

“Hazardous Materials” means any substance that is listed or regulated pursuant to any applicable Environmental Law as a “pollutant”, “deleterious substance”, “toxic substance”, “hazardous substance” or “hazardous waste”;

“Health Care Laws” means any international, federal, state, provincial or local statutes, regulations, directives guidelines, ordinances, orders, standards, requirements, approvals, or consents, including but not limited to: the United States Federal Food, Drug and Cosmetic Act and similar foreign health product legislation; any implementing regulations pursuant to any of the foregoing, and all similar or related international, federal, state, provincial or local healthcare statutes, regulations and directives applicable to the business of the Purchaser or the Profound Subsidiaries, including but not limited to state and provincial laws concerning fee-splitting, kickbacks, corporate practice of medicine, disclosure of ownership, related party requirements, survey, certification, licensing, civil monetary penalties, self-referrals, or laws concerning the privacy and/or security of personal health information and breach notification requirements concerning personal health information;

“Hold Period” has the meaning set forth in Section 5.7(a);

“ICC Arbitration Rules” has the meaning set forth in Section 12.2;

“Indebtedness” of any Person means all obligations of such Person (a) for money borrowed, whether or not evidenced by bonds, debentures, notes or other similar instruments (including obligations to reimburse any other Person under any letter of credit, banker’s acceptance or related reimbursement agreement, to the extent drawn and not repaid, and any notes issued by such Person in connection with any acquisition undertaken by such Person); (b) relating to any lease that is required to be classified as a capital lease in accordance with generally accepted accounting principles; (c) for amounts owing or due under any interest rate protection agreement, derivative instrument, “swap” agreement or similar agreement (valued on a fair market value basis); (d) in respect of the deferred purchase price of property (other than trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (e) to guarantee or be liable for obligations of the types described in clauses (a) to (d) above, of any other Person; and (f) for any accrued interest, prepayment premium or penalty or other costs, fees or expenses related to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 10.6(a);

“Indemnifying Party” has the meaning set forth in Section 10.6(a);

“Indemnity Cap” has the meaning set forth in Section 10.3(iii);

“Independent Auditor” means an internationally recognized accounting firm that does not provide material accounting, auditing or tax services to any of the Parties;

“Independent CPA” has the meaning set forth in Section 2.4;

“Intellectual Property” means, in any and all jurisdictions, all: (a) patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, corporate names, Internet domain names or uniform resource locators used in connection with any global computer or electronic network, together with all translations, adaptations, derivations and combinations thereof, and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) industrial designs, designs and design rights; (d) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; (e) trade secrets, discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, quality data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, which would constitute a “trade secret” under applicable Law, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (f) inventions, processes and designs; and (g) software, and all source code, object code, data and documentation relating thereto;

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.5(a)(i)(C)(4);

“Intellectual Property License Agreement” has the meaning set forth in Section 2.5(a)(i)(C)(4);

“Intellectual Property Rights” means all rights in Intellectual Property, and all related priority rights and goodwill arising from or in respect of Intellectual Property, whether protected, created or arising under applicable Laws or under any international convention, and all rights to sue for past, present and future infringement in any jurisdiction in which a right to sue for past, present and future infringement may be transferred with Intellectual Property;

“Intellectual Property Rights Agreements” has the meaning set forth in Section 2.5(a)(i)(C)(4);

“Instrument of Conveyance” has the meaning set forth in Section 2.5(a)(ii)(L);

“Inventory” means all inventory (including raw materials, work in progress and finished goods), packaging, supplies and parts used in the conduct of the manufacturing of the Product;

[Redacted – Commercially Sensitive]

“Knowledge of the Vendor” has the meaning set forth in Section 1.2;

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of laws of Finland, the Netherlands or any other country or any domestic or foreign province, state, county, city or other political subdivision or of any Governmental Authority;

“Leased Premises” has the meaning set forth in Section 4.26;

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or other proceedings, investigations or audits by or before a Governmental Authority;

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto;

“Licensed Intellectual Property” has the meaning set forth in Section 3.15(a);

“Liens” means any encumbrance, lien, pledge, charge, mortgage or security interest;

“Line of Business” means [Redacted – Commercially Sensitive];

“Loan Agreement” has the meaning set forth in Section 2.5(a)(i)(C)(5);

“Local Counsel Review” means review and comment by Purchaser local Netherlands counsel with respect to Netherlands law issues;

“Loss” or “Losses” have the meaning set forth in Section 10.2;

“Material Adverse Effect” means any change, effect, event, occurrence or condition that, individually or in the aggregate with any other changes, effects, events or conditions, has or would reasonably be expected to have a materially adverse effect upon the business, assets, Liabilities, results of operations or financial condition of the Business taken as a whole, except that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) changes, effects, events or conditions affecting the Finish, Netherlands, Canadian or other financial or securities markets or general economic or political conditions, including changes in the credit, interest rate, commodity and currency markets or in the availability of financing, except to the extent any such change disproportionately impacts the Business relative to other companies operating in the industries in which the Business operates; (ii) changes, effects, events or conditions that result from the execution, announcement or performance of this Agreement or the identity of the Purchaser or the consummation of the transactions contemplated hereby; (iii) changes, effects, events or conditions that result from any action or omission required to be taken pursuant to this Agreement or at the request of or with the prior written consent of the Purchaser; and (iv) changes in the revenue forecast for the Business from January 1, 2017 to the date hereof;

“Material Supplier Contract” means each supplier Contract set forth on Section 1.1-2 of the Disclosure Schedule hereto;

“Net Sales” means the revenues (less any royalties), as reported in accordance with generally accepted accounting principles, received by the Purchaser, and/or its parent, the Profound Subsidiaries and Affiliate(s), or others on their behalf in respect of the sale or transfer of the Product, which, for greater clarity, includes any amounts received with respect to service agreements. For clarity, any revenues with respect to consumables are not included in Net Sales;

“NI 44-101” means National Instrument 44-101 — Short Form Prospectus Distributions of the Canadian Securities Administrators;

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators;

“Noncompetition and Confidentiality Agreement” has the meaning set forth in Section 2.5(a)(ii)(H);

“Notice” has the meaning set forth in Section 10.6(a);

“Order” means any writ, judgment, injunction, decree, determination, award or similar order of any Governmental Authority (whether preliminary or final);

“Other Transaction Documents” means, collectively, the Transition Services Agreement, the Resale Purchasing Agreement, the Intellectual Property Rights Agreements, the Loan Agreement, the Supply Agreement, the Noncompetition and Confidentiality Agreement, the Subscription Agreement, and each Instrument of Conveyance;

“Outside Date” has the meaning set forth in Section 11.1(iii);

“Party” and “Parties” have the meanings set forth in the Preamble;

“Patents” has the meaning set forth in the definition of Intellectual Property;

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, variances, franchises or similar consents granted or issued by any Governmental Authority;

“Permitted Liens” means, with respect to any Person, (i) any statutory Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any Liens for a judgment rendered or claim filed against such Person which is being contested in good faith by appropriate Legal Proceedings, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens and Liens imposed by Law, in each case arising or incurred in the ordinary course of business and where the underlying obligations are not delinquent, (iv) any minor defect or irregularity in title, easement, right of way, zoning, land use, bylaw regulation or other similar restriction, (v) any Lien granted to a public utility or Governmental Authority, (vi) the rights of any landlord or any Person under any lease of real property occupied by such Person as tenant and Liens, reservations and renewals of freehold interest in any such property having priority to any such leases, and (vii) any Lien that will be satisfied and released at or prior to the Closing;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority;

“Philips Group” means the Vendor and its Affiliates;

“Prior Commitments” has the meaning as defined in the Intellectual Property Assignment Agreement.

“Product” means (i) Sonalleve MR-HIFU or any subsequent, successor or next-generation product the treatment technology of which is primarily based on MR-HIFU and which utilizes the Business Intellectual Property or (ii) any future product that combines the technologies of Sonalleve MR-HIFU and Transurethral UltraSound Ablation (TULSA-PRO), provided, however, that Product shall not include any consumables;

“Profound Subsidiaries” means: (i) Profound Medical GmbH, (ii) Profound Medical US Inc. and, following Closing, Subco, and "Profound Subsidiary" means any one of them, as the context requires or permits;

“Purchase Price” has the meaning set forth in Section 2.3(a);

“Purchased Assets” means all of the Vendor’s and its Affiliates’ right, title and/or interest in, to and under, or relating to, the assets, properties and undertakings relating to the operation of the Business and including, for greater certainty and without limitation, (i) the Business Books and Records, (ii) the Tangible Assets, (iii) the Goodwill, (iv) the Business Intellectual Property, (v) all prepaid expenses and deposits of the Vendor and any of its Subsidiaries relating to or arising out of the operation of the Business, (vi) subject to Section 2.8, the Transferred Contracts; (vii) subject to Section 2.8 and to the extent transferable under applicable Law, all Transferred Permits (including applications therefor); (viii) all rights of the Vendor and its Affiliates under or pursuant to all warranties, representations and guarantees made by suppliers and manufacturers to the extent relating to the Purchased Assets, (ix) all open and unfulfilled purchase orders of customers with respect to the Product, (x) all marketing assets relating to the operation of the Business, including those listed in Section 1.1-4 of the Disclosure Schedule, and (xi) all other rights, properties and assets of the Vendor or its Affiliates owned by the Vendor or its Affiliates for use in or relating to the operation of the Business of whatsoever nature or kind and wherever situated, but excluding the Excluded Assets;

“Purchaser” has the meaning set forth in the Preamble;

“Purchaser Common Shares” has the meaning set forth in Section 2.3(a)(i);

“Purchaser Employee Plans” has the meaning set forth in Section 4.27(c);

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2;

“Purchaser Intellectual Property” means all of the following which is currently owned by, issued to or licensed to the Purchaser or a Profound Subsidiary, or other rights of the Purchaser or a Profound Subsidiary to use the following (i) patent rights, issued patents, patent applications, patent disclosures., and registrations, inventions, discoveries, developments, concepts, ideas, improvements, processes and methods, whether or not such inventions, discoveries, developments, concepts, ideas, improvements, processes, or methods are patentable or registrable, anywhere in the world, (ii) copyrights (including performance rights) to any original works of art or authorship, including source code and graphics, which are fixed in any medium of expression, including copyright registrations and applications therefor, anywhere in the world, whether or not registered or registrable, (iii) any and all common law or registered trade-mark rights, trade names, business names, trade-marks, proposed trade-marks, certification marks, service marks, distinguishing marks and guises, logos, slogans, goodwill, domain names and any registrations and applications therefor, anywhere in the world, whether or not registered or registrable, (iv) know-how, show-how, confidential information, trade secrets, (v) any and all industrial design rights, industrial designs, design patents, industrial design or design patent registrations and applications therefor, anywhere in the world, whether or not registered or registrable, (vi) any and all integrated circuit topography rights, integrated circuit topographies and integrated circuit topography applications, anywhere in the world, whether or not registered or registrable, (vii) any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing, (viii) any other industrial, proprietary or intellectual property rights, anywhere in the world, and (ix) proprietary computer software (including but not limited to data, data bases and documentation);

“Purchaser Material Adverse Effect” means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), fact, event, violation, inaccuracy, circumstance, state of being or effect that is materially adverse (actually or anticipated, whether financial or otherwise) to the business, assets (including intangible assets), affairs, operations, prospects, liabilities (contingent or otherwise), capital, properties, condition (financial or otherwise), results of operations or control of the Purchaser and the Profound Subsidiaries, on a consolidated basis;

“Purchaser Product” means the medical device currently being developed by the Purchaser and its Subsidiaries, known as the Transurethral UltraSound Ablation (TULSA-PRO) device;

“Purchaser Proposed Amount” has the meaning set forth in Section 2.4;

“Purchaser’s Disclosure Schedule” means the disclosure schedule of the Purchaser attached to this Agreement, including all exhibits thereto;

“Qualifying Jurisdictions” means all of the Provinces of Canada;

“Refund” has the meaning set forth in Section 7.3(d);

“Registered Business Intellectual Property” has the meaning set forth in Section 3.15(a);

“Regular Earn-out Payments” has the meaning set forth in Section 2.3(a)(ii)(C);

“Regulatory Approvals” has the meaning set forth in Section 3.29(a);

“Regulatory Authority” means the Governmental Authority authorized under applicable Laws to protect and promote public health through regulation and supervision of medical products, including, without limitation, the FDA, Health Canada and similar regulatory agencies outside of Canada and the United States;

“Representatives” has the meaning set forth in Section 5.2(b);

“Resale Purchasing Agreement” has the meaning set forth in Section 2.5(a)(i)(C)(3);

“Resolution Period” has the meaning set forth in Section 2.4;

“Restrictive Covenants” has the meaning set forth in Section 13.14;

“Retained Liabilities” means all Liabilities relating to or arising out of the Business or the Purchased Assets, other than the Assumed Liabilities, including, for greater certainty: (i) any Indebtedness of the Vendor and its Affiliates, (ii) all Liabilities and obligations relating to the Excluded Assets and the Excluded Contracts, (iii) all Liabilities and obligations relating to Taxes related to, or arising out of, ownership of the Purchased Assets or operation of the Business in respect of a Vendor Tax Period, (iv) all Transaction Expenses, (v) all Liabilities related to the termination of any individual on or prior to the Closing Date that was employed or retained by the Vendor and its Affiliates prior to the Closing Date, including any termination or severance payment, (vi) all Employee Liabilities (a) accruing on or prior to the Closing Date in respect of all Employees and all employees of the Business and (b) after the Closing Date in respect of the employees of the Business other than the Employees; (vii) all accounts payable arising with respect to goods and services of the Business incurred prior to the Closing Date; and (viii) all Liabilities known or unknown to the Vendor to the extent related to the Business prior to the Transfer Time, including Liabilities relating to recalls for the Product sold prior to the Transfer Time;

“Royalty Payments” has the meaning set forth in Section 2.3(a)(ii)(D);

“Schedules” means the schedules to this Agreement, including, for greater certainty, the Disclosure Schedule;

“Securities Commission” means the applicable securities commission or regulatory authority in each of the Qualifying Jurisdictions and “Securities Commissions” means all of them;

“SR&ED” has the meaning set forth in Section 4.15(c);

“Straddle Period” means any period that includes, but does not end on or before, the Closing Date;

“Subco” has the meaning set forth in the Preamble;

“Subco Shares” has the meaning set forth in the Preamble;

“Subscription Agreement” means the subscription agreement to be entered into between the Purchaser and the Vendor pursuant to which the Vendor will receive the Purchaser Common Shares by way of a prospectus-exempt private placement offering, substantially in the form annexed hereto as Exhibit I;

“Subject Laws” has the meaning set forth in Section 3.22;

“Subsidiary” means, with respect to any Person, any other Person in which such Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person;

“Sunnybrook License Agreement” means the amended and restated technology license agreement entered into on May 16, 2011 between the Purchaser and Sunnybrook Health Sciences Centre, pursuant to which Sunnybrook Health Sciences Centre licenses to the Purchaser certain intellectual property on the terms and conditions set forth therein;

“Supply Agreement” has the meaning set forth in Section 2.5(a)(i)(C)(6);

“Tangible Assets” means the machinery, equipment (including manufacturing equipment), computers (other than leased computers), fixtures, furniture, furnishings, tools, office equipment, supplies, telephones and other tangible personal property (other than Inventory) used primarily in the conduct of the Business at the locations at which the Business is conducted, or otherwise used by the Vendor and its Affiliates primarily in the conduct of the Business, as more fully set forth on Section 1.1-5 of the Disclosure Schedule, which Schedule shall be updated at Closing;

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” has the meaning set forth in Section 3.18(a)(i);

“Taxes” has the meaning set forth in Section 3.18(a)(i);

“Third Party” means any Person other than the Parties and their Affiliates;

“Threshold” has the meaning set forth in Section 10.3(ii);

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property;

“Transaction” has the meaning set forth in Error! Reference source not found.;

“Transaction Expenses” means: (i) the legal, accounting, financial advisory and other Third Party advisory or consulting fees of the Vendor or its Affiliates incurred in connection with the transactions contemplated by this Agreement; and (ii) all transaction or stay bonuses or similar amounts payable to officers, directors or employees of the Vendor or its Affiliates to the extent arising as a result of the execution and delivery of this Agreement or the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

“Transfer Time” has the meaning set forth in the Preamble;

“Transferred Contracts” means those Contracts listed on Section 1.1-3 of the Disclosure Schedule;

“Transferred Permits” means the import Permits necessary for operation of the Business and transfer of the Product;

“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Purchaser and the Vendor in a form to be mutually agreed by the Parties;

“Treaty” has the meaning set forth in Section 2.3(b);

“TSXV” means the TSX Venture Exchange;

“Vendor” has the meaning set forth in the Preamble;

“Vendor Indemnified Parties” has the meaning set forth in Section 10.4;

“Vendor Proposed Amount” has the meaning set forth in Section 2.4;

“Vendor Tax Period” means and includes any and all periods ending before the Closing Date and, in addition, the portion of any Straddle Period that consists of a partial period deemed to end immediately before the Closing Date; provided, that in the case of any Straddle Period, for purposes hereof, the Business Books and Records shall be deemed to have been closed at and as of the beginning of the Closing Date;

“Vendor Update” has the meaning set forth in Section 5.8;

Section 1.2	Knowledge of the Vendor.

For purposes of this Agreement, the term or phrase “Knowledge of the Vendor” shall mean and be limited to the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.2 of the Disclosure Schedule, in each case after reasonable inquiry of each senior management level Person who reports directly to such Person, and without personal liability for any such knowledge.

Section 1.3	Generally Accepted Accounting Principles.

In this Agreement, except to the extent otherwise expressly provided, references to “generally accepted accounting principles” means International Financial Reporting Standards adopted by the International Accounting Standards Board in effect from time to time, consistently applied. References to “Finnish GAAP” means generally accepted accounting principles in Finland, which are subject to the Finnish Accountancy Act (1336/1997, as amended) and the Finnish Accountancy Regulation (1339/1997, as amended), as consistently applied by Subco.

Section 1.4	Calculations in Euros.

Except to the extent expressly provided, all amounts in this Agreement are stated and shall be paid in Euros.

Section 1.5	Interpretation.

Unless otherwise expressly provided, the following rules of interpretation shall apply:

(a)       The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof;

(b)       Unless otherwise indicated, all references herein to sections, articles, exhibits or schedules, shall be deemed to refer to Sections, Articles, Exhibits or Schedules of or to this Agreement, as applicable;

(c)       The use in this Agreement of the masculine pronoun in reference to a Person shall be deemed to include the feminine or neuter, and vice versa, as the context may require;

(d)       Any reference to the singular in this Agreement shall also include the plural and vice versa, as the context may require;

(e)       References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement, unless the context otherwise requires;

(f)       Any reference to a number of days shall refer to calendar days unless Business Days are specified;

(g)       The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document;

(h)       The words “include”, “includes” and “including” mean “include”, “includes” and “including”, in each case, “without limitation”; and

(i)        The words “ordinary course of business” mean, with respect to an action taken by a Person, the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person.

Section 1.6	Schedules.

The following are the schedules attached to this Agreement:

Section 1.1-1	Employees
Section 1.1-2	Material Supplier Contracts
Section 1.1-3	Contracts
Section 1.1-4	Purchased Assets
Section 1.1-5	Tangible Assets
Section 1.2	Individuals with Knowledge of the Vendor
Section 2.7	Allocation of Purchase Price
Disclosure Schedule
Purchaser Disclosure Schedule

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1	Purchase and Sale of Subco Shares and Class A Patents and Trademarks.

Subject to the terms of this Agreement, the Vendor shall sell, transfer, assign, convey and deliver the Class A Patents and Trademarks and the Subco Shares, free and clear of all Liens, other than restrictions on transfer contained in Subco’s constituting documents and applicable securities Laws and other than as set forth herein, to the Purchaser or, at the direction of the Purchaser, to the Purchaser and/or a permitted assignee of the Purchaser in accordance with Section 13.11, and the Purchaser or such permitted assignee shall purchase, accept and receive, all right, title and interest in or to the Class A Patents and Trademarks and the Subco Shares.

Section 2.2	Assumption of Liabilities.

The Assumed Liabilities shall be assumed by Subco pursuant to the Asset Transfer Agreements and shall be timely paid, performed and discharged, as the case may be, by Subco in accordance with their terms. The Retained Liabilities shall be timely paid, performed and discharged, as the case may be, by the Philips Group, in accordance with their terms.

Section 2.3	Purchase Price.

(a)       The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Subco Shares and the Class A Patents and Trademarks shall be equal to:

(i)	7,400,000 common shares of the Purchaser (the “Purchaser Common Shares”), issued by way of prospectus-exempt private placement offering (the “Base Purchase Price Shares”);

(ii)	the earn-out payments payable as follows:

(A)	5% of Net Sales occurring only after the Closing in the calendar year 2017;

(B)	6% of Net Sales occurring in the calendar year 2018; and

(C)	7% of Net Sales occurring in calendar years 2019 and 2020 (the payments referred to in clauses (A), (B) and (C) collectively, “Regular Earnout Payments”); and

(D)	To the extent the Purchaser sublicenses out the Business Intellectual Property to a Third Party, the Purchaser shall pay the Vendor [Redacted – Commercially Sensitive] of royalties in respect of sales received by the Purchaser under such license agreements during 48 months after Closing Date the (“Royalty Payments”).

The Regular Earnout Payments and Royalty Payments shall be made on a monthly basis within 30 days after the end of each applicable calendar month; and

(iii)	if the cumulative Net Sales for the full calendar years 2017 through 2020 exceeds €45,300,000, a single additional earn-out payment will be payable by the Purchaser to the Vendor (the “Additional Earnout Amount”). The Additional Earnout Amount shall be equal to 7% of Net Sales for the period beginning after the Closing Date and through December 31, 2019. The Additional Earnout Amount, if any, shall be paid on the later of (a) March 31, 2021 or (b) once the annual confirmation with respect to Net Sales and Royalty Payments for the calendar year ending 2020 is final, binding and conclusive on the Parties in accordance with Section 2.4.

For greater certainty, all amounts payable in Section 2.3(a)(ii) and Section 2.3(a)(iii) shall be paid in Euros.

(b)       The Purchaser shall be entitled to deduct or withhold from the cash components of the Purchase Price any amounts required to be deducted or withheld under applicable Law with respect to Taxes. Provided the Vendor will provide any further documentation reasonably requested by the Purchaser from time to time in relation to the Vendor’s residency status and entitlement to the full benefits under the Canada-Netherlands Income Tax Convention (1986) as amended (the “Treaty”), the Purchaser shall (i) consider in good faith such status and entitlement to full benefits of the Vendor under the Treaty when determining the amount of Canadian taxes to be withheld from payments by the Purchaser to the Vendor and (ii) use commercially reasonable efforts to cooperate with the Vendor to minimize the amounts of such Canadian taxes it withholds, including, to the extent applicable and necessary or desirable, negotiating with the Vendor in good faith to agree on an allocation of payments into categories that (A) are not subject to Canadian withholding tax pursuant to the Tax Act, or (B) are subject to Canadian withholding tax pursuant to the Tax Act and (I) are eligible for a full exemption from Canadian withholding tax under the Treaty, or (II) are eligible for a reduction in the rate of Canadian withholding tax under the Treaty, or (III) are not eligible for any Treaty relief. The Vendor agrees to indemnify and hold the Purchaser Indemnified Parties harmless against any Canadian withholding tax and related interest and penalties that are assessed against the Vendor by the Canada Revenue Agency and reasonable third party costs and expenses incurred in connection with any audit by or dispute with the Canada Revenue Agency, as a result of the Purchaser and the Vendor agreeing that Treaty relief is available to the Vendor pursuant to clause (ii)(B)(I) or (ii)(B)(II) above. Any amount deducted and withheld pursuant to this Section 2.3(b) shall be remitted by the Purchaser to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Vendor.

Section 2.4	Accounting.

The Purchaser shall calculate the Regular Earnout Payments and the Royalty Payments and provide the Vendor with an accounting (including a schedule summarizing Net Sales) simultaneously on the date on which they are due. Such calculations and schedules shall set forth the applicable information on a country-by-country basis and shall further set forth all applicable calculations of currency exchange rates (based upon the average of the daily average exchange rate published by the Bank of Canada on the last Business Day of each month) and detail supporting any calculations.

Within three months after the end of each of calendar years 2017, 2018, 2019, 2020 and 2021, the Purchaser shall provide the Vendor with a written confirmation of the actual annual Royalty Payments for the relevant calendar year, as such Royalty Payments are reported by the Purchaser’s accountants in Purchaser’s annual accounts.

If, after completion of its review of the annual confirmation, the Vendor disagrees as to the Regular Earnout Payments, the Additional Earnout Amount or the Royalty Payments, as applicable (the “Purchaser Proposed Amount”), the Vendor shall provide the Purchaser with written notice of each disputed item and a description of the Vendor’s dispute with such item (such description to be in sufficient detail for an auditor to understand the Vendor’s disagreement(s)) as well as the amount which it believes it is owed (the “Vendor Proposed Amount”), such notice to be provided to the Purchaser within fifteen (15) Business Days after completion of its review. In the event of such a dispute, the Parties shall attempt to reconcile in good faith their differences as to such items within thirty (30) days of the Purchaser’s receipt of such notice or such longer period as may be mutually agreed upon by the Parties (the “Resolution Period”), and any resolution by the Parties as to any disputed items shall be final, binding and conclusive on the Parties, except with respect to fraud. If the Parties are unable to reach a resolution with such effect within the Resolution Period, the Parties shall submit the dispute to the Designated Officers who shall submit the dispute to an independent, nationally recognized accounting firm jointly selected by the Parties (an “Independent CPA”). The determination of such dispute by the Independent CPA (the “Determined Amount”) shall be final, binding and conclusive on the Parties, except with respect to fraud. The fees and expenses of the Independent CPA shall be allocated between the Purchaser, on the one hand, and the Vendor, on the other hand, as follows: (i) the Vendor shall pay a fraction of such fees and expenses equal to (a) the difference between the Vendor Proposed Amount and the Determined Amount divided by (b) the difference between the Vendor Proposed Amount and the Purchaser Proposed Amount (the “Full Disputed Amount”) and (ii) the Purchaser shall pay a fraction of such fees and expenses equal to (a) the difference between the Purchaser Proposed Amount and the Determined Amount divided by (b) the Full Disputed Amount.

Once the annual confirmation is final, binding and conclusive on the Parties, either as mutually agreed by the Parties, as determined by the Independent CPA or by the Vendor not issuing (in time) a notification of dispute, each in accordance with above paragraphs, the Parties shall balance the Regular Earnout Payments and Royalty Payments as paid by the Purchaser to the Vendor in the relevant calendar year against the amounts as included in the annual confirmation and settle accordingly in one payment by the Purchaser to the Vendor, or vice versa (in case the monthly payments exceeded the amounts due under the finally determined annual confirmation). Settlement shall be paid within thirty (30) days from the date the annual confirmation is finally determined.

Section 2.5	Payment of Purchase Price and Closing Deliverables.

(a)	At the Closing,

(i)	the Purchaser shall:

(A)	or shall cause its permitted assignee to, as promptly as practicable at or after the Effective Time, deliver to the Vendor the Base Purchase Price Shares;

(B)	cause Subco to, pay, discharge and perform, as the case may be, from and after the Closing Date, the Assumed Liabilities;

(C)	deliver to the Vendor:

(1)	an officer’s certificate required to be delivered pursuant to Section 9.5;

(2)	a Transition Services Agreement, duly executed by the Purchaser and the applicable permitted assignees of the Purchaser;

(3)	a resale purchasing agreement, substantially in the form attached hereto as Exhibit A, but subject to Local Counsel Review (the “Resale Purchasing Agreement”), duly executed by the Purchaser and the applicable permitted assignees of the Purchaser;

(4)	the intellectual property assignment agreement (the “Intellectual Property Assignment Agreement”) and the intellectual property license agreement (the “Intellectual Property License Agreement”), each in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively, but subject to Local Counsel Review in each case (collectively, the “Intellectual Property Rights Agreements”), duly executed by the Purchaser;

(5)	a loan agreement, in a form to be mutually agreed by the Parties (the “Loan Agreement”), duly executed by the Purchaser;

(6)	a supply agreement, in a form to be mutually agreed by the Parties (the “Supply Agreement”), duly executed by the Purchaser;

(7)	a non-competition and confidentiality agreement, in the form attached hereto as Exhibit C (the “Noncompetition and Confidentiality Agreement”), duly executed by the Purchaser;

(8)	a Subscription Agreement, in a form to be mutually agreed by the Parties, duly executed by the Purchaser, together with the documents deliverable thereunder; and

(9)	such other documents, instruments and certificates as the Vendor may reasonably request.

(ii)	the Vendor shall deliver to the Purchaser:

(A)	officer’s certificates required to be delivered pursuant to Section 8.4;

(B)	the Asset Transfer Agreements duly executed by each of Philips Oy and Philips Medical Systems Nederland B.V. and Subco;

(C)	the Transition Services Agreement duly executed by the Vendor;

(D)	the Resale Purchasing Agreement duly executed by the Vendor or an Affiliate of a Vendor;

(E)	the Intellectual Property Rights Agreements, duly executed by the Vendor;

(F)	the Loan Agreement, duly executed by Philips Medical Systems Nederland B.V.;

(G)	the Supply Agreement, duly executed by Philips Medical Systems Nederland B.V.;

(H)	the Noncompetition and Confidentiality Agreement, duly executed by the Vendor;

(I)	a Subscription Agreement, substantially in the form attached hereto as Exhibit I, duly executed by the Vendor, together with the documents deliverable thereunder;

(J)	share certificates representing the Subco Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank;

(K)	all such release documentation as the Purchaser reasonably deems necessary to effectuate, or reflect on the public record, the release and discharge of any security interests, mortgages and Liens on the Purchased Assets, Subco Shares, or any assets of Subco;

(L)	all other instruments of conveyance and transfer, in form and substance reasonably acceptable to the Purchaser, as may be necessary to transfer the Purchased Assets to Subco and the Subco Shares to the Purchaser or a permitted assignee of the Purchaser in accordance with Section 13.11 (each an “Instrument of Conveyance”);

(M)	resignation letters executed by the members of the board of directors of Subco whereby each such director waives any claims against Subco before the resignation;

(N)	the list of supplier Contracts of the Business pursuant to Section 5.4;

(O)	the material correspondence set forth in Section 5.14;

(P)	a payment made out to the Purchaser in an amount equal to the accrued Liability relating to any remaining Employee holidays existing prior to the Closing Date; and

(Q)	such other documents, instruments and certificates as the Purchaser may reasonably request.

Section 2.6	Payment and Location of Closing.

Any reference in this Agreement to payment shall mean payment by wire transfer of immediately available funds to the bank account or accounts designated by the recipient of such payment in writing to the Purchaser or to the Vendor, as the case may be, not less than two (2) Business Days prior to the date of such payment. The Closing shall be held at the offices of Torys LLP at 79 Wellington Street West, Suite 3000, Toronto, Ontario, M5K 1N2 on the Closing Date or such other place or time as may be agreed by the Purchaser and the Vendor and shall be effective at the close of business of the Vendor on the Closing Date (the “Effective Time”).

Section 2.7	Allocation of Purchase Price.

The Vendor and the Purchaser shall allocate the Purchase Price among the Class A Patents and Trademarks and the Subco Shares as specified in Schedule 2.7 (the “Asset Acquisition Statement”). The Purchase Price for the Class A Patents and Trademarks and the Subco Shares shall be allocated in accordance with the Asset Acquisition Statement, as updated, and all Tax Returns and reports filed by the Purchaser and the Vendor and its Affiliates shall be prepared consistently with such allocation.

Section 2.8	Third Party Consents.

To the extent that any Transferred Contract or Transferred Permit is not, as a matter of Law or by its terms, (i) assignable or transferable or (ii) assignable or transferable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. To the extent that any Transferred Contract is not transferred to the Purchaser in compliance with Section 5.5, then such Transferred Contract shall not be transferred or assigned to the Purchaser pursuant to this Agreement. The Vendor shall use its commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Transferred Contracts or Transferred Permits to Subco in all cases in which such consent is or may be required for such assignment and at its sole cost and expense. If and to the extent that such consent cannot be obtained (except where such consent is implied to have been obtained), the Purchaser shall have no obligation pursuant to Section 2.2 or otherwise with respect to any Transferred Contract or Transferred Permit and the Purchase Price shall not be adjusted. Any increase in fees, charges or other payments resulting after the assignment or transfer shall be borne by the Purchaser and/or Subco.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

Section 3.1	Authority of the Vendor and Subco and Enforceability.

(a)       The execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is a party has been duly authorized by all necessary corporate or other action of the Vendor and Subco.

(b)       This Agreement has been, or in the case of the Other Transaction Documents to which it is a party to be executed and delivered at the Closing such Other Transaction Documents will be, duly executed and delivered by the Vendor and Subco.

(c)       This Agreement constitutes, and upon the execution and delivery of the Other Transaction Documents to which it is a party such Other Transaction Documents will constitute, a legal, valid and binding obligation of the Vendor and Subco and each is, or on Closing in the case of the Other Transaction Documents will be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

(d)       Each of the Vendor and its Affiliates in each case has all necessary corporate power, authority and capacity to enter into and carry out its obligations under this Agreement and the Other Transaction Documents to which each is a party and all other agreements and instruments to be executed by the Vendor and its Affiliates as contemplated by this Agreement and the Other Transaction Documents.

Section 3.2	Organization and Qualification of the Vendor and Subco.

Each of the Vendor, its Affiliates and Subco is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease the assets and properties of the Business. Each of the Vendor, its Affiliates and Subco is duly qualified, licensed and authorized to do business as a foreign corporation or an extra-provincial corporation, as applicable, and is in good standing as a corporation, foreign corporation or an extra-provincial corporation, as applicable, with respect to the Business, except where the failure to be so licensed, qualified or authorized would not be material.

Section 3.3	Subco Shares.

The Vendor owns the Subco Shares free and clear of all Liens other than any restrictions on transfer contained in the constituting documents of Subco. The Subco Shares constitutes all of the issued and outstanding shares of Subco. The Subco Shares are validly issued and fully paid and there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) for the purchase or sale of securities of Subco.

Section 3.4	Corporate Records and Documentation

(a)       True, complete and current copies of the Articles of Association and registration certificate of Subco have been delivered to the Purchaser.

(b)       True, complete and current copies of the share and shareholder register of Subco have been delivered to the Purchaser.

(c)       All corporate documentation of Subco including minutes of the board meetings and shareholders’ meetings exists, is safely stored and is correct, except as would not be material. All such documentation has been provided to Purchaser.

(d)       All filings required by applicable Law to be delivered or made by Subco to company registries have been duly delivered or made on a timely basis.

(e)       No registration filings for Subco are pending and no resolutions have been passed which should be, but have not yet been filed for registration.

Section 3.5	Government Approvals, Notices and Filings.

Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, approval or authorization of, giving of notice to, making filings with or taking of any action in respect of or by any Governmental Authority is required to be obtained or given by the Vendor or Subco with respect to the execution, delivery or performance by the Vendor and Subco of this Agreement or the Other Transaction Documents to which such entity is a party or the consummation of the transactions contemplated hereunder or thereunder.

Section 3.6	Third Party Consents, Approvals and Notices.

Except as set forth in Section 3.6 of the Disclosure Schedule, no consent or approval of, or notice to, any Person (other than any Governmental Authority) is required to be obtained or given by the Vendor or Subco with respect to the execution, delivery or performance by the Vendor and Subco of this Agreement or the Other Transaction Documents to which such entity is a party or the consummation of the transactions hereunder or thereunder.

Section 3.7	Absence of Breach; Non-Contravention.

Except as set forth in Section 3.7 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated herein and therein by the Vendor and Subco does not and will not with the passage of time or the giving of notice or both:

(i)	subject to obtaining the consents and approvals and giving the notices set forth in Section 3.6 of the Disclosure Schedule, result in a breach of or constitute a default by the Vendor or Subco or result in any right of termination, payment or acceleration under any Transferred Contract;

(ii)	subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Section 3.5 of the Disclosure Schedule, result, except on account of facts or circumstances concerning the Purchaser and/or its Affiliates, in a violation of or default under any Law, any Order or any Permit, now in effect having applicability to the Business, the Purchased Assets or Subco, except for any such violation or default which would not be material; or

(iii)	violate any provisions of any charter document or by-law of the Vendor or Subco.

Section 3.8	Financial Information.

The carve-out financial statements for the Business provided by the Vendor in folder 2.1.1 of the Vendor’s electronic data room on the Merrill website at https://eu1.merrillcorp.com, as in effect at 5:00 p.m. (Toronto time) on June 29, 2017 (the “Data Room”) has been prepared in good faith by using assumptions that the Vendor considered were reasonable at the time they were made and have been prepared based upon the Business Books and Records.

Section 3.9	Absence of Other Liabilities

Except Liabilities that are (i) disclosed in Section 3.9 of the Disclosure Schedule, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of the Business, none of the Vendor or Subco have any Liabilities with respect to the Business. Except as set forth in Section 3.9 of the Disclosure Schedule, Subco has no Indebtedness. Subco has not declared any dividend or distribution that has not yet been paid.

Section 3.10	Title to Assets

(a)       Except as set forth in Section 3.10 of the Disclosure Schedule, the Vendor, Philips Oy or Philips Medical Systems Nederland B.V. is the sole legal and beneficial owner and, where its interests are registrable, the sole record owner, of the Purchased Assets, with good and valid title thereto, free and clear of any Liens other than Permitted Liens, and the Vendor is exclusively entitled to possess and dispose of same (subject only, in the case of the Transferred Contracts and the Transferred Permits, to the extent assignable and transferable under Law and the necessity of obtaining consents to their assignment or otherwise to the transactions contemplated hereunder).

(b)       The Purchased Assets, the assets for which Subco has a valid and enforceable right under Contract to use, and the services contemplated by the Transition Services Agreement, the Intellectual Property License Agreement, the Supply Agreement and the Resale Purchasing Agreement constitute all of the assets, properties, rights, undertakings and goodwill (i) necessary to conduct the Business as currently conducted and as conducted during the prior twelve months and (ii) sufficient, except for the third party software to be licensed to the Purchaser or its Affiliate pursuant to provisions of the IT Transitional Service Level Agreement to be entered between Philips Electronics Nederland B.V. and the Purchaser or an Affiliate on the Closing Date, for the continued conduct of the Business after the Closing in substantially the same manner as conducted during the prior twelve months. The Purchased Assets to be owned by Subco as of the Closing Date, having regard to their age and use, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of them is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. None of the Excluded Assets are material to the Business.

(c)       Except as set forth in Section 3.10 of the Disclosure Schedule, neither Vendor nor Subco leases any tangible assets used to conduct the Business, except for those assets that are not material. Each Contract providing Subco the right to use a Tangible Asset is a legal, valid and binding Contract, enforceable in accordance with its terms against Subco and, to the Knowledge of the Vendor, of each other Person that is party thereto, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles. Subco has not received any written notice since the date of its formation that it is in default in payment or in performance of its material obligations under any such Contract.

Section 3.11	Absence of Changes.

Except as set forth in or contemplated or permitted by this Agreement or in Section 3.11 of the Disclosure Schedule, since December 31, 2016, (i) the Business has been conducted in all material respects in the ordinary course, (ii) there has not occurred a Material Adverse Effect, (iii) there has not been any material change in any method of accounting or accounting practice for the Business, except as required by generally accepted accounting principles, and (iv) no action has been taken which, if such action had been taken after the date of this Agreement, would require consent pursuant to Section 5.1 hereof.

Section 3.12	Leased Real Property.

The Vendor or an Affiliate of the Vendor has a lease for the premises used by Subco in the operation of the Business, which lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Vendor or an Affiliate of the Vendor, and to the Knowledge of the Vendor, of each other Person that is a party thereto, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles. The Vendor or an Affiliate of the Vendor shall provide access to Subco to the premises used by Subco in the operation of the Business following the Closing under the transitional services level agreement and subject to the relevant terms and conditions of the transitional services level agreement.

Section 3.13	Owned Real Property.

(a)       None of the Vendor, any of its Affiliates or Subco owns any real property that is used in connection with the Purchased Assets.

Section 3.14	Contracts.

(a)       There are no Contracts that are material to the Business except for the Transferred Contracts and the Material Supplier Contracts and, as of the Closing, the Other Transaction Documents. All Transferred Contracts are in full force and effect and constitute valid and binding obligations of the Vendor and Subco, as applicable, and, to the Knowledge of the Vendor, the other parties thereto in accordance with their respective terms and conditions.

(b)       Except as disclosed in Section 3.14(b) of the Disclosure Schedule, (i) none of the Vendor or Subco, nor, to the Knowledge of the Vendor, any other party thereto, is in breach or default of any material provision of any Transferred Contract to which it is a party, and (ii) to the Knowledge of the Vendor, no event or circumstance has occurred which with lapse of time or the giving of notice or both would constitute a material breach or default by the Vendor, Subco or any other party thereto with respect to any Transferred Contract to which it is a party. None of the Vendor or Subco have received any written notice within the preceding two (2) years of any material default under any Transferred Contract that has not been cured or any written termination notice regarding any Transferred Contract that has not been resolved with respect thereto.

Section 3.15	Intellectual Property Rights.

(a)       Section 3.15(a) of the Disclosure Schedule lists all Business Intellectual Property owned by the Vendor and used in or related to the operation of the Business, that is applied for or registered (the “Registered Business Intellectual Property”), each of which the Vendor or its Affiliates has all right, title and interest in, free and clear of all Liens except Permitted Liens and for Prior Commitments, and all of such right, title and interest in will not be adversely affected by the transactions contemplated by this Agreement. Section 3.15(a) of the Disclosure Schedule additionally lists in a separate section all Business Intellectual Property that is not owned by the Vendor or its Affiliates, but used in or related to the operation of the Business (the “Licensed Intellectual Property”), each of which the Vendor or an Affiliate has a valid and binding right under Contract to use.

(b)       In respect of the Business Intellectual Property, all registrations with and applications to Governmental Authorities are valid, enforceable and in full force and effect, all necessary filing, maintenance, and renewal fees have been timely paid, and all necessary documents, certificates, and other relevant filings have been timely filed with the relevant Governmental Authorities for the purpose of maintaining all issuances, registrations and applications and for recording title in the name of the Vendor and the co-owner of the Class A Patents and Trademarks that are the subject of the Prior Commitments, each inventor or author has assigned all Intellectual Property Rights in any said registration or application to the Vendor or Subco, and no inventor or author has any outstanding right to compensation for Intellectual Property Rights in any said registration or application. Except as set forth in Section 3.15(b) of the Disclosure Schedule and to the Knowledge of the Vendor: (i) the making, using, selling or practice of any products, methods, or services under the Business Intellectual Property does not infringe, constitute an unauthorized use or misappropriation of or violate any Intellectual Property Rights of any Third Party; (ii) the operation of the Business as currently conducted does not infringe or misappropriate any Intellectual Property of any other Person; and (iii) no other Person is infringing or misappropriating any of the Business Intellectual Property. None of the Vendor, its Affiliates or Subco has received any written notice within the past six (6) years: (i) of allegations that the conduct of the Business has violated any Intellectual Property Rights of any Person; (ii) of any default or any event that with notice or lapse of time, or both, would constitute a default under any Business Intellectual Property license, assignment, grant, agreement, or contract which the Vendor, any of its Affiliates or Subco is a party or by which it is bound; and (iii) challenging use, the right to use, or ownership by the Vendor, any of its Affiliates or Subco of any Business Intellectual Property.

(c)       There are no restrictions on the right to sell goods or offer services in connection with the Business, or to transfer, license, use, modify or otherwise exploit any Business Intellectual Property, except for the Prior Commitments. None of the Vendor, any of its Affiliates or Subco have entered into any agreement to indemnify any other person against any charge of infringement of any Third Party Intellectual Property by the Business conducted by the Vendor, any of its Affiliates and Subco or otherwise. Each of the Vendor, its Affiliates and Subco has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets and confidential information of the Business.

(d)       Except as set forth in Section 3.15(d) of the Disclosure Schedule, all current and former employees, contractors, agents and consultants of the Vendor and its Affiliates with respect to the Business and Subco have executed a nondisclosure and assignment of inventions agreement in the form reasonably sufficient to protect the confidentiality and to vest in the Vendor or Subco exclusive ownership of the Business Intellectual Property. To the Knowledge of the Vendor, no employee, contractor, agent or consultant of the Vendor or its Affiliates with respect to the Business or Subco has used any Trade Secrets or other confidential information of any other person in the course of their work for the Vendor, its Affiliates or Subco. Except as set forth in Section 3.15(d) of the Disclosure Schedule, none of the Vendor, its Affiliates or Subco have any written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of Intellectual Property or other works created by them as a result of which any such employee, contractor, agent or consultant may have any rights whatsoever to the portions of the Business Intellectual Property so created by such individual, except as required by applicable Law.

(e)       To the Knowledge of the Vendor, no Employee is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such Employee to be employed or engaged by Subco because of the nature of the business conducted or to be conducted by Subco or relating to the use of Intellectual Property of others, and to the Knowledge of the Vendor, the continued employment or retention of the Employees does not subject the Vendor, its Affiliates, Subco or the Business to any liability with respect to any of the foregoing matters.

(f)       Neither of the Vendor nor Subco is aware that any of the Employees is (i) subject to confidentiality restrictions in favor of any Third Person the breach of which could subject Subco or the Business to any material liability, or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Subco or the Business, or that would conflict with the Business as presently conducted. No Employee is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract that could reasonably be expected to have an adverse effect on the protection, ownership, development, use or transfer of any Business Intellectual Property.

(g)       Neither of the Vendor nor Subco has deposited, nor is obligated to deposit, any item of any Business Intellectual Property into any escrow or similar arrangement and neither of the Vendor nor Subco is under any contractual or other obligation to disclose any material proprietary information included in or relating to the Products of the Business.

Section 3.16	Employee Benefit Plans.

(a)       Section 3.16(a) of the Disclosure Schedule lists all employee benefit plans relating to the Employees (individually, referred to as a “Business Benefit Plan” and, collectively, referred to as the “Business Benefit Plans”), including all plans, agreements, arrangements or policies relating to employment, sick pay, retirement or leave, vacation pay or severance pay, deferred or incentive compensation, pension, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits.

(b)       Copies of each Business Benefit Plan and the most recent summary plan description for each Business Benefit Plan for which a summary plan description is required by Law, have been provided to the Purchaser prior to the date hereof. True, accurate and complete copies of all material documents relating to each of the Business Benefit Plans have been provided to the Purchaser prior to the date hereof, including:

(i)	all material documents establishing, creating or amending each Business Benefit Plan, including all prior versions of those documents and amendments thereto;

(ii)	all trust agreements and funding agreements relating to the Business Benefit Plans, including all prior versions of those documents and amendments thereto;

(iii)	all material Contracts relating to the Business Benefit Plans, including insurance Contracts, investment management agreements, subscription agreements and participation agreements;

(iv)	to the Knowledge of the Vendor, all material booklets, summaries, notices or manuals prepared for or circulated to employees generally concerning each Business Benefit Plan; and

(v)	all material data, Books and Records required to administer the Business Benefit Plans.

(c)       Each Business Benefit Plan has been registered, administered, operated and funded, where applicable, in accordance with the terms thereof and all applicable Laws, except where such failure to be registered, administered, operated or funded is not material. Other than claims in the ordinary course of business with respect to the Business Benefit Plans, there are no actions, suits or claims pending with respect to any Business Benefit Plan.

(d)       To the Knowledge of the Vendor, no default or violation by any other Person in respect of the Business Benefit Plans has occurred. No Taxes, non-Tax related interest, penalties or fees are owing or exigible under any of the Business Benefit Plans.

(e)       Except as disclosed in Section 3.16(e) of the Disclosure Schedule, there are no improvements, increases or changes promised to the benefits provided under the Business Benefit Plans nor is there any pattern of ad hoc benefit increases and none of the Business Benefit Plans provide for benefit increases or the acceleration of funding obligations that are contingent on, or will be triggered by, the entering into of this Agreement or the completion of the transaction contemplated hereby.

(f)       There is no Claim by any applicable Governmental Authority, or by any Person (other than routine Claims for payment of benefits) pending or, to the Knowledge of the Vendor, threatened in respect of any of the Business Benefit Plans or its assets and, to the Knowledge of the Vendor, no facts exist which could reasonably be expected to give rise to any such Claim (other than routine Claims for payment of benefits).

(g)       With respect to any of the Business Benefit Plans which are registered under any applicable Law, no event has occurred respecting that Business Benefit Plan which could result in the revocation of that registration or entitle any Person (without the consent of the Vendor) to wind up or terminate the Business Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the Tax-favoured status thereof or its qualification as a particular type of plan under applicable tax Law.

(h)       No material changes have occurred in respect of each of the Business Benefit Plans since the date of its most recent financial, accounting, actuarial or other report, as applicable, filed with any applicable Governmental Authority (where applicable) in connection with that Business Benefit Plan, nor have there been any events occurring prior to the most recent financial, accounting, actuarial or other report which are not disclosed in that report which could reasonably be expected to adversely affect the relevant report or to have materially affected the financial status of that Business Benefit Plan. No Business Benefit Plan is subject to any retroactive adjustment of premiums, contributions or payments.

(i)        Each of the Business Benefit Plans, which purports to qualify as a particular type of plan under applicable tax Law or which has or purports to have Tax-favoured treatment, to the Knowledge of the Vendor, meets all requirements in effect under applicable tax Law for such qualification or treatment, and has complied with the provisions of applicable tax Law and the administrative practices of the applicable tax authority applicable to that type of plan or treatment.

(j)        None of the Vendor or Subco maintains any Business Benefit Plan, as applicable, which provides post-retirement benefits to the Employees.

(k)       Notwithstanding any provision of this Agreement to the contrary, this Section 3.16, Section 3.17 and Section 3.15(d), (e) and (f) shall be the exclusive representations and warranties in respect of all matters respecting employment, incentives, labour and benefits (including the Business Benefit Plans) and conditions, liabilities or Losses arising from any such matters relating to the Employees.

Section 3.17	Employees; Labor Relations.

(a)       Subject to Section 6.1 hereof, set forth in Section 3.17(a) of the Disclosure Schedule is a list setting forth each of the following:

(i)	the identification number and titles of all Employees, together with their location of employment and name of employer;

(ii)	the date that each Employee was hired and their age;

(iii)	the effective and expiry date of any written employment, engagement, severance, consulting, temporary, fixed-term or indefinite agreement respecting each Employee, if any;

(iv)	the rate of annual remuneration or hourly wage rate of each Employee;

(v)	all additional compensation paid to the Employee or to which the employee is entitled (i.e. bonuses, incentive or performance payments, profit-sharing or stock options, premiums, allowances, etc.);

(vi)	whether or not the Employee is actively employed or inactive and if inactive, the reason they are inactive, their last day worked, and the nature of any benefits to which they are entitled; and

(vii)	the particulars of any other non-customary terms and conditions of employment or engagement.

(b)       The Vendor has provided the Purchaser with true, complete and correct copies of all written Contracts of employment with any Employee. Except as provided in Section 3.17(b) of the Disclosure Schedule, none of the Vendor, its Affiliates or Subco has (i) any written severance agreement with any Employee, (ii) any written “golden parachute” agreement, “golden handcuffs” agreement or similar Contract to provide a severance, termination, retirement or post-retirement or stay-on bonus to any Employee following a change in control of any such Party, or (iii) any other written Contract that provides benefits of any type to any Employee conditioned on any change in control of any such Party. Except as set forth in Section 3.17(b) of the Disclosure Schedule, none of the Vendor, its Affiliates or Subco has a severance policy that provides for any severance benefits to any Employee (i) simply as a consequence of the occurrence of a change in control of such Party or (ii) who leaves the employ of a Party voluntarily following the occurrence of any change in control of such Party.

(c)       All accruals for unpaid vacation pay, premiums and contributions, accrued wages, salaries, bonuses, commissions and other forms of performance or incentive based compensation have been reflected in the books and records of the Vendor or Subco as applicable. The Vendor, its Affiliates and Subco have paid when due all contributions required to be paid in respect of pension plans or undertakings (including liabilities for part-time, unemployment and disability retirement) to the extent required by relevant plan or undertaking, applicable laws or collective bargaining agreement. There are no unfunded or underfunded pension liabilities.

(d)       All such employees of the Business whose employment has been terminated prior to the date of this Agreement and that will as at Closing be subject to any re-employment duty under the Employment Contract Act (55/2001) are listed in Section 3.17(d) of the Disclosure Schedule (including true and complete information of their overall remuneration, i.e. salaries, fringe benefits and other material employment benefits, as at the moment of termination of employment).

(e)          The Vendor, its Affiliates and Subco have fulfilled all obligations concerning employee inventions in respect of the Business and there are no pending, or to Knowledge of Vendor, threatened Claims against the Vendor, its Affiliates or Subco under an agreement or Law providing an Employee any compensation or ownership in respect of any rights or interests in such Intellectual Property.

(f)           Except as provided in Section 3.17(f) of the Disclosure Schedule, there are no outstanding, pending, or, to the Knowledge of Vendor, threatened, Claims, Legal Proceedings or settlements, concerning service and employment contracts, profit-sharing, bonus schemes and incentive programs binding upon the Vendor, its Affiliates or Subco regarding the Business or any Employee, Collective Bargaining Agreements, working conditions or the relationship between the Vendor, its Affiliates or Subco and any employee of the Business (whether current or former). To the Knowledge of the Vendor, the Business is currently being performed in accordance with all such applicable labour and employment Laws, except as not material. All costs, charges, surcharges, penalties, fines, Liens (other than Permitted Liens), experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational health and safety claims applicable to the Vendor, its Affiliates or Subco have been paid or accrued and there has not been any special or penalty charge or assessment under those legislation against the Vendor, its Affiliates or Subco that has not been paid.

(g)          There are no labour proceedings pending or unfair labour practice complaints or, to the Knowledge of the Vendor, threatened before any Governmental Authority in any jurisdiction with respect to the Business against Subco, the Vendor or its Affiliates that would be material. There is no labour strike, work stoppage or lockout pending or, to the Knowledge of the Vendor, threatened against the operations of the Business. Except as disclosed in Section 3.17(g) of the Disclosure Schedule, none of the Vendor or Subco is a party to or bound by any Collective Bargaining Agreement with respect to the Employees.

(h)          Section 1.1-1 of the Disclosure Schedule is true and correct and exhaustively lists any and all employees that will transfer from Vendor or its Affiliates to Subco prior to Closing pursuant to the Chapter 1, Section 10 of the Finnish Act on Employment Contracts or otherwise. Subco does not have and will not have any other employees other than the Employees.

Section 3.18       Taxes and Tax Returns.

(a)          Except as set forth in Section 3.18 of the Disclosure Schedule:

(i)	each of the Vendor, its Affiliates with respect to the Business and Subco has filed or caused to be filed on a timely basis all Tax and information returns, reports or other declarations relating to Taxes required to be filed by it (collectively, the “Tax Returns”) and all such Tax Returns are complete and correct in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading, and each of the Vendor, its Affiliates and Subco has paid or caused to be paid, except where any failure to so pay would be immaterial (A) all federal, provincial, state, local and foreign taxes, direct or indirect Taxes, including, but not limited to, income, profits, franchise, property (real, tangible and intangible), sales, use, value added, goods and services, unemployment, withholding, gross receipts, business license, transfer, capital, net worth, gains, excise, social security and estimated income and franchise tax payments, and penalties, interest and fines with respect to any thereof and (B) any Liability in respect of any items described in the preceding clause (A) payable by reason of Contract, assumption, transferee liability or operation of legal requirements (items listed in (A) and (B) are collectively referred to as “Taxes”) due and payable by it;

(ii)	there are no Legal Proceedings now pending or, to the Knowledge of the Vendor, threatened against the Vendor or its Affiliates with respect to the Business or Subco in respect of any Taxes;

(iii)	none of the Vendor or its Affiliates with respect to the Business or Subco has executed any waiver of any statute of limitations on the assessment or collection of Taxes or executed any agreement now in effect extending the period of time of the filing of any Tax Return, or to assess, pay or collect any Taxes;

(iv)	neither the Subco Shares nor the Class A Patents and Trademarks is “taxable Canadian property” of the Vendor for purposes of the Tax Act;

(v)	there are no Liens for Taxes (other than Permitted Liens) upon, pending against or, to the Knowledge of the Vendor, threatened against any Purchased Asset, the Class A Patents and Trademarks or any Subco Shares;

(vi)	each of the Vendor with respect to the Business and Subco has withheld or collected all Taxes required to be withheld or collected by it and has remitted the same to the proper Tax or other receiving authority within the time required under applicable Law; and

(vii)	it is a resident of Netherlands for purposes of the Treaty and is entitled to the full benefits of the Treaty.

Section 3.19       Insurance.

There is no material claim pending under any insurance policies as to which coverage has been questioned, denied or disputed in relation to the Business. No written notice of default, cancellation, termination or increase in premium has been received within the preceding three (3) years with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.20       Environmental Matters.

Except as set forth in Section 3.20 of the Disclosure Schedule:

(a)          the operations of the Vendor, its Affiliates and Subco with respect to the Business and the Purchased Assets, as applicable, are in compliance in all material respects with applicable Environmental Laws, and the Vendor, its Affiliates and Subco, as applicable, possesses all material Permits required under applicable Environmental Laws for the conduct of the Business and the operation of the Purchased Assets as currently conducted and operated and all such Permits are valid and in full force and effect;

(b)          each of the Vendor, its Affiliates and Subco has not within the past three (3) years received any written notice from any Governmental Authority alleging non-compliance with any applicable Environmental Law with respect to the Business or the Purchased Assets, as applicable;

(c)          to the Knowledge of the Vendor, no Environmental Release or threatened Environmental Release has occurred in the last two (2) years or is occurring at, under or from, and no condition or circumstance exists at any real property currently or previously owned or operated by the Vendor or its Affiliates in connection with the Business or by Subco for which applicable Environmental Law requires as of the date hereof (i) notice to any public or private entity or Person, (ii) further investigation, or (iii) any form of remediation;

(d)          there are no Legal Proceedings of any kind or nature pending or, to the Knowledge of the Vendor, threatened against the Vendor, its Affiliates or Subco with respect to the Business, the Purchased Assets or the Assumed Liabilities, as applicable, that pertain or relate to (i) any obligations or Liabilities arising under any applicable Environmental Law, (ii) violations or alleged violations of any applicable Environmental Law, or (iii) personal injury or property damage Claims relating to the use or Environmental Release of Hazardous Materials;

(e)          none of the Vendor, its Affiliates or Subco is subject to any outstanding Order with any Governmental Authority respecting any Environmental Law with respect to the Business or the Purchased Assets, as applicable; and

(f)           each of the Vendor, its Affiliates and Subco has made available to the Purchaser all environmental investigation reports, studies, audits, tests or other analyses conducted by it within the last two (2) years or in its possession in relation to the Business or the Purchased Assets.

Section 3.21       Permits.

Except as disclosed in Section 3.21 of the Disclosure Schedule, for the Transferred Permits, the CE Mark and the VAT registration, no Permits are necessary for the lawful operation of the Business and possession of the Purchased Assets, as presently conducted and held. The only material Permit is the CE Mark.

Section 3.22       Compliance with Laws.

Except as set forth in Section 3.22 of the Disclosure Schedule, each of the Vendor, its Affiliates and Subco is in compliance with the requirements of all applicable Laws and Orders which affect the Business or the Purchased Assets, as applicable (the “Subject Laws”), except as would not be material. None of the Vendor, its Affiliates or Subco has received within the last thirty-six (36) months any written notice or other written communication from any Governmental Authority with respect to an alleged violation and/or failure to comply with the Subject Laws. Without limiting the foregoing, none of the Vendor, its Affiliates or Subco, or, to the Knowledge of the Vendor, any director, officer, employee, agent or representative of the Vendor, its Affiliates or Subco, acting on behalf of any of them has paid or received any bribes or kickbacks to or from any Person in violation of any applicable Law.

Section 3.23       Litigation.

Except as set forth in Section 3.23 of the Disclosure Schedule, there are no (i) Legal Proceedings pending for which the Vendor, its Affiliates or Subco has been served or given written notice or, to the Knowledge of the Vendor, threatened against the Vendor, its Affiliates or Subco with respect to the Business, the Subco Shares or the Purchased Assets, as applicable, or (ii) Orders outstanding against the Vendor, its Affiliates or Subco with respect to the Business, the Subco Shares or the Purchased Assets, as applicable.

Section 3.24       Affiliate Transactions.

No officer, director or Affiliate of the Vendor or Subco provides or causes to be provided any assets, services or facilities used in connection with the Business (ii) the Business does not provide or cause to be provided any assets, services or facilities to such officer, director or Affiliate and (iii) no officer, director or Affiliate of the Vendor is party to a Transferred Contract with Subco.

Section 3.25       Suppliers.

None of the Vendor, its Affiliates or Subco has received written notice within the past three (3) years from any counterparty to a Material Supplier Contract to the effect, to the Knowledge of the Vendor, no such supplier intends to (a) stop supplying materials, products or services to the Business, (b) reduce the volume of sales such supplier is willing to make to the Business where such reduction is material, (c) decrease the rebates, discounts, customer support payments or similar economic benefits provided to the Business or increase the prices charged to the Business where such decrease or increase, as applicable, is material (d) otherwise adversely alter the terms on which it conducts business with the Business where such alteration is material.

Section 3.26       Customers.

Section 3.26 of the Disclosure Schedule sets forth, for the twelve months ended March 31, 2017, the names of the customers of the Business. As of the Closing Date, none of the Vendor, its Affiliates or Subco has received written notice within the past three (3) years from any customer set forth in Section 3.26 of the Disclosure Schedule to the effect, and to the Knowledge of the Vendor no such customer intends to (a) stop buying products or services of the Business or (b) otherwise adversely alter the terms on which it conducts business with the Business where such alternation is material.

Section 3.27       Inventory.

Subco does not have any purchase orders (i) outstanding for raw materials or parts that may not be cancelled or otherwise modified or reduced without penalty and that (ii) obligate Subco or the Business to purchase raw materials or parts for a period longer than six (6) months.

Section 3.28       Product Warranties; Product Liability.

The Vendor has provided the Purchaser with true, complete and correct copies of the standard terms and conditions of sale for the Product containing applicable guaranty, warranty and indemnity provisions. Except as set forth in Section 3.28 of the Disclosure Schedule, there are no existing or threatened Claims, against the Vendor, its Affiliates or Subco for services or merchandise with respect to the Product or the Business which are defective or fail to meet any service or product warranties. The Product is free from known defects and conforms substantially to the specifications, documentation and sample demonstration furnished to the Vendor’s, its Affiliates’ or Subco’s customers of the Business, including the representations and warranties made to the Vendor’s, its Affiliates’ or Subco’s customers on the Vendor’s website.

Section 3.29       Regulatory Matters.

(a)          With respect to the Product: (i) (A) the Vendor, its Affiliates and Subco have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the applicable Governmental Authorities, including, without limitation, the CE Mark, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Product in jurisdictions where it currently conducts such activities with respect to the Product (collectively, the “Regulatory Approvals”), (B) the Vendor, its Affiliates and Subco are in compliance in all material respects with all terms and conditions of each Regulatory Approval, (C) the Vendor, its Affiliates and Subco are in compliance in all material respects with all applicable Laws regarding registration, license and certification for each jurisdiction at which the Product is labeled, sold, or distributed, and (D) to the extent that the Product has been exported, it has only been exported in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the Vendor, its Affiliates and Subco have been and are being conducted in all material respects in compliance with applicable Laws relating to quality systems in each country where compliance is required; (iii) all non-clinical laboratory studies of the Product sponsored by the Vendor, its Affiliates and/or Subco used or intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance with the applicable Laws, including Health Care Laws; and (iv) the Vendor, its Affiliates and Subco are in compliance in all material respects with all applicable reporting requirements for all Regulatory Approvals or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in each country where compliance is required.

(b)          The Vendor, its Affiliates and Subco are in compliance in all material respects with all applicable Governmental Authority (in each country where compliance is required) and similar provincial, state and local Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Product. Section 3.29(b) of the Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Product. Set forth on Section 3.29(b) of the Disclosure Schedule are complaint review and analysis reports of the Vendor, its Affiliates and Subco with respect to the Business through the date hereof, including information regarding complaints, categorized by root cause analysis of closed complaints, which reports are correct in all material respects.

(c)          Except as set forth in Section 3.29(c) of the Disclosure Schedule, none of the Vendor, its Affiliates or Subco have received any written notice or other written communication from any Governmental Authority: (i) contesting the approval of, the uses of or the labeling and promotion of the Product; or (ii) otherwise alleging any violation of any Laws by the Vendor, its Affiliates or Subco with respect to the use, sale or manufacture of the Product.

(d)          Except as disclosed in Section 3.29(d) of the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Vendor, threatened) by any Governmental Authority with respect to the Product, including any facilities where the Product is produced, processed, packaged or stored and none of the Vendor, its Affiliates or Subco have within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of the Product.

(e)          All filings with and submissions to any Governmental Authority made by the Vendor, its Affiliates and/or Subco with regard to the Product, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update, and such filings, submissions and updates comply with all regulations of such Governmental Authorities in all material respects.

(f)           None of the Vendor, its Affiliates nor Subco is the subject, officially or otherwise, of any pending or, to the Knowledge of the Vendor, threatened investigation by any Governmental Authority pursuant to any anti-bribery Law related to the Business, the Purchased Assets, or the Product. None of the Vendor, its Affiliates nor, to the Knowledge of the Vendor, any officer, employee or agent of the Vendor or its Affilites, has (A) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (B) failed to disclose a material fact required to be disclosed to any Governmental Authority, or (C) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, that would reasonably be expected to provide a basis for any Governmental Authority to invoke its policy related to such Laws, in each case, related to the Business, the Purchased Assets, or the Product.

(g)          None of the Vendor, its Affiliates or Subco, or, to the Knowledge of the Vendor, any officer, employee or agent of the Vendor, its Affiliates or Subco, has been convicted of any crime or engaged in any conduct for which debarment is mandated by applicable Law or authorized by applicable Law with respect to the Business. None of the Vendor, its Affiliates or Subco, or, to the Knowledge of the Vendor, any officer, employee or agent of the Vendor, its Affiliates or Subco, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in any aspect of the Business under applicable Law.

(h)          None of the Vendor, its Affiliates or Subco has received any written notice that any Governmental Authority has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of the Product, or (b) commenced, or threatened to initiate, any action to enjoin production of the Product.

(i)           The Vendor and its Affiliates with respect to the Business are and at all times have been in material compliance with: (i) the provisions of applicable Laws relating to investigational use, premarket clearance or marketing approval (or exemptions thereto) to market a product, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security; (ii) the applicable provisions relating to the privacy and security of individually identifiable health information, and all regulations thereunder; (iii) any applicable antikickback Laws; and (iv) health care fraud Laws. Since January 1, 2011, none of the Vendor or its Affiliates has received any written notice or other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any legal requirement set forth in this Section 3.29(i) with respect to the Business.

(j)           No Employee has been excluded from participation in any health care program or, to the Knowledge of the Vendor, committed any offense that would be the basis for such exclusion in a health care program.

Section 3.30       Financial Services Relations.

Details of the bank account that Subco has with any bank depository institution or other financial services entity are described on Section 3.30 of the Disclosure Schedule.

Section 3.31     Representations Regarding Investment in the Purchaser Common Shares.

(a)          The Purchaser Common Shares to be received by the Vendor will be issued to the Vendor as principal for its own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Vendor does not currently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to any of the Purchaser Common Shares.

(b)          The Vendor is an “accredited investor” as defined in paragraph m of the definition of “accredited investor” in section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

(c)          The Vendor recognizes that the Purchaser Common Shares are being offered for sale only on a “private placement” basis and are being sold pursuant to exemptions under applicable Canadian securities laws and will be subject to resale restrictions under applicable Canadian securities laws and that the certificates evidencing the Purchaser Common Shares shall bear the following restricted legend: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date that is fourth months and one day after the Closing Date].

(d)          Additionally, the Vendor recognizes that the certificates representing the Purchaser Common Shares will be endorsed with a legend setting out resale restrictions pursuant to policies of the TSX Venture Exchange in substantially the following form:

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert the date that is fourth months and one day after the Closing Date].”

(e)          The office or offices of the Vendor in which its principal place of business is identified is Eindhoven, the Netherlands.

(f)           The Vendor is (i) capable of assessing the proposed issuance of the Purchaser Common Shares, (ii) aware of the characteristics of the Purchaser Common Shares and the risks relating to an investment therein, and (iii) able to bear the economic risk of loss of its investment in the Purchaser Common Shares.

Section 3.32       Brokers.

Neither the Vendor nor Subco has dealt with any broker or finder in connection with the transactions contemplated herein who would be entitled to a fee or commission in connection with the transactions contemplated herein.

Section 3.33       Bankruptcy.

There are no bankruptcy, reorganization or arrangement proceedings or similar proceedings pending against, being contemplated by, or to the Knowledge of the Vendor, threatened against the Vendor or Subco.

Section 3.34       No Misrepresentations.

No representation or warranty made by the Vendor or Subco in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor, as follows:

Section 4.1         Organization and Qualification of the Purchaser.

The Purchaser is duly incorporated, amalgamated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, amalgamation or organization, as the case may be. The Purchaser is duly qualified, licensed and authorized to do business as a foreign corporation or an extra-provincial corporation, as applicable, and is in good standing as a foreign corporation or an extra-provincial corporation, as applicable, in the jurisdictions, if any, where it is required to be so licensed, qualified or authorized to conduct its business or own its property, except for jurisdictions in which the failure to be so licensed, qualified or authorized would not reasonably be expected to have a material adverse effect on the business, results of operations, properties or financial condition of the Purchaser.

Section 4.2         Authority of the Purchaser and Enforceability.

(a)          The execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is a party has been, or will be prior to the Closing Date in the case of the Other Transaction Documents to which it is a party, duly authorized, by all necessary corporate or other action of the Purchaser (including, if applicable, its investment committee).

(b)          This Agreement has been, or in the case of the Other Transaction Documents to which it is a party to be executed and delivered at the Closing such Other Transaction Documents will be, duly executed and delivered by the Purchaser.

(c)          This Agreement constitutes, and upon the execution and delivery of the Other Transaction Documents to which it is a party such Other Transaction Documents will constitute, a legal, valid and binding obligation of the Purchaser and is, or on Closing in the case of the Other Transaction Documents to which it is a party will be, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

(d)          The Purchaser has all necessary corporate power, authority and capacity to enter into and carry out its obligations under this Agreement (including the issuance of the Purchaser Common Shares) and the Other Transaction Documents to which it is a party and all other agreements and instruments to be executed by the Purchaser as contemplated by this Agreement and the Other Transaction Documents.

(e)          The Purchaser Common Shares have been duly authorized for issuance and upon issuance pursuant to the provisions hereof will be validly issued and fully paid as non-assessable common shares in the capital of the Purchaser.

(f)           The Purchaser is a “reporting issuer” in all of the Canadian provinces, is not in default of any of the material requirements of the Applicable Securities Laws of those jurisdictions and is not on the list of defaulting issuers maintained by the applicable Securities Commissions.

(g)          The Common Shares are listed and posted for trading on the TSXV and, to the best of its knowledge, the Purchaser is not in default of any of the material listing or filing requirements of the TSXV.

(h)          The Purchaser Common Shares will not have been issued in violation of or subject to any pre-emptive or contractual rights to purchase securities issued or granted by the Purchaser.

Section 4.3         Government Approvals, Notices and Filings.

Except as set forth in Section 4.3 of Schedule 4, no consent, approval or authorization of, giving of notice to, making filings with, or taking of any action in respect of or by, any Governmental Authority is required of the Purchaser with respect to the execution, delivery or performance by the Purchaser of this Agreement or such Other Transaction Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereunder or thereunder.

Section 4.4         Third Party Consents, Approvals and Notices.

Except as set forth in Section 4.4 of Schedule 4, no authorization, consent or approval of, or notice to, any Person (other than any Governmental Authority) is required to be obtained or given by the Purchaser with respect to the execution, delivery or performance by the Purchaser of this Agreement or such Other Transaction Documents to which the Purchaser is a party or the consummation of the transactions hereunder or thereunder.

Section 4.5         Absence of Breach; Non-Contravention.

The execution, delivery and performance of this Agreement or such Other Transaction Documents to which the Purchaser is a party, the issuance of the Purchaser Common Shares and the consummation of the transactions contemplated herein and therein by the Purchaser does not and will not with the passage of time or the giving of notice or both:

(i)	result in a breach of or constitute a default by the Purchaser or result in any right of termination or acceleration under any Contract to which the Purchaser is a party or by which the property of the Purchaser is bound or affected, except for any such breach or default which would not materially impair or delay the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby;

(ii)	subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Section 4.3 of Schedule 4, result in a violation of or default under any Law or Order now in effect having applicability to the Purchaser, except for any such violation or default which would not materially impair or delay the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby, or adversely affect the validity or enforceability of this Agreement or prohibit, make illegal, enjoin or restrict in any manner the transactions contemplated hereby; or

(iii)	violate any provisions of any charter document or by-law restriction of the Purchaser.

Section 4.6         Litigation.

There are no (i) Legal Proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser, and (ii) outstanding Orders against the Purchaser or any of its Affiliates which, in either case, prohibit, make illegal or seeks to enjoin or restrain the transactions contemplated by this Agreement.

Section 4.7         Securities Filings.

The Purchaser is in material compliance with its timely and continuous disclosure requirements under applicable securities laws and the disclosures made by the Purchaser in its securities filings with the Ontario Securities Commission are true and complete in all material respects.

Section 4.8         Brokers.

The Purchaser has not dealt with any broker or finder in connection with the transactions contemplated herein who would be entitled to a fee or commission in connection with the transactions contemplated herein.

Section 4.9         Bankruptcy.

There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of the Purchaser, threatened against the Purchaser.

Section 4.10       Profound Subsidiaries.

(a)          Other than the Profound Subsidiaries, the Purchaser has no direct or indirect Subsidiaries nor any investment in any person or any agreement, option or commitment to acquire any such investment.

(b)          The Purchaser is the direct or indirect registered and beneficial owner of all of the issued and outstanding shares and other voting securities of each Profound Subsidiary, in each case, except as set out in the constating documents of a Profound Subsidiary, free and clear of all encumbrances, liens, mortgages, hypothecations, security interests, charges or adverse interests whatsoever, and no Person, firm, corporation or entity has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from the Purchaser or any Profound Subsidiary of any of the shares or other securities of any Profound Subsidiary.

(c)          Each Profound Subsidiary is a corporation incorporated, amalgamated, continued or organized and validly existing under the laws of its jurisdiction of incorporation. amalgamation, continuation or organization and has all requisite power, capacity and authority and is duly qualified and holds all permits, licences, registrations, qualifications, consents and authorizations necessary or required to carry on its business as now conducted in each of the jurisdictions it carries on business and to own, lease or operate its Assets and Properties and none of the Profound Subsidiaries nor, to the knowledge of the Purchaser, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing such Profound Subsidiaries' dissolution or winding up.

Section 4.11       Compliance with Laws.

Each of the Purchaser and the Profound Subsidiaries has been conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on such business and has not received a notice of material noncompliance, and, to the knowledge of the Purchaser, there are no facts that would give rise to a notice of material non-compliance with any such applicable Laws.

Section 4.12       No Default.

No default exists under and no event has occurred which, after notice or lapse of time or both, or otherwise, constitutes a default under or breach, by the Purchaser, any Profound Subsidiary, or any other Person, of any material obligation, agreement, covenant or condition contained in any material Contract to which the Purchaser or any Profound Subsidiary is a party or by which it or any of its properties may be bound; and no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other security of the Purchaser has been issued or made by any Securities Commission or stock exchange or any other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Purchaser, are contemplated or threatened by any such authority or under any Applicable Securities Laws.

Section 4.13       No Acquisitions, etc.

Except for discussions or negotiations in the ordinary course of business and the transaction contemplated hereby, the Purchaser is not currently party to any agreement in respect on (A) the purchase of any material Assets and Properties or any interest therein or the sale, transfer or other disposition of any material Assets and Properties or any interest therein currently owned, directly or indirectly, by the Purchaser whether by asset sale, transfer of shares or otherwise; or (B) the change of control of the Purchaser (whether by sale or transfer of shares or sale of all or substantially all of the Assets and Properties of the Purchaser or otherwise).

Section 4.14       Financial Statements.

The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods referred to therein, (ii) present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by generally accepted accounting principles) of the Purchaser and the Profound Subsidiaries on a consolidated basis as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Purchaser and the Profound Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, and (iii) have been audited (in the case of the annual financial statements comprising the Financial Statements) or have been reviewed (in the case of the interim financial statements comprising the Financial Statements) by independent public accountants within the meaning of Applicable Securities Laws and the rules of the Chartered Professional Accountants of Canada, and there has been no change in accounting policies or practices of the Purchaser since incorporation. Except as set out in the Financial Statements, the Purchaser does not have any outstanding indebtedness or any liabilities or obligations including any unfunded obligation under any employee plan, whether accrued, absolute, contingent or otherwise as of the date of the applicable financial statements.

Section 4.15       Taxes.

(a)          All Taxes due and payable or required to be collected or withheld and remitted, by the Purchaser and the Profound Subsidiaries have been paid, collected or withheld and remitted as applicable, except for any failure to so pay that would be immaterial. All Tax Returns required to be filed by the Purchaser and the Profound Subsidiaries have been filed with all appropriate Governmental Authorities and all such Tax Returns are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading. To the knowledge of the Purchaser, there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by the Purchaser or any Profound Subsidiary. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to the Purchaser or any Profound Subsidiary.

(b)          The Purchaser and the Profound Subsidiaries have each established on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there are no liens for Taxes on the Assets and Properties of the Purchaser or the Profound Subsidiaries (other than Permitted Liens), and, to the knowledge of the Purchaser, there are no audits pending of the tax returns of the Purchaser or any Profound Subsidiary (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any material deficiency.

(c)          All scientific research and experimental development (“SR&ED”) tax incentives pursuant to the Tax Act have been applied for by the Purchaser or a Profound Subsidiary in good faith and the Purchaser has no knowledge that the Canada Revenue Agency will disallow, reassess or reduce any SR&ED incentives applied for by or previously granted to the Purchaser or a Profound Subsidiary.

Section 4.16       Disclosure Controls.

The Purchaser has established and maintains a system of disclosure controls and procedures and internal control over financial reporting, and has: (i) designed such disclosure controls and procedures, or caused them to be designed under management's supervision, to provide reasonable assurance that material information relating to each of the Purchaser and the Profound Subsidiaries is made known to management by others, particularly during the period in which the financial statements are being prepared; and (ii) designed such internal control over financial reporting, or caused it to be designed under management's supervision, to provide reasonable assurance regarding the reliability financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Section 4.17       Auditors.

PricewaterhouseCoopers LLP, who audited the audited consolidated financial statements of the Purchaser for the financial year ended December 31, 2016, are independent public accountants and there has not been any "disagreement" or “reportable event” (within the respective meanings of NI 51-102) with the current auditors or any former auditors of the Purchaser.

Section 4.18       Share Capital, etc.

(a)          The authorized capital of the Purchaser consists of an unlimited number of Common Shares of which 55,417,377 Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Purchaser as of June 29, 2017.

(b)          As of June 29, 2017, no person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued Common Shares or other securities of the Purchaser or any Profound Subsidiary or any other security convertible into or exchangeable for any such shares, or to require the Purchaser or any Profound Subsidiary to purchase, redeem or otherwise acquire any of the outstanding securities in the capital of the Purchaser or any Profound Subsidiary, except as disclosed in Section 4.18(b) of Schedule 4.

(c)          To the knowledge of the Purchaser, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Purchaser or any Profound Subsidiary.

Section 4.19       Proceedings.

No legal or governmental actions, suits, judgments, investigations or proceedings are pending to which the Purchaser or any Profound Subsidiary, or to the knowledge of the Purchaser, the directors, officers or employees of the Purchaser or a Profound Subsidiary are a party or to which the Assets and Properties of the Purchaser or a Profound Subsidiary is subject and, to the knowledge of the Purchaser, no such proceedings have been threatened against or are pending with respect to the Purchaser or any Profound Subsidiary, or with respect to their Assets and Properties and none of the Purchaser or any Profound Subsidiary is subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, which, either individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.20       Constating Documents.

Neither the Purchaser nor any Profound Subsidiary is in violation of its constating documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contract to which it is a party or by which it or its Assets and Properties may be bound.

Section 4.21       Liens.

Except as described in Section 4.21 of Schedule 4, other than liens arising in the ordinary course of business which, individually or in the aggregate, do not and will not have a Purchaser Material Adverse Effect, the Purchaser and each Profound Subsidiary owns or has the right to full use of all Assets and Properties owned or used in its Business (other than the Purchaser Intellectual Property, with respect to which the representations and warranties contained in Section 4.25 applies) free and clear of any actual, pending or, to the knowledge of the Purchaser, threatened claims, liens, charges, options, set-offs, free-carried interests, royalties, encumbrances, security interests or other interests whatsoever, including (i) all Contracts that are material to its business, and (ii) all Assets and Properties necessary to enable the Purchaser and the Profound Subsidiaries to carry on their business as now conducted and as presently proposed to be conducted.

Section 4.22       Ownership of Assets.

Except as described in Section 4.22 of Schedule 4, no third party has any ownership right, title, interest in, claim in, lien against or any other right to the Assets and Properties owned by the Purchaser or any Profound Subsidiary or any written or oral agreement, option, understanding or privilege capable of becoming such (other than liens and/or encumbrances arising in the ordinary course of business which, individually or in the aggregate, do not and will not have a Purchaser Material Adverse Effect).

Section 4.23       Contracts.

All Contracts to which the Purchaser and/or any Profound Subsidiary is a party are, to the knowledge of the Purchaser in good standing in all material respects and in full force and effect.

Section 4.24       No Breach or Default.

None of the Purchaser, any Profound Subsidiary or, to the knowledge of the Purchaser, any other party thereto is in default or breach of any Contract to which it is a party and, to the knowledge of the Purchaser, there exists no condition, event, circumstances or act which, with the giving of notice or lapse of time or both would constitute a default or breach under any such Contract which would give rise to a right of termination on the part of any other party to any such Contract.

Section 4.25       Purchaser Intellectual Property.

(a)          (i) The Purchaser and/or the Profound Subsidiaries, as applicable, own, or have obtained valid and enforceable licenses for, or other rights to use, the Purchaser Intellectual Property; (ii) the Purchaser has no knowledge that the Purchaser and/or the Profound Subsidiaries, as applicable, lack any rights or licenses to use all Purchaser Intellectual Property necessary and material for the conduct of their business; (iii) no third parties have rights to any Purchaser Intellectual Property that is owned by or licensed to the Purchaser or the Profound Subsidiaries, other than rights acquired pursuant to non-exclusive licenses granted by the Purchaser or a Profound Subsidiary in the ordinary course of business or Purchaser Intellectual Property licensed to the Purchaser or a Profound Subsidiary; (iv) all of the applied for or registered Purchaser Intellectual Property that is owned by or licensed to the Purchaser or a Profound Subsidiary and necessary and material in the operation of its business is in full force and effect and, to the knowledge of the Purchaser, none of the Purchaser or the Profound Subsidiaries have failed to take any actions with respect to such applied for or registered Purchaser Intellectual Property in a manner which would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such applied for or registered Purchaser Intellectual Property; (v) all applications, registrations, filings, renewals and payments necessary to preserve the rights in and to the applied for or registered Purchaser Intellectual Property that is owned by or licensed to the Purchaser or a Profound Subsidiary and necessary and material to the operation of its business have been duly filed, made, prosecuted and maintained, are in good standing or substantially reinstatable and are, if owned by the Purchaser or a Profound Subsidiary, recorded in the name of the Purchaser or such Profound Subsidiary, as applicable, and none of the Purchaser or the Profound Subsidiaries have received any written notice indicating that any application for registration of the Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary has been finally rejected or denied by the applicable reviewing authority, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; and (vi) there is no pending or threatened action, suit, proceeding or claim by any other person challenging the validity or enforceability of any Purchaser Intellectual Property, and the Purchaser has no knowledge of any finding of unenforceability or invalidity of any issued or registered Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary or licensed to the Purchaser or a Profound Subsidiary, including pursuant to the Sunnybrook License Agreement.

(b)          Except as described in Section 4.25(b) of Schedule 4, either the Purchaser or a Profound Subsidiary is the sole and exclusive legal and/or beneficial owner, as applicable, of, has good and marketable title to, and owns all right, title and interest in all material Purchaser Intellectual Property, free and clear of all encumbrances, liens, mortgages, hypothecations, security interests, charges or adverse interests whatsoever, options to purchase and restrictions or other adverse claims of any kind or nature, and the Purchaser has no knowledge of any claim of adverse ownership in respect thereof; (ii) no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary; and (iii) other than the Purchaser Intellectual Property licensed to the Purchaser or a Profound Subsidiary pursuant to the Sunnybrook License Agreement, none of the Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary comprises an improvement to any Purchaser Intellectual Property that would give any third person any rights to any such Purchaser Intellectual Property, including, without limitation, rights to license any such Purchaser Intellectual Property; except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(c)          The Purchaser has no knowledge of any pending or threatened, action, suit, proceeding or claim by others challenging the Purchaser's or a Profound Subsidiaries' rights in or to any Purchaser Intellectual Property, and the Purchaser has no knowledge of any facts which form a reasonable basis for any such claim; none of the Purchaser or the Profound Subsidiaries have received any written notice or claim challenging its ownership or right to use any of the Purchaser Intellectual Property.

(d)          To the Purchaser's knowledge, the conduct of its business (including, without limitation, the use or other exploitation of the Purchaser Intellectual Property by the Purchaser or a Profound Subsidiary) has not infringed, violated, misappropriated or otherwise conflicted with any intellectual property right of any third person; and (ii) to the knowledge of the Purchaser, there is no pending or threatened action, suit, proceeding or claim by any other person that the Purchaser or any Profound Subsidiary infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Purchaser's products or services under development) any intellectual property right owned by any other person, and the Purchaser has no knowledge of any facts which form a reasonable basis for any such claim.

(e)          To the Purchaser's knowledge, no person has infringed or misappropriated, or is infringing or misappropriating, any rights of the Purchaser or a Profound Subsidiary in or to any of the Purchaser Intellectual Property.

(f)          To the extent that (i) any of the Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary is licensed or (ii) any of the Purchaser Intellectual Property that is owned by the Purchaser or a Profound Subsidiary and that is treated by the Purchaser or a Profound Subsidiary as confidential is disclosed, in either case, to any other Person by the Purchaser or a Profound Subsidiary, the Purchaser or such Profound Subsidiary. as applicable, has entered into a valid and subsisting written agreement with any such Person which contains terms and conditions prohibiting the unauthorized use, disclosure or transfer of such Purchaser Intellectual Property by such Person. Other than such agreements that have expired in accordance with their respective terms, all such agreements are in full force and effect and, to the knowledge of the Purchaser, none of the Purchaser, the Profound Subsidiaries or any other Person is in material default or material breach of its obligations thereunder.

(g)          To the Purchaser's knowledge, all moral rights as defined under the Copyright Act (Canada) or any other applicable legislation or by operation of law in any applicable jurisdiction have been waived in writing in favour of any of the Purchaser, the Profound Subsidiaries and their successors or assignees with respect to the copyrightable works that are owned by the Purchaser or a Profound Subsidiary, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 4.26       Real Property.

Neither the Purchaser nor the Profound Subsidiaries own any real property; and with respect to each premises of the Purchaser and each of the Profound Subsidiaries which is material to the business of the Purchaser and which the Purchaser or a Profound Subsidiary occupies as tenant (the “Leased Premises”), the Purchaser or a Profound Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Purchaser or a Profound Subsidiary occupies the Leased Premises is, to the knowledge of the Purchaser, in good standing and in full force and effect in all material respects.

Section 4.27       Employees.

(a)          Neither the Purchaser nor any Profound Subsidiary is a party to or bound by any collective agreement and is not currently conducting negotiations with any labour union or employee association.

(b)          The Purchaser and each Profound Subsidiary is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and has not and is not engaged in any unfair labour practice.

(c)          Other than (i) the Purchaser's Share Option Plan dated June 4, 2015; and (ii) the Encon Group Benefits Plan as renewed on March 1, 2014, neither the Purchaser nor the Profound Subsidiaries have agreements, plans or practices relating to the payment of any management, consulting, service or other fees or any bonuses, pensions, share of profits or retirement allowance, insurance, health or other employee benefits or any plan for retirement, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Purchaser or a Profound Subsidiary for the benefit of any current or former director, officer, employee or consultant of the Purchaser or a Profound Subsidiary (“Purchaser Employee Plans”). The Purchaser has made available to the Vendor true and complete copies of documents, contracts and arrangements relating to the Purchaser Employee Plans. The Purchaser Employee Plans have been established, operated in the ordinary course and administered in all material respects in accordance with their terms and applicable Laws.

(d)          There has not been in the last two years and there is not currently any labour disruption with respect to the Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect.

(e)          To the Purchaser’s knowledge, none of the directors, officers or employees of the Purchaser, the Profound Subsidiaries or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any transaction with the Purchaser or any Profound Subsidiary that materially affects, is material to or would reasonably be expected to materially affect the Purchaser or any Profound Subsidiary.

(f)           Except for wages, salaries and other compensation-related payments in the ordinary course, neither the Purchaser nor any Profound Subsidiary is indebted to: (i) any director, officer or shareholder of the Purchaser; any individual related to any of the foregoing by blood, marriage or adoption; or any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this Section 4.27(f). None of those Persons referred to in this Section 4.27(f) is indebted to the Purchaser or any Profound Subsidiary. Neither the Purchaser nor a Profound Subsidiary is currently a party to any material Contract, agreement or understanding with any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Purchaser or the Profound Subsidiaries, other than employment agreements.

Section 4.28       Insurance.

The Purchaser and each Profound Subsidiary's insurance policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of applicable Law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by the Purchaser and the Profound Subsidiaries. Neither the Purchaser nor any Profound Subsidiary is in default in any respect with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim within the appropriate time therefor. There are no circumstances under which the Purchaser or any Profound Subsidiary would be required to or, in order to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given. Neither the Purchaser nor any Profound Subsidiary has received notice from any of the insurers regarding cancellation of such insurance policy.

Section 4.29       Minute Books.

Copies of the minute books and records of the Purchaser and the Profound Subsidiaries made available to counsel for the Vendor in connection with the due diligence investigation of the Purchaser and the Profound Subsidiaries for the period from the date of incorporation to the date hereof are all of the minute books of the Purchaser and the Profound Subsidiaries and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Purchaser and the Profound Subsidiaries to the date hereof to the extent that minutes exist and there have been no other meetings, resolutions or proceedings of the shareholders. directors or any committees of the directors of the Purchaser or the Profound Subsidiaries to the date hereof not reflected in such minute books.

Section 4.30       Environmental Laws.

(i) The Purchaser, the Profound Subsidiaries and each of their respective Assets and Properties and the operation of their respective businesses have been and are, to the knowledge of the Purchaser, in compliance in all material respects with all Environmental Laws; (ii) the Purchaser and each of the Profound Subsidiaries has complied in all respects with all reporting and monitoring requirements under all Environmental Laws; (iii) neither the Purchaser nor any Profound Subsidiary has ever received any notice of any non-compliance in respect of any Environmental Laws; and (iii) there are no Environmental Permits necessary to conduct the business of the Purchaser.

Section 4.31       No Material Adverse Change.

Since December 31, 2016, there has not occurred any material adverse change (actual, anticipated, contemplated or, to the knowledge of the Purchaser, threatened, whether financial or otherwise) in the assets, liabilities (contingent or otherwise), properties, capital, affairs, prospects, business, operations or condition (financial or otherwise) of the Purchaser and the Profound Subsidiaries.

Section 4.32       No Dividends

Neither the Purchaser nor any Profound Subsidiary has:

(i)           paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;

(ii)          incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; or

(iii)         entered into any material transaction.

Section 4.33       Anti-Bribery, etc.

(a)          The Purchaser and the Profound Subsidiaries and their directors, officers, employees and other representatives are familiar with and have conducted all transactions, negotiations, discussions and dealings in full compliance with anti-bribery and anti-corruption laws and regulations applicable in any jurisdiction in which they are located or conducting business. Neither the Purchaser nor any Profound Subsidiary has made any offer, payment, promise to pay, or authorization of payment of money or anything of value to any government official, or any other Person while having reasonable grounds to believe that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of (i) assisting the parties in. obtaining, retaining or directing business; (ii) influencing any act or decision of a government official in his or its official capacity; (iii) inducing a government official to do or omit to do any act in violation of his or its lawful duty, or to use his or its influence with .a government or instrumentality thereof to affect or influence any act or decision of such government or department, agency, instrumentality or entity thereof; or (iv) securing any improper advantage.

(b)          The operations of the Purchaser and the Profound Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Applicable Anti- Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving the Purchaser with respect to Applicable Anti-Money Laundering Laws is, to the knowledge of the Purchaser, pending or threatened.

Section 4.34       Continuous Disclosure Obligations.

(a)          The Purchaser is in material compliance with its timely and continuous disclosure obligations under the Applicable Securities Laws and the policies, rules and regulations of the TSXV and, without limiting the generality of the foregoing, there are no material facts and there has not occurred any material change (actual, anticipated, contemplated, or to the knowledge of the Purchaser, threatened, financial or otherwise) in the business, assets (including intangible assets), affairs, operations, liabilities (contingent or otherwise), capital, properties, condition (financial or otherwise), results of operations or control of the Purchaser and the Profound Subsidiaries taken as a whole since December 31, 2016 which has not been publicly disclosed on a non-confidential basis, and the Purchaser has not filed any confidential material change report which remains confidential as at the date hereof.

(b)          The Purchaser has filed a current annual information form in the form prescribed by NI 51-102 in each of the Qualifying Jurisdictions prior to the date hereof; the Purchaser is as of the date hereof an Eligible Issuer in the Qualifying Jurisdictions and there will be no documents required to be filed under the Applicable Securities Laws of the Qualifying Jurisdictions in connection with the issuance of the Purchaser Common Shares that will not have been filed as required as at those respective dates.

(c)          The Purchaser has filed all documents forming the Disclosure Record on a timely basis, except for any failure to file on a timely basis which is not material. As of their respective dates, the documents forming the Disclosure Record complied in all material respects with the requirements of the Applicable Securities Laws of the Qualifying Jurisdictions, and none of the documents forming the Disclosure Record, when filed, contained any misrepresentation or contained an untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, which has not been corrected by the filing on a public basis of a subsequent document which forms part of the Disclosure Record.

Section 4.35       Share Certificates.

The form and terms of the certificate representing the Common Shares have been approved and adopted by the board of directors of the Purchaser and the form and terms of the certificate representing the Common Shares do not and will not conflict with any applicable Laws or the rules and by-laws of the TSXV.

Section 4.36       Transfer Agent.

TMX Equity Transfer Services, at its principal offices in Toronto, Ontario, has been duly appointed as the registrar and transfer agent for the Common Shares and Globex Transfer LLC is a co-transfer agent for the Common Shares.

Section 4.37       Permits.

(a)          The Purchaser and the Profound Subsidiaries hold all of the permits, licenses, approvals, consents, orders, markings, certificates and like authorizations necessary for it to own, lease and license their Assets and Properties and carry on their businesses, as now carried on as of the date of this Agreement, in each jurisdiction where such business is carried on that are material to the conduct of such business, as now carried on as of the date of this Agreement, including, but not limited to, permits, licenses, approvals, consents, orders, certificates and like authorizations from Regulatory Authorities (collectively, the “Material Permits”); all such Material Permits are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or would reasonably be expected to affect or restrict in an adverse manner the operation of the Purchaser’s business, as now carried on as of the date of this Agreement or proposed to be carried on and neither the Purchaser nor any Profound Subsidiary is in breach thereof or in default with respect to filings to be effected or conditions to be fulfilled in order to maintain such Material Permits in good standing.

(b)          No Material Permits issued by a Regulatory Authority have been limited, suspended, or revoked, and, to the knowledge of the Purchaser, no Regulatory Authority is considering such action.

(c)          Each of the Purchaser and the Profound Subsidiaries is in material compliance in all material respects with each Material Permit held by it and is not in violation of; or in default under, applicable Health Care Laws.

Section 4.38       Regulatory Matters.

(a)          There is no false or misleading information or significant omission in any submission made by or on behalf of the Purchaser or any Profound Subsidiary to a Regulatory Authority.

(b)          The Purchaser Product has been and is being developed, tested, investigated, manufactured, stored, distributed and marketed in compliance in all material respects with applicable Health Care Laws and all other applicable legal requirements, including those regarding non-clinical testing, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, adverse event reporting and reporting of corrections and removals.

(c)          The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Purchaser or any Profound Subsidiary that are described or referred to in the Disclosure Record (collectively, the “Clinical Trials”) were and, if still ongoing or pending, are being conducted, in all material respects, in accordance with all experimental protocols; procedures and controls; accepted professional scientific standards; accepted standards for good clinical practices and ethical research involving humans; and applicable Laws, including applicable Laws administered by Regulatory Authorities. The descriptions of the result of the Clinical Trials described or referred to in the Disclosure Record are accurate and complete in all material respects and fairly present the published data derived from the Clinical Trials and the Purchaser has no knowledge of other studies or tests the results of which are inconsistent with or would otherwise call into question the results described or referred to in the Disclosure Record. Neither the Purchaser nor any Profound Subsidiary has received any notices or written correspondence from any Regulatory Authority with respect to any Clinical Trial requesting information about or requiring the termination or suspension of such Clinical Trial.

(d)          The Purchaser and the Profound Subsidiaries have filed with applicable Regulatory Authorities all filings, declarations, listings, registrations, reports, updates and submissions that are required to be so filed under applicable Health Care Laws. All such filings were in compliance in all material respects with applicable Health Care Laws when filed and no deficiencies have been asserted by any Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports, updates or submissions.

(e)          Neither the Purchaser nor any Profound Subsidiary has received any Form FDA- 483 Notice of Inspectional Observations, notice of adverse finding, FDA warning letters, notice of violation or "untitled letters," or notice of FDA action for import detentions or refusals or any other written correspondence from the FDA or similar communications from another Regulatory Authority alleging or asserting noncompliance with any applicable Health Care Laws. Neither the Purchaser nor any Profound Subsidiary is subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter or other written notice, response or commitment made to or with the FDA or any other Regulatory Authority, and, to the Purchaser's knowledge, no such proceedings have been threatened.

(f)           The Purchaser, each Profound Subsidiary and their respective officers, directors, and employees and, to the Purchaser’s knowledge, their respective representatives, contractors and agents, have been and are currently in compliance with all applicable Health Care Laws, except where such non-compliance would be immaterial to the Purchaser or the Profound Subsidiaries, and neither the Purchaser, the Profound Subsidiaries nor their officers, directors or employees have engaged in any act or omission that violates or would violate any Health Care Laws.

(g)          Neither the Purchaser nor the Profound Subsidiaries and, to the Purchaser’s knowledge, none of their respective officers, directors and employees (i) are or have been a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal agreement or settlement with any Governmental Authority concerning compliance with Health Care Laws; (ii) has made any filings in the United States pursuant to the OIG or CMS self-disclosure protocol; (iii) has been a defendant in any action, or received a threat of any action, brought under a United States federal or state whistleblower statute, including without limitation the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); and (iv) has been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or contact letter from a Governmental Authority.

(h)          Neither the Purchaser nor any Profound Subsidiary has received notice of any action pending or recommended by any Governmental Authority (including a Regulatory Authority) either to revoke, withdraw, suspend or limit any Material Permit, or to terminate, suspend, limit, withdraw, or forfeit the participation of the Purchaser or any Profound Subsidiary in any government program.

(i)           To the Purchaser’s knowledge, neither the Purchaser nor any Profound Subsidiary is the target or subject of any current or potential investigation relating to any Government Health Care Program-related offense.

(j)           Neither the Purchaser nor the Profound Subsidiaries have (i) offered, authorized, promised, made or agreed to make gifts of money, other property, other value or similar benefits or contributions to, or entered into any fee-splitting arrangement with, any actual or potential patient, health care provider, actual or potential business partner, governmental employee, or other Person in a position to assist or hinder the Purchaser or the Profound Subsidiaries in connection with any actual or proposed transaction, or to any political party, political party official or candidate for federal, state, provincial or local public office in violation of any applicable Law or (ii) maintained any unrecorded fund or asset of the Purchaser or any Profound Subsidiary for any improper purpose or made any false entries on its books and records for any reason.

(k)          To the Purchaser’s knowledge, no Persons who have engaged in any activity that is in violation of, or have been convicted of, charged with, or investigated for, a felony or a criminal offense under any Health Care Law; or who are excluded, suspended, debarred, prohibited from providing services under, or otherwise ineligible to participate in any Government Health Care Program; or who have been threatened with exclusion, debarment or being otherwise ineligible to participate in any Government Health Care Program; or who have committed any act or have engaged in any activity that is permissive or mandatory grounds for exclusion, debarment, suspension, or other ineligibility to so participate, are either employed by, under Contract with, or agents of the Purchaser or any Profound Subsidiary or provide items or services on behalf of the Purchaser or any Profound Subsidiary.

(l)           Neither the Purchaser nor any Profound Subsidiary has unlawfully disclosed the protected health information of any Person, nor committed any other breach of applicable Health Care Laws concerning the privacy and/or security of personal health information; nor, to the knowledge of the Purchaser, is there any investigation of the Purchaser or any Profound Subsidiary by any Governmental Authority for a violation of applicable Health Care Laws concerning the privacy and/or security of personal health information.

(m)         Neither the Purchaser nor any Profound Subsidiary has notified, either voluntarily or as required by Health Care Law or other applicable Law, any affected individual, any Governmental Authority or the media of any breach of protected health information. To the knowledge of the Purchaser, neither the Purchaser nor any Profound Subsidiary has suffered any unauthorized acquisition, access, use or disclosure of any personal information that, individually or in the aggregate, materially compromises the security or privacy of such personal information.

(n)          Each of the Purchaser and the Profound Subsidiaries, in conducting their business, does not participate in, directly or through any broker, distributor or similar party, any arrangement pursuant to which customers of such business receive, directly or indirectly, a reduction in the purchase or other benefits, monetary or otherwise, other than normal and legal customary trade practices and incidental business-related entertainment.

(o)          Subject only to the terms of the Sunnybrook License Agreement, the Purchaser is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in the Purchaser Product.

(p)          There is no actual or pending or to the Purchaser’s knowledge, threatened enforcement actions by any Regulatory Authority against the Purchaser or any Subsidiary.

(q)          Except for ordinary course inquiries by Regulatory Authorities, no Regulatory Authority is presently alleging or asserting, or, to the Purchaser’s knowledge, threatening to allege or assert, noncompliance with any applicable legal requirement or registration in respect of the Purchaser Product.

(r)          Any and all operations of the Purchaser and the Profound Subsidiaries, and to the Purchaser’s knowledge, any and all operations by predecessors, on or in respect of the Assets and Properties of the Purchaser and the Profound Subsidiaries have been conducted substantially in accordance with good industry practices in the jurisdiction of operation and in material compliance with applicable Laws and orders, judgments, decrees and directions of Governmental Authorities and other competent authorities.

Section 4.39       Acquisitions/Dispositions.

(a)          The Purchaser has not completed any “significant acquisition”, “significant disposition” nor is it proposing any “probable acquisitions” (as such terms are used in NI 44-101 and NI 51-102), other than the transaction contemplated hereby, that would require the inclusion of any additional financial statements or any pro forma financial statements pursuant to the Applicable Securities Laws of the Qualifying Jurisdictions.

(b)          The Purchaser has not entered into any agreement or arrangement in respect of a transaction that would be a “significant acquisition” for purposes of Part 8 of NI 51-102 and there are no proposed acquisitions by the Purchaser that have progressed to the state where a reasonable person would believe that the likelihood of the Purchaser completing the acquisition is high and would be a “significant acquisition” for the purposes of Part 8 of NI 51-102 if completed as of the date hereof, other than the transaction contemplated hereby.

Section 4.40       No Misrepresentations.

No representation or warranty made by the Purchaser in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to the Vendor pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

COVENANTS OF THE VENDOR

Section 5.1         Restrictions.

Except (i) as contemplated by this Agreement, (ii) set forth in Section 5.1 of the Disclosure Schedule, or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, the Vendor shall, and shall cause its Affiliates to, conduct the Business in the ordinary course of business and the Vendor shall not, and shall cause its Affiliates and Subco, as applicable, not to:

(i)	sell, lease, license, transfer or otherwise dispose of, or suffer a Lien (other than Permitted Liens) to exist on, the Purchased Assets;

(ii)	incur any Indebtedness that would constitute an Assumed Liability or a Liability of Subco, other than trade accounts payable and other current liabilities arising in the ordinary course of business;

(iii)	transfer, assign or grant any license or sublicense or any rights under or with respect to the Business Intellectual Property;

(iv)	hire or terminate any employee of the Business that would be an Employee;

(v)	enter into any employee benefit plan relating to the Employees, except as required by Law;

(vi)	amend in any respect any Business Benefit Plan or Contract with respect to Employees or employees of Subco, or increase the compensation of any Employee or employee of Subco, except, in each case, as required by Law or the terms of any Business Benefit Plan or Contract in existence on the date hereof;

(vii)	enter into any Contract that would constitute a Transferred Contract or terminate or amend in any material respect any Transferred Contract, except in the ordinary course of business;

(viii)	make capital expenditures that would constitute an Assumed Liability or a Liability of Subco, or fail to make any scheduled capital expenditures relating to the Business required to be made in the ordinary course of business;

(ix)	with respect to Subco, authorize, issue or sell any shares of capital stock or other equity of Subco;

(x)	with respect to the Business, make, amend or revoke any Tax elections or designations or take any discretionary positions with respect to any Taxes owed by or affecting Subco, amend any Tax Return (other than as required by Law), or fail to withhold, accrue and pay when due any Taxes and penalties;

(xi)	delay or postpone the payment of accounts payable or other Liabilities that would constitute an Assumed Liability or a Liability of Subco, in each case outside the ordinary course of business, except where a valid business rationale exists for such delay or postponement;

(xii)	make or authorize any change to the organizational or constituent documents of Subco;

(xiii)	with respect to Subco, merge or amalgamate into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiv)	with respect to Subco, make any change to the accounting (including Tax accounting) methods, principles, classifications or practices, except as may be required by Finnish GAAP;

(xv)	initiate, compromise or settle any litigation or arbitration proceeding with respect to the Business; or

(xvi)	enter into any Contract to do or engage in any of the foregoing.

Section 5.2         Retention and Access to Books and Records.

(a)          The Vendor shall retain for a period of seven (7) years from the Closing Date, or such longer period as may be prescribed by applicable Law, all books, records and other written information relating to the Business and not delivered to the Purchaser in connection with the consummation of the transaction contemplated hereby.

(b)          From the date hereof and during such period of seven (7) years from the Closing Date, the Vendor shall allow the Purchaser and its officers, directors, employees, accountants, auditors, counsel, legal and financial advisors, consultants and other agents and representatives (“Representatives”), upon reasonable written notice, access during normal business hours to such books, records and other information, including the right to inspect and take copies (at the Purchaser’s expense) and make its employees available, as may be reasonably required by the Purchaser in connection with the transactions contemplated by this Agreement and the Other Transaction Documents, an administrative or internal procedure, investigation or inquiry, or to enable the Purchaser to comply with its statutory and contractual obligations under this Agreement, provided that the foregoing does not (i) unduly disrupt the conduct of the operations of the Vendor and its Affiliates, (ii) violate any Law, fiduciary duty, Order, Contract or Permit applicable to the Vendor and its Affiliates, or (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of the Vendor and its Affiliates..

Section 5.3         Regulatory and Third Party Approvals.

(a)          The Vendor shall as promptly as practicable after the date hereof (i) use commercially reasonable efforts to give all notices to, make all filings and applications with, obtain all consents, clearances and approvals of, and take any action in respect of, any Persons and Governmental Authorities required of the Vendor, its Affiliates and Subco to consummate the transactions contemplated by this Agreement, including those described in Section 3.4 and Section 3.6 of the Disclosure Schedule, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith, and (iii) provide such necessary information and reasonable cooperation to the Purchaser or its outside counsel as reasonably requested by the Purchaser in connection with the performance of the Purchaser’s obligations under Section 6.2. The Vendor shall provide prompt notification to the Purchaser when any such consent, clearance, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and shall advise the Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing to the Purchaser or its outside counsel) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(b)          Without limiting the generality of the foregoing, the Vendor shall consult and cooperate with the Purchaser in connection with all notices, filings, applications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Vendor, its Affiliates or Subco in connection with obtaining all consents and approvals from any Governmental Authorities necessary to consummate the transactions contemplated hereby. None of the Vendor or its Affiliates will make any notification, filing, application or other submission in relation to the transactions contemplated hereby without first providing the Purchaser with a copy of such notification, filing, application or other submission in draft form and giving the Purchaser a reasonable opportunity to consider its content before it is filed with the relevant Governmental Authority, and shall consider and take account of all reasonable comments timely made in this respect. The Vendor shall promptly notify the Purchaser of any substantive communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement and will use its reasonable commercial efforts to ensure, to the extent permitted by Law, that the Purchaser, or its outside counsel where appropriate, are involved in any substantive communications or invited to attend meetings with, or other appearances before, any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 5.4         Material Supplier Contracts.

Until one (1) year following the termination of the Supply Agreement, the Vendor shall facilitate an orderly transition of the Material Supplier Contracts from the Vendor to the Purchaser following termination of the Supply Agreement by using commercially reasonable best efforts to assist the Purchaser in entering into supply agreements directly with the counterparties to the Material Supplier Contracts on terms that are satisfactory to the Purchaser, acting reasonably.

The Vendor shall provide a list of supplier Contracts of the Business to the Purchaser on or prior to Closing.

Section 5.5         Transferred Contracts.

The Vendor shall take, and shall cause its Affiliates and Subco to take, all commercially reasonable steps necessary or desirable in order to arrange for the transfer of the Transferred Contracts to Subco on terms that are satisfactory to the Purchaser, acting reasonably. For clarity, assignment of a Transferred Contract on the same terms as are existing on the date hereof without the incurring of additional obligations or conditions by the Purchaser is considered satisfactory.

Section 5.6         Fulfillment of Conditions.

The Vendor shall take, and shall cause its Affiliates and Subco to take, all commercially reasonable steps necessary or desirable and proceed diligently in good faith to satisfy each condition to the obligations of the Purchaser contained in this Agreement and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

Section 5.7         Restrictions on Transfer.

(a)          The Vendor shall not, directly or indirectly, transfer, sell, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of (including through the sale or purchase of options or other derivative instruments with respect to the Base Purchase Price Shares) (any such occurrence a “disposition”), all or any portion of the Base Purchase Price Shares, or its economic interest therein, after the Closing Date for a period of one (1) year following the Closing Date (the “Hold Period”) without the prior written consent of the Purchaser.

(b)          Following the Hold Period, the Vendor shall be permitted to dispose no more than 25% of the Base Purchase Price Shares in any calendar quarter, provided that following the Hold Period the Vendor shall be permitted to dispose any amount of Base Purchase Price shares on a prospectus-exempt private placement basis.

(c)          Notwithstanding the foregoing restrictions in this Section 5.7, the Vendor or a nominee of the Vendor shall be permitted to (i) transfer its Base Purchase Price Shares to any of its Affiliates, provided that (A) the transferee agrees in writing in favour of the Purchaser and in form and substance reasonably satisfactory to the Purchaser to be bound by the terms and conditions of this Agreement applicable to the Vendor, (B) the Vendor shall remain bound and subject to its obligations hereunder and shall be responsible for ensuring such Affiliate complies with its obligations under this Agreement, and (C) if the transferee ceases at any time to be an Affiliate of the Vendor, the Vendor shall cause the transferee to transfer the Base Purchase Price Shares to the Vendor or any of its Affiliates, provided that the transferee complies with (A) above; and (ii) tender its Base Purchase Price Shares to a takeover bid made for more than 50% of the Purchaser’s common shares or participate in a plan of arrangement or similar reorganization in respect of the Common Shares.

Section 5.8         Updates.

From and after the date of this Agreement and until Closing, the Vendor will notify the Purchaser in writing (each such notification, a “Vendor Update”) in a reasonably prompt manner upon the Vendor’s determination of any matter arising or discovered after the date of this Agreement which, if existing or known to the Vendor or its Affiliates as of the execution of this Agreement would have been required to be set forth in the Disclosure Schedule; provided, however, that no Vendor Update shall be deemed to amend the Disclosure Schedule for purposes of Article 8 or Article 10.

Section 5.9         Exclusivity.

From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Section 11.1, the Vendor agrees that it and its Affiliates shall not, and the Vendor shall cause Subco not to, directly or indirectly through any of their respective Representatives, (i) discuss or pursue a possible sale, recapitalization, merger or other disposition of any interest in the Business, any securities of Subco, or any Purchased Assets with any Person other than the Purchaser or its Representatives (“Alternate Transaction”) or provide any information to any Person other than the Purchaser or its Representatives in connection therewith, or (ii) except as required by Law or for disclosures to the Representatives and Affiliates of the Vendor and Subco who reasonably need to know such information in connection with the performance of this Agreement, disclose the terms of this Agreement to any Person; provided, however, that an Alternate Transaction shall not include any such transaction which does not involve any of the assets or equity included in the transactions contemplated by this Agreement or related to the Business.

Section 5.10       Purchased Assets.

If any monies or other assets are received by the Vendor after the Closing to which any of Subco, the Purchaser or any of its permitted assignees in accordance with Section 13.11 is entitled in accordance with the terms hereof and that are included in the Purchased Assets, the Vendor shall hold such monies and assets received in trust for Subco, the Purchaser or such permitted assignee and shall account for and pay the same to Subco, the Purchaser or such permitted assignee within 30 days after receipt thereof.

Section 5.11       Affiliate Transactions.

Except as set forth in Section 5.11 of the Disclosure Schedule and other than the Transferred Contracts and the Other Transaction Documents, all Contracts and arrangements between the Philips Group on the one hand and Subco or the Business on the other hand (including services provided by the Philips Group to the Business, other than under the Other Transaction Documents) shall, to the extent they relate to the Business, be terminated as at the Closing Date.

Section 5.12       Disentanglement.

(a)          Prior to the Closing Date, the Vendor will procure the transfer of the Purchased Assets (excluding the Class A Patents and Trademarks) and Assumed Liabilities from the relevant members of the Philips Group in which they are currently held to Subco (such process hereinafter referred to as the “Disentanglement”).

(b)          The Vendor undertakes to procure that between the date of this Agreement and the Closing Date the Philips Group will complete the Disentanglement. The Disentanglement shall take place in coordination with the Purchaser and reasonable requests of the Purchaser and in particular, documentation of the Disentanglement, material tax issues, shall be taken into account if the fulfilment of such requests (i) do not materially hamper the planning of the Disentanglement and (ii) are not commercially unfavourable to the Vendor.

Section 5.13       [Redacted – Commercially Sensitive]

[Redacted – Commercially Sensitive]

Section 5.14       Regulatory Correspondence.

The Vendor will provide to the Purchaser on or prior to Closing Date, true and correct copies of any and all material correspondence to the Vendor, its Affiliates or Subco relating to the Business from any Governmental Authority and all material correspondence relating to the Business from the Vendor, its Affiliates or Subco to any of the foregoing.

Section 5.15       Access to the MR System.

The Vendor shall procure that Philips Oy will grant Subco access to its MR system in Helsinki at a hourly rate of [REDACTED – Pricing Terms] per hour and on such other terms and conditions to be mutually agreed in the relevant transitional service level agreement.

ARTICLE 6

COVENANTS OF PURCHASER

Section 6.1         Confidentiality.

The Purchaser acknowledges that the provisions of the confidentiality agreement dated November 1, 2016 (the “Confidentiality Agreement”) between the Purchaser and Philips International B.V. shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of this Agreement, and agrees to fulfill its obligations thereunder in accordance with the terms thereof; provided, however, that the Confidentiality Agreement shall terminate effective as of the Closing Date. For the avoidance of doubt, if this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 6.2         Regulatory and Third Party Approvals.

(a)          The Purchaser shall, as promptly as practicable after the date hereof (i) use its commercially reasonable efforts to give all notices to, make all filings and applications with, obtain all consents, clearances and approvals of and take any action in respect of, any Persons and Governmental Authorities that are required of the Purchaser to consummate the transactions contemplated by this Agreement, including those described in Section 4.3 and Section 4.4 of Schedule 4; (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith and (iii) provide such necessary information and reasonable cooperation to the Vendor and its outside counsel as reasonably requested by the Vendor in connection with the performance of the Vendor’s obligations under Section 5.3. The Purchaser shall provide prompt notification to the Vendor when any such consent, clearance, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and shall advise the Vendor of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing to the Vendor and its outside counsel) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(b)          Without limiting the generality of the foregoing, the Purchaser shall consult and cooperate with the Vendor in connection with all notices, filings, applications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Purchaser in connection with obtaining all consents and approvals from any Governmental Authorities necessary to consummate the transactions contemplated hereby. The Purchaser will not make any notification, filing, application or other submission in relation to the transactions contemplated hereby without first providing the Vendor with a copy of such notification, filing, application or other submission in draft form (subject to reasonable redactions or limiting the sharing of such draft, or parts thereof, to an outside-counsel-only basis where appropriate) and giving the Vendor a reasonable opportunity to consider its content before it is filed with the relevant Governmental Authority, and the Purchaser shall consider and take account of all reasonable comments timely made in this respect. The Purchaser shall promptly notify the Vendor of any substantive communications from or with any Government Authority with respect to the transactions contemplated by this Agreement and will use its reasonable commercial efforts to ensure, to the extent permitted by Law, that the Vendor, or its outside counsel where appropriate, are involved in any substantive communications or invited to attend meetings with, or other appearances before, any Government Authority with respect to the transactions contemplated by this Agreement.

Section 6.3         Fulfillment of Conditions.

The Purchaser shall take all commercially reasonable steps necessary or desirable and proceed diligently in good faith to satisfy each condition to the obligations of the Vendor contained in this Agreement and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

Section 6.4         Retention of Books and Records.

(a)          The Purchaser shall, and shall cause Subco to, retain for a period of seven (7) years from the Closing Date, or such longer period as may be prescribed by applicable Law, all books, records and other written information relating to the Business delivered to the Purchaser or Subco in connection with the consummation of the transaction contemplated hereby or held by them.

(b)          During such period, the Purchaser shall, and shall cause Subco to, allow the Vendor and its Representatives, upon reasonable written notice, access during normal business hours to such books, records and other information, including the right to inspect and take copies (at the Vendor’s expense) and make the Employees available, as may be reasonably required by the Vendor in connection with an administrative or internal procedure, investigation or inquiry, or to enable the Vendor to comply with its statutory and contractual obligations under this Agreement, provided that the foregoing does not (i) unduly disrupt the conduct of the operations of the Purchaser and its Affiliates, (ii) violate any Law, fiduciary duty, Order, Contract or Permit applicable to the Purchaser and its Affiliates, or (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of the Vendor and its Affiliates.

Section 6.5         Use of Philips Names and Marks.

(a)          Except as explicitly agreed otherwise in the Other Transaction Documents, the Purchaser shall not, and shall cause Subco not to, after Closing Date, use in any way whatsoever, by means of trading names, domain names, registered or unregistered trademarks, logos or otherwise, the name Philips, or any abbreviation thereof or any name or lettering which is confusingly similar to the same, provided that nothing in this Section 6.5 shall prevent Purchaser or its Affiliates from referencing the name Philips, or any abbreviation thereof in order to describe or refer to the sale of Subco and the Business.

(b)          Notwithstanding Section 6.5(a), the Purchaser shall, as soon as practicable after the Closing, but in any event within six (6) months after the Closing Date, procure that the name Philips, or any abbreviations thereof, is removed from all business stationery and other assets held or used by Subco or acquired by the Purchaser pursuant to this Agreement, and from all premises occupied by Subco.

Section 6.6         [Redacted – Commercially Sensitive]

[Redacted – Commercially Sensitive]

ARTICLE 7

MUTUAL COVENANTS OF THE VENDOR AND PURCHASER

Section 7.1         Regulatory Filings and Other Actions.

The Parties shall prepare and file, as promptly as practicable and in any event within twenty (20) Business Days after the execution of this Agreement, such other filings, notices and applications required to obtain the consents, clearances, approvals and authorizations from Persons and Governmental Authorities that are necessary to consummate the transactions contemplated by this Agreement.

Section 7.2         Further Assurances.

From time to time after the date hereof, including after the Closing, and without further consideration, the Parties shall execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance, transfer or assumption and take or arrange for such other actions as may be reasonably requested by the other Party to more effectively complete any of the transactions provided for in this Agreement or any document contemplated hereby. Without limiting the foregoing, to the extent an allocation of the Purchase Price attributable to transferred rights and assets in a particular jurisdiction hereby is requested by either Party in order to minimize transfer taxes, the other Party will cooperate and use commercially reasonable efforts to enter into and deliver such documents provided it is not commercially unfavourable to such other Party.

Section 7.3         Tax Matters.

(a)          Each Party shall pay the applicable transfer Taxes payable upon and in connection with the sale, assignment, conveyance and transfer of the Subco Shares and Class A Patents and Trademarks to the Purchaser as required and imposed on such Party by applicable Law. The Purchaser shall, at its own expense, timely file any Tax Return with respect to such Taxes.

(b)          The Vendor and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data, personnel or other information as may reasonably be required for the preparation of any Tax Return with respect to any Vendor Tax Period relating to the Business.

(c)          Without limiting the generality of the foregoing, the Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by Subco after the Closing Date. The Vendor shall be given the opportunity to review, comment upon and suggest changes or corrections to, any Tax Returns required to be filed by Subco after the Closing Date which include any Vendor Tax Period and any amendments to such Tax Returns or any Tax Returns filed by Subco, as applicable, prior to the Closing (and the work papers of Subco and its respective accountants used in the preparation thereof), in each case, prior to the filing thereof (but in no event less than thirty (30) days prior to such filing). Except as required by Law, without the Vendor’s prior written consent, none of the Purchaser or Subco shall take any position on any Tax Return (including any amendment thereto) for, or agree to any settlement relating to, any taxable period which might result in any increase in Tax (over accruals therefor on the books and records of Subco as of the end of the day prior to the Closing Date) for any Vendor Tax Period. The Vendor shall pay all Taxes owing by Subco in respect of a Vendor Tax Period and shall remit to the Purchaser all such amounts not less than five (5) Business Days before the date on which such Taxes are required under applicable Law to be remitted to the applicable Tax authority or other receiving Governmental Authority.

(d)          If a refund of Taxes (the “Refund”) is received by or credited to the account of Subco in respect of any Vendor Tax Period, the Purchaser shall pay, or cause Subco, as applicable, to pay, within thirty (30) days of receipt, the amount of the Refund to the Vendor.

Section 7.4         Employees.

(a)          The Parties acknowledge that the Employees will transfer to Subco on the basis of their existing employment terms, existing benefits and compensation plans and other employment rights and obligations by operation of law in accordance with Chapter 1, Section 10 of the Finnish Act on Employment Contracts (55/2001 as amended). Subco shall assume all Liabilities accruing after the Closing Date in respect of all such Employees. The Vendor shall reimburse Subco for any form of payment, incentive or bonus to be received by or paid to any Employees in connection with the Closing of the transactions contemplated by this Agreement.

(b)          From the date hereof to the Closing Date, the Vendor and its Affiliates shall not, and the Vendor shall cause Subco not to, take any action to offer Employees alternate employment with the Vendor, its Affiliates or otherwise and the Vendor and its Affiliates shall not, and the Vendor shall cause Subco not to, otherwise interfere with the continuance of the employment of the Employees with Subco.

(c)          The Vendor shall be responsible for all success or other bonuses accrued by the Vendor, its Affiliates and Subco in respect of all Employees’ employment or retention by the Vendor, its Affiliates and Subco for any and all periods ending on the Closing Date even if payable after the Closing Date and the Vendor shall indemnify and save harmless the Purchaser in respect of all such obligations.

(d)          Each Party shall be responsible for and shall indemnify and hold harmless the other Party against any liability arising from a failure by it to comply with requirements of or obligations under any law regarding the transfer of undertaking (including, but not limited to, any information duties).

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligation of the Purchaser to acquire the Subco Shares and the Class A Patents and Trademarks and assume the Assumed Liabilities as contemplated hereby and to perform its other obligations hereunder to be performed on or after the Closing shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Purchaser, of each of the following conditions:

Section 8.1         Representations and Warranties.

The representations and warranties of the Vendor set forth in Article 3 shall be true and correct in all material respects, except to the extent qualified by materiality (including the word “material” and words of similar import) or Material Adverse Effect which shall be true and correct in all respects, in each case, on the Closing Date as if made on and as of such date (or, to the extent any such representations and warranties, by their terms, are made expressly as of the date hereof or another date, as of such other date).

Section 8.2         Performance of Covenants.

The Vendor shall have and shall have caused its Affiliates and Subco to have performed and complied with in all material respects all of their covenants, agreements and obligations contained in this Agreement to be performed on or prior to the Closing Date. The Vendor shall have delivered, or caused to be delivered, to the Purchaser all the deliveries set forth in Section 2.5(a)(ii).

Section 8.3         Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

Section 8.4         Consents, Approvals and Notices.

The consents, clearances and approvals of, filings with and notices and applications to the Governmental Authorities and other third Persons listed in Schedule 8.4 shall have been duly obtained, made or given (or in lieu thereof waivers) and shall be in full force and effect, and all terminations or expirations of waiting periods listed in Schedule 8.4 imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereunder shall have occurred.

Section 8.5         Cooperation with Business Acquisition Report.

The Purchaser shall have received from the Vendor the financial statement disclosure for a significant acquisition (as such term is defined in Part 8 of NI 51-102) required pursuant to section 8.4 of NI 51-102.

Section 8.6         Officer’s Certificate.

The Vendor shall have delivered to the Purchaser a certificate dated as of the Closing Date and executed by a duly authorized officer of the Vendor, in a form reasonably acceptable to the Purchaser, confirming the matters applicable to the Vendor in Section 8.1 and Section 8.2.

Section 8.7         Operating Agreements.

The Parties shall have mutually agreed on the terms and conditions of the Transition Services Agreement, the Loan Agreement, the Supply Agreement and the Subscription Agreement.

Section 8.8         No Material Adverse Effect.

Since the date hereof, there shall not have occurred a Material Adverse Effect.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF VENDOR

The obligation of the Vendor to sell the Subco Shares as contemplated hereby and to perform its other obligations hereunder to be performed on or after the Closing shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Vendor, of each of the following conditions:

Section 9.1         Representations and Warranties.

The representations and warranties of the Purchaser set forth in Article 4 shall be true and correct in all material respects, except to the extent qualified by materiality (including the word “material” and words of similar import) which shall be true and correct in all respects, in each case, on the Closing Date as if made on and as of such date (or, to the extent that any such representations and warranties, by their terms, are made expressly as of the date hereof or another date, as of such other date).

Section 9.2         Performance of Covenants.

The Purchaser shall have performed and complied with in all material respects all of its covenants, agreements and obligations contained in this Agreement to be performed on or prior to the Closing Date. The Purchaser shall have delivered, or caused to be delivered, to the Vendor all the deliveries set forth in Section 2.5(a)(i).

Section 9.3         Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated herby.

Section 9.4         Consents, Approvals and Notices.

The consents, clearances and approvals of, filings with and notices and applications to the Governmental Authorities and other third Persons listed in Section 9.4 shall have been duly obtained, made or given (or in lieu thereof waivers) and shall be in full force and effect, and all terminations or expirations of waiting periods listed in Schedule 10.4 imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereunder shall have occurred.

Section 9.5         Officer’s Certificate.

The Purchaser shall have delivered to the Vendor a certificate dated as of the Closing Date and executed by a duly authorized officer of the Purchaser, in a form reasonably acceptable to the Vendor, confirming the matters in Section 9.1 and Section 9.2.

Section 9.6         Operating Agreements.

The Parties shall have mutually agreed on the terms and conditions of the Transition Services Agreement, the Loan Agreement, the Supply Agreement and the Subscription Agreement.

Section 9.7         Knight Loan Agreement.

The Purchaser shall have obtained the consent of Knight Therapeutics Inc. to the transactions contemplated hereby, including payment of the amounts contemplated by Section 2.3(a)(ii) and (iii) hereof, pursuant to the loan agreement dated April 30, 2015, as amended, between the Purchaser and Knight Therapeutics Inc. and shall have provided the Vendor with evidence of same satisfactory to the Vendor, acting reasonably.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.1       Survival of Representations, Warranties, Covenants and Agreements.

All representations, warranties, covenants and agreements contained herein, or in any other certificate executed and delivered by any Party to another Party in connection with this Agreement shall survive the execution and delivery of this Agreement and consummation of the transactions contemplated hereunder. Notwithstanding the foregoing, (i) all such representations and warranties shall expire and terminate on the date that is two years after the Closing Date, except that (A) the representations and warranties of (x) the Vendor contained in Section 3.1 (Authority of the Vendor and Subco and Enforceability), Section 3.2 (Organization and Qualification of the Vendor and Subco), Section 3.3 (Subco Shares), Section 3.10 (Title to Assets), Section 3.15(a), (b), (c) and (g) (Intellectual Property Rights), Section 3.29 (Regulatory Matters), and Section 3.32 (Brokers) (collectively, the “Fundamental Representations”) and (y) the Purchaser contained in Section 4.1 (Organization and Qualification of the Purchaser), Section 4.2 (Authority of the Purchaser and Enforceability), Section 4.8 (Brokers), shall, in each case, survive indefinitely, and (B) the representations and warranties of the Vendor contained in Section 3.18 (Taxes) shall survive until sixty (60) days after the expiration of all applicable statutes of limitation under applicable Law (including all periods of extension, whether automatic or permissive), (ii) to the extent not fully performed by the Closing, the covenants and agreements of the Parties contained in this Agreement shall survive until fully performed in accordance with their respective terms. Notwithstanding anything contained in this Article 10, nothing herein shall limit claims and remedies for fraud.

Section 10.2       Indemnification by Vendor.

Subject to the provisions of this Article 10, from and after Closing, the Vendor agrees to indemnify and hold the Purchaser and its Representatives and Affiliates (the “Purchaser Indemnified Parties”) harmless from and against any actual damages, liabilities, losses and expenses (including, but not limited to, reasonable attorney’s fees incurred in defending any claim by a Third Person, and amounts paid in settlement of any claim or suit), fines, penalties and interest (collectively, the “Loss” or “Losses”) which are sustained or suffered by the Purchaser Indemnified Parties to the extent caused by, arising from or pursuant to:

(i)	any misrepresentation or a breach of any representation or warranty made by the Vendor, its Affiliates or Subco herein;

(ii)	a failure to perform any covenant or agreement made by the Vendor, its Affiliates or Subco (in the case of Subco, in respect of covenants or agreements to be performed prior to the Closing Date) herein;

(iii)	a Retained Liability;

(iv)	any Taxes in respect of a Vendor Tax Period of (A) the Vendor or its Affiliates with respect to the Business or (B) Subco;

(v)	any Indebtedness of Subco existing prior to Closing; and

(vi)	the Disentanglement.

Section 10.3       Limitations on Amount of Indemnification by Vendor.

Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of the Vendor pursuant to Section 10.2(i) shall be limited as follows:

(i)	no indemnification shall be payable by the Vendor with respect to any claim for breach of any representation or warranty made by the Vendor, its Affiliates or Subco or failure by the Vendor its Affiliates or Subco to perform any covenant or agreement asserted by the Purchaser after the expiration of the survival period, if any, prescribed for such representation, warranty, covenant or agreement in Section 10.1;

(ii)	no indemnification shall be payable by the Vendor hereunder until the total amount of recoverable claims for indemnification against the Vendor shall exceed in the aggregate an amount equal to €250,000 (the “Threshold”) whereby the total amount of each individual recoverable claim shall not be less than €10,000, in which event the Purchaser Indemnified Parties shall then be entitled to recover the aggregate amount of such recoverable claims back to Euro one, provided, however, that the Threshold shall not apply to Losses arising from a breach of a Fundamental Representation or a breach of a representation or warranty contained in Section 3.18 (Taxes and Tax Returns);

(iii)	the aggregate liability of the Vendor for indemnification payable under this Agreement shall not exceed an amount equal to €5,000,000 (the “Indemnity Cap”), provided, however, that the Indemnity Cap shall not apply to Losses arising from a breach of a Fundamental Representation or a breach of a representation or warranty contained in Section 3.18 (Taxes and Tax Returns); and

(iv)	for purposes of determining the existence of a misrepresentation or breach of any representation or warranty made by the Vendor, its Affiliates or Subco and, in each case, the Losses related thereto, the representations and warranties in this Agreement shall be read without regard to any qualifications therein referencing the terms “material”, “materially”, “Material Adverse Effect” or other terms of similar import or effect.

Section 10.4       Indemnification by Purchaser.

Subject to the provisions of this Article 10, from and after Closing, the Purchaser agrees to indemnify and hold the Vendor and each of its shareholders, officers, directors, employees, representatives, agents and Affiliates (the “Vendor Indemnified Parties”) harmless from and against, any Losses sustained or suffered by the Vendor Indemnified Parties to the extent caused by, arising from or pursuant to:

(i)	any misrepresentation or a breach of any representation or warranty made by the Purchaser herein;

(ii)	a failure to perform any covenant or agreement made by the Purchaser herein;

(iii)	an Assumed Liability.

Section 10.5       Limitations on Amount of Indemnification by Purchaser.

Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by the Purchaser pursuant to Section 10.4 with respect to any claim for breach of any representation or warranty made by the Purchaser or failure to perform any covenant or agreement asserted by a Vendor Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 10.1. The aggregate liability of the Purchaser for indemnification payable under this Agreement shall not exceed an amount equal to the Indemnity Cap.

Section 10.6       Notice and Defense of Claims.

(a)          In the event that any Person shall incur or suffer any Losses in respect of which indemnification may be sought by such Person pursuant to the provisions of this Article 10 (including any application of the Threshold), the Person seeking to be indemnified hereunder (the “Indemnified Party”) shall assert a claim for indemnification by written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) stating with reasonable specificity the nature and basis of such claim (including the breach, inaccuracy, nonperformance or provision of this Agreement to which such claim relates), a reasonable estimate of the amount of such claim and including copies of all relevant pleadings and other demands (a “Notice”). In the case of Losses arising by reason of any Third Party claim, the Notice shall be given within fifteen (15) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party unless the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure.

(b)          The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(c)          In the case of any Third Party claims for which indemnification is sought, the Indemnifying Party shall have the right to: (i) conduct and control any proceedings or negotiations; (ii) take steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party unless the settlement includes a complete release of the Indemnified Party with respect to the claim and provides that any amount to be paid shall be fully indemnified by the Indemnifying Party); and (iii) employ counsel to contest any such claim or liability. In the event the Indemnifying Party is permitted to and elects to conduct and control any proceedings itself, the Indemnified Party shall be entitled to fully participate at its own expense (to the extent the Indemnifying Party is diligently conducting the defense of such Third Party claim) and by its own counsel in any proceedings relating to any Third Party claim, provided, however, that the Indemnifying Party shall pay as incurred the reasonable fees and expenses of such counsel of the Indemnified Party incurred in connection with any Third Party claim if (i) a Third Party claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or (ii) the Indemnified Party shall have been advised by counsel that the representation of an Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which (A) one or more legal defenses may be available to any Indemnified Party that are inconsistent with, different from or in addition to those available to the Indemnifying Party and (B) material Liabilities would result which, in the good faith determination of the Indemnified Party, if taken with other Losses relating to then existing indemnifiable claims would not be fully indemnified hereunder. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to Indemnifying Party (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of the Third Party claim and, if applicable, only to the extent required by Section 10.3 and Section 10.5, as the case may be, and subject to the limitations of this Section 10.6 and Section 10.7. Regardless of whether the Indemnified Party or the Indemnifying Party shall assume the defense of the claim, the Indemnified Party and the Indemnifying Party agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the claim and any related proceeding and the Indemnified Party shall take no action or make any admissions or statements not required by applicable Law which would adversely affect the defense of any such claim.

(d)          If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to any claim under this Article 10 or fails to notify the Indemnified Party within the Dispute Period, the Losses arising from any such claim shall, subject to the provisions of Section 10.3, Section 10.5 and Section 10.7, be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall, subject to the provisions of Section 10.3, Section 10.5 and Section 10.7, pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, any Party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.

Section 10.7       Further Limitations and Qualifications on Indemnification.

(a)          Notwithstanding anything herein to the contrary, the Indemnified Party shall have no right to indemnification with respect to any punitive, exemplary or indirect damages.

(b)          The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder without regard to any expectation that the Indemnified Party will recover insurance proceeds or other amounts as a result of the matter giving rise to the claim for which indemnification payments are to be made. If the Indemnified Party receives any insurance proceeds or other amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party, net of the reasonable costs of recovery incurred by the Indemnified Party. If the Indemnified Party receives any insurance proceeds or other amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds or other amounts received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim, net of the reasonable costs of recovery incurred by the Indemnified Party.

(c)          In determining the amount of the Losses for which an Indemnified Party is entitled to indemnification, the amount of any Taxes required to be paid by the Indemnified Party with respect to the receipt of any indemnification payment and/or the amount of any Taxes that otherwise would have been required to be paid by the Indemnified Party save for the utilisation of any Tax deductions, Tax losses, Tax credits, Tax overpayments or similar attributes or items to reduce the Tax liability that otherwise would have been incurred by the Indemnified Party with respect to the receipt of the indemnification payment will be taken into account.

(d)          The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled; provided, however, a Notice shall have been given to the Indemnifying Party on or prior to the end of such time period.

(e)          The Indemnified Party shall take reasonable steps to mitigate in accordance with applicable Law any Losses for which such Indemnified Party seeks indemnification under this Agreement. If the Indemnified Party shall fail to take such steps, then the Indemnifying Party shall not be required to indemnify any Indemnified Party for the Losses that could have been avoided if the Indemnified Party had taken such steps.

ARTICLE 11

TERMINATION OF AGREEMENT

Section 11.1       Termination.

At any time prior to the Closing, this Agreement may be terminated:

(i)	by the mutual written agreement of the Purchaser and the Vendor;

(ii)	by the Purchaser or the Vendor at any time prior to the Closing in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereunder, and such Order or Law has become final and/or non-appealable; or

(iii)	by the Purchaser or the Vendor if the Closing has not occurred before the close of business on 120 days from the date of signing this Agreement (the “Outside Date”) unless, in the case of the Purchaser, such Purchaser’s breach of this Agreement results in the failure of the Closing to occur by such date or, in the case of the Vendor, any such Vendor’s breach of this Agreement results in the failure to close by such date.

Section 11.2       Notice of Termination.

In the event of termination by any Party pursuant to Section 11.1, written notice setting forth the reasons therefor shall be given by the terminating Party to the other Parties.

Section 11.3       Effect of Termination.

If this Agreement shall be validly terminated as above provided, this Agreement shall forthwith become null and void and all obligations of the Parties hereunder shall terminate without liability of any Party to the other (or any of their respective Representatives or Affiliates), other than Section 6.1, Section 11.3, Section 13.1, Section 13.2, and Section 13.5 to Section 13.13; provided, however, that nothing in this Article 11 shall prevent any Party from seeking or obtaining damages or appropriate equitable relief for the willful breach of this Agreement by any other Party.

ARTICLE 12

[REDACTED – COMMERCIALLY SENSITIVE]; DISPUTE RESOLUTION

Section 12.1       [Redacted – Commercially Sensitive]

[Redacted – Commercially Sensitive]

Section 12.2       Dispute Resolution.

All disputes arising out of or relating to this Agreement and the Other Transaction Documents, including, without limitation, the interpretation, breach, termination or invalidity thereof, shall be determined by and in accordance with the ICC Arbitration Rules, and:

(a)          the place of the arbitration shall be held in Toronto, Ontario in the English language;

(b)          there shall be three arbitrators; each Party shall be entitled to choose one of the arbitrators upon notice to the other Party, the third arbitrator shall be chosen by the first two arbitrators and shall be an experienced lawyer with expertise in the commercialization of medical devices or technology, and if the first two arbitrators cannot agree upon the third arbitrator, then the third arbitrator shall be selected in accordance with the ICC Arbitration Rules;

(c)          the arbitrator may grant any remedy that a judge of the Province of Ontario or federal court may grant, including without limitation equitable and injunctive relief, but may not award punitive damages; and

(d)          the Parties and participants in the arbitration shall keep confidential the fact of arbitration proceedings, all awards in their arbitration, all materials in the proceedings created for the purpose of the arbitration, and all other documents produced by another Party in the proceedings not otherwise in the public domain, save, and to the extent that, disclosure is required of a Party (i) by legal duty, (ii) to protect or pursue a legal right, or (iii) to enforce or challenge an award in legal proceedings before a court or other judicial authority, in which event the Parties shall use their reasonable commercial efforts to obtain a confidentiality or sealing order with respect to any court proceeding related to the arbitration or award. In addition, as a condition to participating in such arbitration, all participants, including any witnesses, must agree to abide by the provisions hereof.

ARTICLE 13

MISCELLANEOUS

Section 13.1       Expenses.

Except as otherwise provided in this Agreement (including Section 7.3(a)), each Party shall pay its own costs and expenses, including the fees and expenses of its accountants, financial advisors (including those described in Section 3.32 and Section 4.8) and legal counsel, incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 13.2       Notices.

Any notice or other communication required or permitted to be given to any Party hereunder shall be in writing and shall be given to such Party at such Party’s address set forth below, or such other address as such Party may hereafter specify by notice in writing to the other Party. Any such notice or other communication shall be addressed as aforesaid and given by: (i) hand delivery; (ii) international overnight courier; or (iii) e-mail transmission. Any notice or other communication will be deemed to have been duly given: (A) on the date of service if served personally; (B) on the Business Day after delivery to an international overnight courier service, provided receipt of delivery has been confirmed; or (C) on the date of transmission if sent via e-mail transmission, provided confirmation of receipt is obtained promptly after completion of transmission and provided that transmission via e-mail is followed promptly by delivery via one of the methods in Section 14.2(i) or (ii) above.

To the Vendor:

Koninklijke Philips N.V.

Amstelplein 2

1096 BC Amsterdam

Attention:	Head of M&A

With a copy to: Head of Legal M&A and Alliances

With a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 4000

Toronto, Ontario M5L 1A9

Attention:	Ken Pearce
E-mail:	kenneth.pearce@blakes.com

To the Purchaser:

Profound Medical Corp.

2400 Skymark Avenue, Unit 6

Mississauga, ON L4W 5K5

Attention:	Arun Menawat
E-mail:	amenawat@profoundmedical.com

With a copy to:

Torys LLP

Suite 3000, P.O. Box 270

79 Wellington Street West

TD Centre

Toronto, ON M5K 1N2

Attention:	Cheryl Reicin and Leah Frank
E-mail:	creicin@torys.com and lfrank@torys.com

Section 13.3       Amendment.

No amendment to this Agreement may be made unless agreed to by the Parties in writing.

Section 13.4       Schedules and Exhibits.

The Schedules and Exhibits shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include the Schedules and the Exhibits.

Section 13.5       Enforcement of Agreement.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the failure by any Party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the Vendor and the Purchaser, as applicable, shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which the Vendor and the Purchaser, as applicable, are entitled at Law or in equity, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby waived.

Section 13.6       Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the Parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the Parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

Section 13.7       Entire Understanding.

This Agreement, including the Schedules and Exhibits hereto, sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms; provided, that the Confidentiality Agreement shall terminate effective as of Closing.

Section 13.8       Binding Effect; No Third Party Beneficiaries.

Except for the provisions of Article 10 relating to the Vendor Indemnified Parties and the Purchaser Indemnified Parties, this Agreement shall be binding upon and shall inure to the exclusive benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties agree that, for the purpose of giving enforceable rights under this Agreement (i) to the Vendor Indemnified Parties who are not party to this Agreement, the Vendor is contracting as the agent of such Persons and will hold the rights of such Persons in trust for them, and (ii) to the Purchaser Indemnified Parties who are not party to this Agreement, the Purchaser is contracting as the agent of such Persons and will hold the rights of such Persons in trust for them.

Section 13.9       Governing Law.

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

Section 13.10     Waiver of Trial by Jury.

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PROVISION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT SUCH PROCEEDING WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13.11     Assignability.

No Party hereto shall sell, pledge, assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party and any attempt to do so shall be void; provided, however, that: (i) no such consent will be required for an assignment of all or any part of this Agreement by the Purchaser to an Affiliate provided the Purchaser continues to be obligated hereunder; and (ii) without the consent of the other Party hereto, the Purchaser may pledge, grant a security interest in or assign as collateral all or any portion of its interest in, or rights under, this Agreement to any one or more financial institutions or Persons providing financing to the Purchaser and that upon foreclosure or sale or deed in lieu of foreclosure by or to any such financial institutions or Persons, the rights of the Purchaser hereunder may be assigned to any such financial institutions or any purchaser upon such foreclosure or sale or deed in lieu of foreclosure; provided, further, that any such permitted assignee agrees in writing to be bound by all of the terms and conditions contained herein relating to such rights or obligations assigned, but no such assignment shall relieve the Purchaser of its obligations hereunder.

Section 13.12     Counterparts; Delivery by Electronic Transmission.

This Agreement may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.13     Public Announcements.

No public announcements or other publicity regarding the transactions referred to herein shall be made by the Purchaser, the Vendor or Subco at any time prior to the Closing without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) as to form, timing and manner of distribution or publication, except (i) to the extent otherwise required by Law, and (ii) the Parties may disclose to their current and prospective lender and investors and their representatives and agents. The Parties shall also obtain the other Parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

Section 13.14     Restrictive Covenants.

The Parties intend that the conditions set forth in subsection 56.4(7) of the Tax Act have been met such that subsection 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the Tax Act) granted by the Vendor pursuant to this Agreement (the “Restrictive Covenants”). For greater certainty, the Parties hereto agree and acknowledge that: (i) no proceeds shall be received or receivable by the Vendor for granting the Restrictive Covenants; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Subco Shares and the Class A Patents and Trademarks.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

PROFOUND MEDICAL CORP.

By:	/s/ Arun Menawat
Name: Arun S. Menawat
Title: Chief Executive Officer

KONINKLIJKE PHILIPS N.V.

By:	/s/ Iwald Mons
Name: Iwald Mons
Title: Authorized Representative

By:	/s/ Leonie Starmans
Name: Leonie Starmans
Title: Authorized Representative

EXHIBIT A

RESALE PURCHASING AGREEMENT

This Resale Purchasing Agreement is effective as of ______, 2017 ("Effective Date") by and between Philips Medical Systems Nederland B.V. having a place of business at Veenpluis 4-6, 5684 PC Best, the Netherlands (“Philips”); and Profound Medical Corp., having a place of business at 3080 Yonge Street, Suite 4040, Toronto, ON, M4N 3N1, Canada (“Supplier”) (individually, a “Party” and jointly, the “Parties”)

PREAMBLE

WHEREAS, Philips is engaged in the development, design, engineering, manufacturing, marketing, sale and delivery of medical equipment and systems;

WHEREAS, Supplier is engaged in the development, design, engineering, manufacturing, sale, delivery and support of Products (as defined herein);

WHEREAS, Buyer (as defined herein) desires to purchase from Supplier a varying volume of Products for the purpose of reselling such Products to Customers and Supplier desires to sell such Products to Buyer for its resale activities under this Agreement;

WHERAS, on the date hereof, the Parties have entered into a Supply Agreement, pursuant to which, for the term specified therein, Philips will manufacture and supply, as a contract manufacturer to Supplier, the Products (the “Supply Agreement”);

WHEREAS, the Parties hereto wish to set forth in this Agreement the terms and conditions under which Buyer will purchase from Supplier and Supplier will sell and deliver to Buyer the Products and Consumables; provided, for greater certainty, subsequent to the initial sale of Consumables by Buyer to a Customer, and outside the scope of this Agreement, Supplier may sell and deliver directly to Customers additional Consumables beyond those delivered in connection with the initial sale of the Product;

NOW, THEREFORE, in consideration of the mutual promises, and of the representations, warranties, covenants and agreements contained herein the Parties agree as follows:

ARTICLE 1:	DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

1.1	“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by contract, credit agreement or otherwise), provided that in any event, any Person which owns directly, indirectly or beneficially fifty percent (50%) or more of the securities having voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership interests or other ownership interests of any other Person will be deemed to control such Person.

Philips & Profound

1.2	“Agreement” means this Agreement,as the same may be amended or supplemented and/or restated from time to time in accordance with the terms hereof, including all Attachments, exhibits and other documents referred to herein or therein.

1.3	“Buyer” means Philips or any of its Affiliates that has issued a Purchase Order under this Agreement.

1.4	“Buyer Indemnitees” has the meaning given to such term in clause 9.1.4.

1.5	“Change of Control” means with respect to Supplier (i) the sale of all or substantially all of the assets of Supplier, or (ii) a merger, consolidation or other reorganization of Supplier which results in more than fifty percent (50%) of the voting stock of the resulting or surviving entity being owned or held by persons other than those owning or holding the voting stock in Supplier on the date of this Agreement, or (iii) the sale by one or more stockholders of Supplier, in a single transaction or series of related transactions, of more than fifty percent (50%) of the voting stock of Supplier to one or more third parties who are at the time of such sale unaffiliated with any shareholders of Supplier.

1.6	“Confidential Information” means any information, provided in whatever form (including in written, electronic or oral form) or medium, which relates to either Party’s or its Affiliates’ business, products (hardware and software), technology, business plans, product plans, customers, customer information, specifications, designs, costs, prices, business opportunities, Know How, trade secrets, inventions, techniques, processes, algorithms, software programs, schematics and any other business or technical information disclosed by the disclosing Party to the receiving Party in connection with this Agreement.

1.7	“Consumables” means the consumables that function with the Product as identified in Attachment 1.

1.8	“Customer” means any customer of Buyer that purchases and/or uses Philips Equipment together with any of the Products.

1.9	“Factory Test Report” means the report attached as Attachment 5 hereto during the term of Supply Agreement and thereafter a similar document with the same content and modified signatures and introduction language.

1.10	“Force Majeure Event” means any prevention, delay, stoppage or interruption in the performance of any obligations or the occcurance of any event due to an act of God, the occurrence of enemy or hostile actions, sabotage, war, blockades, terrorist attacks, insurrections, riots, epidemics, nuclear and radiation activity or fall-out, civil disturbances, explosions, fire or other casualty, failure of energy sources, any industry-wide material shortage and changes in governmental or regulatory action or legislation or regulation, third party labour disputes or strikes or any other similar causes beyond the control of the Party seeking relief from its obligations as a result of such event, but not including, for clarity, any financial inability of a Party or any of its Affiliates or the failure of any subcontractor to perform obligations owed to a Party (unless such failure by a subcontractor in turn was caused by a Force Majeure Event).

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1.11	“Intellectual Property Rights” (or “IPR”) means, in any and all jurisdictions, all: (a) patents and applications therefor, including all continuations, continuations-in-part and provisionals and patents issuing thereon, and all reissues, re-examinations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, corporate names, Internet domain names or uniform resource locators used in connection with any global computer or electronic network, together with all translations, adaptations, derivations and combinations thereof, and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) industrial designs, designs and design rights; (d) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; (e) trade secrets, discoveries, concepts, ideas, research and development, Know How, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, quality data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, which would constitute a “trade secret” under applicable law, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (f) inventions, processes and designs; and (g) software, and all source code, object code, data and documentation relating thereto.

1.12	“Know How” means any and all concepts, ideas, information, data and documents of whatever nature, including, without limitation, drawings, methods, techniques, designs, specifications, photographs, samples, models, processes, procedures, reports, particulars of a technical nature (including, without limitation, any know how related to the manufacturing or design of Products and technical and commercial know how).

1.13	“OEM Quality Agreement” means the OEM Quality Agreement signed as a supplementary agreement to this Agreement by Buyer and Supplier on the Effective Date of this Agreement.

1.14	“Open Source Software” means any software that is licensed under terms that require as a condition of use, modification and/or distribution of a work: (i) the making available of source code or other materials preferred for modification; (ii) the granting of permission for creating derivative works; (iii) the reproduction of certain notices or license terms in derivative works or accompanying documentation; or (iv) the granting of a royalty-free license to any party under Intellectual Property Rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work.

1.15	“Philips Equipment” means the various versions of the Philips Achieva 3.0T and 1.5T and Ingenia 3.0T and 1.5T MRI systems with which Products will be used by Philips and Customers.

1.16	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, Supplier or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental authority.

1.17	“Price” means the price for the Product as specified in Attachment 1.

1.18	“Product” means the products delivered by Supplier to Buyer as further identified in the respective Attachment 1, including if so specificied in Attachment 1: service parts as well as any materials, sub-assemblies, accessories or software incorporated in the Product and any other items supplied by Supplier to Buyer (in respect of the Product), including Consumables or any incidental services provided by Supplier, in their form existing as of the Effective Date and as the same may be modified, enhanced or improved by or on behalf of Supplier and its Affiliates, unless otherwise agreed by the Parties.

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1.19	“Production Plan” means the production plan as defined in the Supply Agreement, or after the termination of the Supply Agreement, a production plan to be mutually agreed by the Parties, acting reasonably and in good faith, in writing.

1.20	“Purchase Agreement” means the Asset and Share Purchase Agreement (the “Purchase Agreement”) entered into on June 30, 2017 by Supplier and Koninklijke Philips NV (“Philips NV”) N.V. (an Affiliate of Buyer).

1.21	“Purchase Order” means any written or electronic purchase order issued by Buyer to Supplier for a Product, each of which will be governed by and be subject to the terms of this Agreement, unless explicitly agreed otherwise in writing in the respective Purchase Order.

1.22	“Specifications” means the specifications, descriptions, design criteria, drawings, samples, prototypes and other requirements relating to the Products provided in writing by Supplier to Buyer from time to time to define Productst.

1.23	“Supplier” means Profound Medical Corp. and its Affiliates that provide Products hereunder.

1.24	“Territory” means for each Product the area or country as listed in Attachment 1.

1.25	“Third Party” means any Person other than the Parties and their Affiliates.

ARTICLE: 2	SCOPE AND INTENT

2.1	Supplier will manufacture and on a non-exclusive basis sell and deliver to Buyer for resale in combination with or separately from Philips Equipment to Customer the quantities of Products as may be ordered, subject to any restrictions on forecasts and orders contained herein, by Buyer under this Agreement and the OEM Quality Agreement.

2.2	Buyer shall use commercially reasonable efforts to sell Products to Customers in the Territory for use in combination with Philips Equipment and under the brand name(s) as indicated in Attachment 1. Buyer shall not distribute, sell or export any Products outside of the Territory. Buyer shall not solicit orders for Products outside the Territory.

2.3	Nothing in this Agreement, shall prevent Supplier from selling Products to other customers, or prevent Buyer from selling Philips Equipment.

2.4	Supplier shall be responsible for the design, engineering, manufacture, quality control and sourcing of Products, as set forth in the OEM Quality Agreemet, and is entitled to outsource or subcontract these activities without the consent of the Buyer being required. Such outsourcing or subcontracting shall not release Supplier from any of its duties and obligations in or in relation to this Agreement or under applicable law.

2.5	Supplier shall deliver the Products and any other deliverables to the Buyer at the agreed point of delivery as specified in Attachment 1.

2.6	Installation, application support, training, maintenance and service to the Customer (for the avoidance of doubt, including the remedies for non-compliance with Product warranties as set forth in clause 9.3) will be provided by Supplier as set forth in Attachment 2, it being understood that Supplier may subcontract these activities to Buyer and/or its Affiliates, subject to the parties written agreement, on the basis of the scope and service fees as set out in Attachment 2.

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2.7	The Parties may agree in writing on additional terms and conditions defined for certain parts of the Territory in local agreements, if any (hereinafter “Local Agreements”). This Agreement sets out the principles and framework for the underlying Local Agreements. In case of conflict between the Local Agreements and this Agreement, this Agreement will prevail, unless explicitly agreed otherwise in writing in a Local Agreement (using the words “notwithstanding the terms of the Resale Purchase Agreement, the Parties expressly agree”), it being understood that quality, sustainability and liability in respect of the Product cannot be deviated locally from the terms of this Agreement. As of the Effective Date, there are no local agreements.

2.8	The Parties will meet from time to time (but not less than one time per year) as mutually agreed by the parties to discuss efficiency increases, product and technology roadmaps, price/performance ratio of Products, cost and quality issues, Supplier’s and Buyers performance hereunder, market conditions, and all other issues which the Parties may deem appropriate, including, conducting meetings of the Joint Steering Committee (as defined in the Purchase Agreement) in accordance with the schedule for meetings of the Joint Steering Committee as contemplated by the Purchase Agreement.

2.9	Buyer will use commercially reasonable efforts to engage in the marketing and promotion of the Products in the Territory, through such means as personal contact with prospective customers, distribution of Product literature and the like in accordance with Attachment 4. Supplier will use commercially reasonable efforts cooperate with Buyer in the promotion of the Products in accordance with Attachment 4. Each Party agrees to adhere to the COCIR Code of Conduct in its efforts to promote the Product.

2.10	Except for connecting the Product to Philips Equipment, Buyer shall not modify, reverse engineer, disassemble, decompile, decode, copy, duplicate, change or alter the Product or any parts or components thereof unless with Supplier’s prior written consent.

ARTICLE 3:	TERM

3.1	This Agreement shall come into effect on the Effective Date, and unless terminated earlier, shall continue in full force until the [Redacted – Commercially Sensitive] of the Effective Date (the “Initial Term”), [Redacted – Commercially Sensitive]. The Initial Term shall thereafter automatically renew for additional one (1) year periods (the Initial Term and any renewal thereof being collectively referred to herein as the “Term”), unless either Party terminates this Agreement by no less than ninety (90) days written notice prior to the end of the then current Term. If the end of the Term does not coincide with the end of the term of any Purchase Order (other than due to termination upon notice), then this Agreement shall automatically renew with respect only to the open Purchase Order for additional one (1) week periods until such time as the Purchase Order has been fully completed in accordance with the terms of such Purchase Order and this Agreement.

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ARTICLE 4:	COMPONENTS, CHANGES AND DISCONTINUATION OF PRODUCT

4.1	Changes

4.1.1	Any changes to the Product including those changes and modifications referred to in the OEM Quality Agreement shall be discussed in the Joint Steering Committee (as such is established under the Share Purchase Agreement) prior to the change being implemented.

4.2	Discontinuation of Production.

4.2.1	Subject to the forecasting and delivery requirements and obligations outlined in this Agreement, Supplier agrees to provide the Product in accordance with the terms of this Agreement of (i) in respect of the Product during the Term of this Agreement, unless the Agreement is partially terminated pursuant to clause 14.1.1 with respect to that Product, to the extent such partial termination is provided for hereunder; and (ii) during the Term, in respect of Consumables, for a period of two (2) years after last shipment of the relevant Product to Buyer under this Agreement.

ARTICLE 5:	PRICE, PAYMENT, SET OFF, CURRENCY

5.1	Price.

5.1.1	Parties have agreed upon the Price and payment terms which apply and against which Buyer may order Products (and if so specified in Attachment 1 for the relevant Product: Consumables and/or services) from Supplier as well as the period of validity of such Price, all as specified in Attachment 1 (as may be adjusted from time to time if mutually agreed in writing by the Parties).

5.1.2	[Redacted – Pricing Information - Commercially Sensitive].

5.1.3	Subject to applicable law, Supplier and Philips agree to discuss purchase prices and other terms whenever market conditions so require, including possible price reductions and anything else considered materially relevant for the performance of this Agreement by either Party. Such discussions may include the average price for the Product received by Buyer in each jurisdiction in the Territory (in the previous year), at most once per year. The prevailing prices and other terms agreed upon in Attachment 1 will remain in effect until the Parties have reached a mutual written agreement on new prices and other terms.

5.1.4	In respect of any sale of a Product to a Customer, if Buyer wishes to offer a discount on the price of such Product to such Customer, Philips may discuss such discount with Supplier. If Supplier does not agree, in its sole discretion, to provide Buyer a further discount in respect of such sale, Buyer will then decide, in its sole discretion, as to whether it wishes to provide the originally proposed discount to such Customer (without receiving a corresponding discount from Supplier) and Supplier will have no further obligations to discuss further discounts in respect of such sale.

5.1.5	Prices are exclusive of any federal, state or local sales, use or excise taxes and any, value added tax (VAT). Supplier will list separately on its invoice any tax lawfully applicable to the relevant Purchase Order and payable by Buyer, if any, with respect to which Buyer does not furnish evidence of exemption. Supplier is responsible for remitting any applicable VAT, sales tax, consumption tax, or any other similar tax, in each instance, that were charged to Buyer under an applicable Purchase Order, to the appropriate tax authorities in accordance with applicable laws and required timelines. Supplier will issue an invoice containing wording that will allow Buyer to take advantage of any applicable “input” tax deduction.

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5.2	Payment.

5.2.1	Supplier invoices, compliant with the requirements of this Agreement, will be payable within [Redacted – Payment Terms]. Buyer shall make all payments in Euros by check, wire transfer or automated clearing house to the bank account designated by Supplier.

5.2.2	[Redacted – Payment Terms].

5.3	Offset.

5.3.1	[Redacted – Payment Terms].

5.4	Currency.

5.4.1	All invoicing and payment obligations under this Agreement will be satisfied in the same currency as the currency of the Price as specified in Attachment 1.

ARTICLE 6	PLANNING AND ORDERING

6.1	Planning.

6.1.1	Buyer shall provide Supplier in good faith on a monthly basis, on the later of (i) seven (7) days prior to the beginning of each calendar month a rolling twelve (12) month forecast for the Products (including the major configuration of each Product such as field strength and Consummables) (“Forecast”) it expects to purchase during such 12-month period. Such Forecast shall be provided in writing or in any other mutually agreed manner of communication (e.g., EDI or email). Notwithstanding any other obligation set forth herein, Buyer shall give Supplier at least six (6) months prior written notice if, during the Term, it intends to discontinue the purchase of any Products hereunder, or if it intends to substantially decrease, versus the Forecast, its purchase demand hereunder.

6.1.2	Notwithstanding Buyer’s obligations pursuant to clause 6, the first two (2) months of each Forecast shall constitute a binding commitment of Buyer to purchase the quantities of Products set forth in the relevant Forecast for such two (2) month period. The Forecast for the period beyond this two (2) month period shall be non-binding except to the extent otherwise provided in this clause 6. Only Purchase Orders as accepted by Supplier constitute an obligation for Supplier to actually produce the so ordered Products and no quantities of Products in the Forecast provided by Buyer shall constitute an accepted Purchase Order.

6.1.3	Buyer shall have the right to increase or decrease, as the case may be, the 12-month Forecast only within the limitations set forth in the Production Plan per quarter.

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6.2	Ordering.

6.2.1	Only Purchase Orders placed by Buyer (except for blanket purchase orders placed for estimated annual purposes, which are non binding) and accepted by Supplier will create a binding obligation on Buyer to take delivery and make payment for Products delivered under such Purchase Order. Supplier will accept a Purchase Order to Buyer by returning a signed confirmation of the Purchase Order to Buyer. Order acknowledgement may be made by Supplier if so agreed with Buyer using customary means as email or other electronic transmission.

6.2.2	Any Purchase Order issued by Buyer under this Agreement to Supplier shall constitute a contractual relationship between that respective Buyer and Supplier. Supplier shall not hold any Buyer liable for any damages or losses arising from any act, default, omission or negligence of another Buyer, including but not limited to any default payment; provided that Philips shall be responsible for the obligations of all Buyers, solely to the extent that the applicable Purchase Orders of such Buyers are delivered by Philips to Supplier. Notwithstanding anything to the contrary herein, Supplier warrants also towards Philips the proper fulfilment of any and all obligations and warranties in the supply of any Products hereunder to Buyer. As a result any breach by Supplier against Buyer under this Agreement shall also be regarded a breach by Supplier against Philips under this Agreement, in which case Philips shall be entitled to claim any and all damage that it and/or Buyer has incurred in connection with such breach, it being understood that the same damage can only be claimed once by Philips and/or Buyer.

6.2.3	No Purchase Order shall be deemed to be accepted by Supplier until accepted in writing (including by email or another agreed manner of communication) by Supplier. Supplier shall not reject any Purchase Order which is placed in accordance with the Forecast, the applicable lead time for such Product (set forth in Attachment 1) and otherwise in accordance with this Agreement.

6.2.4	Supplier shall confirm to Buyer the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within seven (7) days following Supplier’s receipt thereof in writing or in any other mutually agreed manner of communication (e.g., EDI or email). Each Confirmation must reference Buyer’s Purchase Order number, confirm acceptance of the Purchase Order, include a confirmed Delivery Date (which may differ from the requested one in the Purchase Order)or, solely if permitted under this clause 6.2.4, advise Buyer of Supplier’s rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Supplier commences performance under such Purchase Order, Supplier will be deemed to have accepted the Purchase Order. Buyer may withdraw any Purchase Order prior to Supplier’s acceptance thereof. Supplier may only reject a Purchase Order if (a) the quantity ordered by Buyer in such Purchase Order is inconsistent with the quantity in the applicable Forecast in accordance with clause 6, (b) Supplier has sent Philips of termination pursuant to clause 14 or (c) the applicable Purchase Order includes terms and conditions that supplement those contained in this Agreement, which Supplier is unwilling to accept. Supplier may not cancel any previously accepted Purchase Order hereunder. Buyer may not cancel a previously accepted Purchase Order .

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ARTICLE 7:	DELIVERY

7.1	Delivery

7.1.1	Delivery of Products to Buyer shall be made in accordance with the Incoterms as referred to in Attachment 1. Incoterms 2010, shall apply to the interpretation of the delivery terms mentioned in this Agreement.

7.1.2	Supplier shall make the agreed deliveries by making the Products and any other deliverables available to the Buyer at the agreed point of delivery as specified in Attachment 1. [Redacted – Commercially Sensitive].

7.1.3	Supplier shall use commercially reasonable efforts to deliver Products on the delivery date specified in the Confirmation (the “Delivery Date”). [Redacted – Commercially Sensitive].

7.1.4	Buyer shall inspect shipments for freight damages at time of receipt of the Product at the named place of delivery specified in the Purchase Order and promptly notify Supplier of any freight damage.

7.1.5	Should Supplier wish to deliver Products before the Delivery Date, than Buyer may choose, at its option to (i) return such Products in order to have them delivered at the Delivery Date, in which case transportation charges shall be for Supplier’s costs, (ii) accept delivery but withhold payment for such Products until the Delivery Date, or (iii) keep the Products in storage at Supplier’s costs until the Delivery Date.

7.2	Complete Delivery.

7.2.1	Supplier may not over ship or under ship Products. In either case, Supplier will alert Buyer in a timely manner. Supplier will recover any over shipments or ship additional Products to cover under shipments. All over shipments returned to Supplier, and all additional Products shipped by Supplier to cover under shipments, will be at Supplier’s risk and expense, including transportation charges.

7.3	Acceptance.

7.3.1	[Redacted – Acceptance Criteria – Commercially Sensitive]

7.4	Buyer’s subcontractors.

7.4.1	Buyer may appoint a third party to handle logistics, administration, integration, assembling or other activities relating to Products or Philips Equipment, in which case Buyer shall inform Supplier hereof.

ARTICLE 8:	DOCUMENTS

8.1	Supplier’s Documents.

8.1.1	Supplier will provide end-user documentation in the language of the anticipated end users as per the legal requirements of the relevant countries, such countries as initially forecasted in Attachment 1.

8.1.2	Buyer may reproduce, create and disseminate derivative works from such technical data and other Supplier’s Documents and use, in any manner the technical data and other Supplier’s Documents, without a license fee or other payment to Supplier or third parties. Such derivative works shall be true and accurate. Buyer shall obtain Supplier’s prior written approval over such derivative works. Buyer shall provide Supplier with copies of such derivative works.

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8.2	Updates of Supplier’s Documents.

8.2.1	Supplier shall update and maintain its Documents relating to the Product, during the Term of this Agreement including the continuing maintenance and service support period as provided herein. Updates will be made available to reflect any changes and modifications implemented to the Products. Any corrections or updates to Supplier’s Documents will be promptly furnished to Buyer at no charge to Buyer.

8.3	Promotional Materials

8.3.1	All advertisements, promotions and other descriptive matters (together referred to as “Promotional Material”) provided by Supplier shall be consistent with the labelling of the Product. At Buyer’s request, Supplier shall review any Promotional Material created by the Buyer that refers to the clinical use, safety or effectiveness of the Product and shall confirm to Buyer in writing within ten (10) days of submission that such Promotional Material is consistent with the labelling of the Product and complies with all applicable regulatory requirements for the Product under applicable law. If Supplier cannot so confirm, it shall within ten (10) days of the submission, identify in detail the provisions of the Promotional Material that are non-compliant or inconsistent with labeling. Supplier shall defend, indemnify and hold Buyer and its Affiliated Companies harmless from any and all claims, direct losses, demands, direct costs and/or liabilities, including reasonable attorney fees, alleging that Promotional Material provided or confirmed by Supplier promotes use inconsistent with the Product labelling or causes the Product to be misbranded or adulterated.

ARTICLE 9:	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties.

9.1.1	Supplier represents and warrants to Buyer that all Products delivered and any services provided hereunder:

i.	conform to the Specifications on the Delivery Date, as [Redacted – Commercially Sensitive];
ii.	unless otherwise agreed with Buyer in writing, are new (do not contain any used or reconditioned parts or materials) and fit for the purposes for which they are intended;
iii.	are of sound workmanship, good quality and free from defects in design, construction, manufacture and material, [Redacted – Commercially Sensitive];;
iv.	comply in all respects with applicable laws, regulations, certification requirements, including health and safety standards and all other applicable regulatory requirements for the design, manufacture and shipment of Products;
v.	do not contain any of the restricted substances as listed in the Sustainability Declaration;
vi.	are free and clear of all liens, encumbrances, and other claims against title; and
vii.	comply in all respects with the terms of this Agreement and the applicable Purchase Orders.

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9.1.2	Supplier’s representations and warranties do not apply to:

i.	Philips Equipment;
ii.	damage to Products resulting from misuse, abuse, accident, neglect, impacts and/or abrasions and failure to use or store Products as provided for in the Specifications;
iii.	damages resulting from any modifications or alterations made by Buyer or
a	Customer to Products, including those resulting from the repair or service of Products by anyone other than Supplier approved personnel or in a manner not approved by Supplier; and
iv.	damage resulting from Customer’s application of cleaners, germicides or other chemicals not approved by Supplier.

For the avoidance of doubt, clause 9.1.2(iii) shall not apply to damages to the Product resulting from the connection of the Product to Philips Equipment by Supplier upon installation.

9.1.3	[Redacted – Limitation on Warranties - Commercially Sensitive].

9.1.4	[Redacted – Limitation on Warranties - Commercially Sensitive].

9.1.5	Subject to the limitations applied (including the ability to bring a claim) [Redacted – Commercially Sensitive], the foregoing warranties will survive any inspection, delivery, acceptance, or payment by Buyer and will be enforceable by Buyer and its Affiliates, and their successors, assigns, subcontractors, distributors, dealers, agents and Customers and all other entities combining, selling or using Products or goods into which Products have been incorporated (together, the “Buyer Indemnitees”), for the period set forth in clause 9.2.

9.2	Warranty Term.

9.2.1	Without prejudice to any other rights accruing under this Agreement or law, the warranties set forth in clause 9.1 will extend for a period of [Redacted – Warranty Term - Commercially Sensitive]; (the “Warranty Term”); provided that such Warranty Term shall not extend beyond [Redacted – Warranty Term - Commercially Sensitive]. Products repaired or replaced by Supplier within the Warranty Term are warranted for the remainder of the original Warranty Term of said Products.

9.3	Buyer’s Remedies.

9.3.1	Subject to the remedies in clause 7.3 in respect of failure to meet the Specifications, if Products do not comply with the warranties set forth in clause 9.1, Buyer may then, after having consulted Supplier as to the most appropriate remedy, elect reasonably to have Products:

i.	returned to Supplier for repair or replacement;
ii.	repaired or replaced by Supplier in the field; or
iii.	repaired or replaced by Buyer in the field, including Products in distributor inventory and Buyer’s installed base; or
iv.	returned to Supplier in exchange for a full refund of the purchase price for the non-conforming Products paid under this Agreement.

9.3.2	Supplier will bear all costs, including transportation and labor costs, in connection with the repair or replacement of, and all other costs or damages Buyer may incur as a result of Products not complying with clause 9.1. If Supplier agrees that Buyer performs the repair, Supplier will provide Buyer free of charge with any replacement Product or upgrade necessary, and will reimburse Buyer for all costs relating to such repair, including any related labor costs.

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ARTICLE 10:	CONFIDENTIALITY

10.1	Confidential Information may be disclosed by or on behalf of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement. Each Party agrees to keep the other Party’s (and its Affiliates) Confidential Information confidential and not to reproduce or disclose such Confidential Information to any third party, or to use it for any purpose other purpose than for the purposes of this Agreement. Each Party shall protect any Confidential Information of the other Party (and its Affiliates) with the same degree of care used in protecting its own Confidential Information, but no less than a reasonable degree of care. Unless otherwise mutually agreed in writing, the Confidential Information shall remain the property of the Disclosing Party. Each party’s obligation to protect the Confidential Information of the other Party shall continue for a period of [Redacted - Confidentiality Term – Commercially Sensitive] following the date of termination of this Agreement.

10.2	Each Party may disclose the other Party’s Confidential Information to its and its Affiliates’ employees, officers, lawyers, accountants, sub-contractors (collectively, “Representatives”) or financing sources (both debt and equity) or any prospective acquirer of of Party (or substantially all of the assets related to the Products)(collectively, “Other Recipients””) on a strict need to know basis, provided that such Representatives and Other Recipients are subject to confidentiality obligations and/or agreements at least as stringent as the confidentiality restrictions imposed by this clause 10 on the Receiving Party.

10.3	The confidentiality obligations set out in this clause 10 shall not apply to any information (but only to the extent that such information). and the definition of “Confidential Information” shall not be deemed to include any information that:

(a)	is generally available from public sources or in the public domain through no fault or breach of the Receiving Party or any of its Representatives;

(b)	becomes available to the Receiving Party (or any of its Affiliates) unless the Receiving Party (or such Affiliate) is aware that such source was bound by a confidentiality agreement with the Disclosing Party or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation of confidentiality with respect such information;

(c)	developed independently by the receiving Party or any of its Affiliates without use of or reliance on the Disclosing Party’s (or any of its Affiliates’) Confidential Information as demonstrated by written records; or

(d)	was known or in the possession of the Receiving Party (or any of its Affiliates) prior to its disclosure by the Disclosing Party unless the receiving Party (or such Affiliate) is aware that the source of such information was bound by a confidentiality undertaking to the disclosing Party (or its Affiliates) or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.

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10.4	This clause 10 does not prohibit disclosure or use of any Confidential Information if and to the extent that the disclosure or use is required by applicable law, any judicial or administrative proceedings, or the rules of any recognized stock exchange on which the shares of any Party (or its parent entity) are listed, provided that prior to such disclosure, the Receiving Party promptly notifies the Disclosing Party of such requirement with a view to providing the Disclosing Party with the opportunity to contest such disclosure or use and/or to obtain a protective order or otherwise to agree to the timing and content of such disclosure or use and the Receiving Party shall at the request of the Disclosing Party, assist the Disclosing Party in contesting such disclosure and/or obtaining a protective order; provided further that the Receiving Party shall only disclose such portions of the Confidential Information that are strictly required to be disclosed by applicable law, and if permitted by applicable law, the Disclosing Party shall be provided with the opportunity to review and comment on the disclosure to be made.

10.5	Notwithstanding any of the carve outs to the definition of “Confidential Information” contained in clause 10.3, any Confidential Information in respect of the “Purchased Assets” and the “Business” (each, as defined under the Purchase Agreement) shall be deemed the Confidential Information of Supplier (the “Transferred Confidential Information”), and, in respect of Philips, the carve out to the definition of “Confidential Information” contained in clause 10.3 shall not apply to any Transferred Confidential Information, notwithstanding the fact that Philips was aware of, had possession of, or independently developed any such Transferred Confidential Information prior to the date of this Agreement.

10.6	Each Party reserves all rights in its and its Affiliates’ Confidential Information. No rights or obligations in respect of a Party’s Confidential Information other than those expressly stated in this Agreement are granted to the other Party or to be implied from this Agreement.

ARTICLE 11:	INTELLECTUAL PROPERTY RIGHTS

11.1	Intellectual Property Warranty and Indemnification.

11.1.1	Supplier represents and warrants to Buyer that: (x) it has not received any notice claiming that any of Products and services directly or indirectly infringes any third party IPR; and (y) to the best of its knowledge, all Products delivered hereunder do not directly or indirectly infringe, misappropriate, or otherwise violate any third party IPR. Supplier shall defend, indemnify and hold harmless Buyer Indemnitees from and against all liabilities, costs, damages and expenses, including reasonable attorneys’ fees, arising from or related to any claim that Products, in whole or in part, directly or indirectly infringe, misappropriate, or otherwise violate any IPR of a Third Party. If Supplier does not diligently pursue resolution of the claim against Buyer Indemnitees or provide reasonable assurances that it shall diligently pursue resolution, then the Buyer Indemnitee against who such claim has been advanced may, without in any way limiting its other rights and remedies, defend against the claim at Supplier’s expense. If the use of a Product is found to (or believed by Supplier to) directly or indirectly infringe, misappropriate, or otherwise violate any Third Party IPR, Supplier shall, without in any way limiting its foregoing obligations, and at its sole expense:

(a)	procure the necessary rights so that Products are not subject to any such claim;
(b)	replace or modify Product with a product of equivalent performance so that it avoids such claim; or

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(c)	if the options under subclasses a) or b) above are not possible, refund to Buyer in full all costs paid by Buyer for the relevant Products and pay all reasonable additional costs incurred by Buyer as a result of Supplier’s action under sub clauses a), b) or c).

If the Parties foresee that the Parties will jointly develop any Intellectual Property Rights in connection with this Agreement, such development will be reviewed by the joint streering committee (as contemplated by the Purchase Agreement) and appropriate legal documentation will be put in place to address such joint development, in a form approved by such joint steering committee.

11.2	Open Source Software Warranty and Indemnification.

11.2.1	Supplier represents and warrants that Products do not include and are not accompanied by any portion of Open Source Software that has not been approved by Buyer in writing. As a condition for such approval, Supplier shall provide to Buyer a full specification of such Open Source Software together with a copy of the license conditions associated therewith. Supplier shall deliver all necessary information to enable Buyer to comply fully with the licenses of all Open Source Software, including but not limited to any required notices to be reproduced by Buyer and the source code if such licenses requires as a condition of distribution the making available of source code.

11.2.2	Supplier represents and warrants that any use of any Open Source Software in Products, when used as anticipated by this Agreement, does not require Philips’ Equipment or any other product of Buyer to be licensed under terms set forth in the definition of Open Source Software. Supplier shall defend, indemnify and hold harmless Buyer Indemnitees against any and all losses, damages, costs and expenses, including reasonable attorneys’ fees. arising from any inclusion, or claims related to the inclusion, of Open Source Software in Products.

11.3	False Patent Marking

11.3.1	False Patent Marking. Supplier shall defend, indemnify and hold harmless the other Party against any and all claims arising from Markings on Marked Products alleged to be false or otherwise in violation of the law. As used herein, (a) ”Markings” means one or more patent numbers and/or the words or phrases “Patent”, “Patented”, “Patent Pending”, “patent applied for”, “covered by one or more of the following patents”, “may be covered by patent number”, “covered by at least patent number”, or any derivations thereof, or any word or number importing, implying, indicating, or suggesting that the same is or is in the process of being patented, and (b) ”Marked Products” means Markings on or in connection with various products, product components, product packaging, materials accompanying Product, and product advertising, including web-based advertising/marketing materials, having, including, or referencing such Markings.

11.4	License.

11.4.1	The purchase of a Product shall confer on Buyer and on Buyer Indemnitees an irrevocable, world-wide, royalty-free and fully paid up, non-exclusive, license under all IPR owned or controlled, directly or indirectly, by Supplier related to the Product to use, market, sell, lease, license, distribute or otherwise dispose of Product acquired by Buyer under this Agreement throughout the Territory.

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11.4.2	Nothing in this Agreement shall be construed as limiting the Parties rights and obligations under the Joint Development Agreement [Redacted – Commercially Sensitive].

11.4.3	This Agreement and the supply of Products by Supplier to Buyer does not grant Supplier either explicitly or by implication any right, title or interest in or to any of Buyer’s or any of its Affiliates’ Confidential Information and/or Intellectual Property Rights OR GRANT TO BUYER EITHER EXPLICITLY OR BY IMPLICATION ANY RIGHT, TITLE OR INTEREST IN OR TO ANY OF SUPPLIER’S OR ANY OF ITS AFFILIATES CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS OTHER THAN THE LICENSED RIGHTS CONFERRED UNDER CLAUSE 11.4.1, AND THAT BUYER SHALL NOT SEEK TO OBTAIN (OTHER THAN FROM SUPPLIER) ANY INTELLECTUAL PROPERTY RIGHTS IN THE PRODUCTS.

11.4.4	Buyer hereby assigns and transfers and, to the extent any such assignment or transfer cannot be made at present, will assign and transfer to Supplier and its successors and assigns or Supplier’s designee, all Buyer’s right, title and interest in and to all Intellectual Property Rights that are created, developed, made, conceived or reduced to practice by Buyer or under Buyer’s direction in connection with the services provided under this Agreement (the “Developed Intellectual Property”) and waives any moral rights with respect to such Developed Intellectual Property.

11.5	Trademarks.

11.5.1	Except as set forth in this clause 11.5, this Agreement and the manufacture and supply of Products by Supplier does not grant to Supplier any rights in or license to the word mark Philips or any other trademark, trade name or other indicia of Buyer or its Affiliates (hereinafter, individually and collectively referred to as “Buyer’s Marks”) or to the use of the Buyer’s Marks, whether to Products alone or in any combination in press releases, advertisements, sales literature or otherwise without Buyer’s prior written consent. Supplier will not copy or imitate the content or material style of Buyer’s websites onto its own web site or sections of it to avoid confusion to Internet users.

11.5.2	Buyer may use the name of Supplier and the name of Products only for the purpose of advertising and marketing Products or Buyer’s medical products.

11.5.3	Buyer acknowledges and agrees that the all Supplier trademarks associated with Products are the trademarks of Supplier and Buyer shall not rebrand Products for resale, seek to obtain any rights in Supplier trademarks through the filing of trademark applications. Buyer shall leave in place all trade-marks, labels and other trade designations placed by Supplier on Products and their packaging (including designations indicating manufacture by Supplier) and shall not alter any such trade-marks, labels or other trade designations without the prior written consent of Supplier.

11.5.4	All goodwill associated with Buyer’s use of Supplier’s trademarks shall enure exclusively to the benefit of Supplier. Buyer shall not take any action which may constitute an infringement of such rights without prior written authorization from Supplier. Furthermore, Buyer shall not use or make reference to Supplier’s trademarks or trade name (or any derivation thereof) in connection with Buyer’s own products or trade name without prior written authorization from Supplier. Buyer shall not take any action, or omit to take any action, the result of which is to depreciate or dilute the goodwill in any trademark or trade name used or adopted by Supplier or to damage or bring into disrepute the reputation of Supplier.

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11.5.5	Branding of TULSA-PRO. Without limiting the provisions of clause 11.5, Buyer may use the name of Supplier and the name of “TULSA” or “TULSA-PRO” for the purpose of advertising and marketing TULSA-PRO. Buyer acknowledges and agrees that Supplier trademarks associated with TULSA-PRO and related Consumables are the trademarks of Supplier and Buyer shall not rebrand Products for resale or seek to obtain any rights in Supplier trademarks through the filing of trademark applications. Buyer shall leave in place all trademarks, labels and other trade designations placed by Supplier on Products and their packaging (including designations indicating manufacture by Supplier) and shall not alter any such trade marks, labels or other trade designations without the prior written consent of Supplier. Buyer acknowledges and agrees that all intellectual property rights in the TULSA-PRO, including the aesthetic and functional designs of the Product, are the property of Supplier and that Buyer shall not seek to obtain any intellectual property rights in the “TULSA-PRO” and related Consumables.

11.5.6	Branding of the “SONALLEVE” Product. Without limiting the provisions of clause 11.5, the Parties agree to negotiate in good faith and sign a detailed, written branding policy in relation to Sonalleve (“Branding Policy”). Each Party will nominate appropriate Buyers (including cover in the event of holiday or sickness) to participate in discussions and workshops to produce the Branding Policy. Once agreed the Branding Policy shall be signed off by authorised Buyers of each Party and shall then become binding on both Parties and shall form part of this Agreement. The Parties shall use all reasonable endeavours to agree the Branding Policy within [Redacted - timing for Branding Policy – Commercially Sensitive]. The Parties agree that the following principles are agreed and shall, unless agreed otherwise in the Branding Policy, be reflected in the Branding Policy:

11.5.7	The Parties agree that the following principles are agreed and shall, unless agreed otherwise in the Branding Policy, be reflected in the Branding Policy:

(a)	Supplier will ensure that Sonalleve will be re-branded, with Supplier’s brand represented on Sonalleve as the lead brand.
(b)	Supplier is entitled, but not the obliged, to add a Philips co-branding label to Sonalleve (including future generations of Sonalleve) and to related product literature, presentations, brochures and webpages.
(c)	The scope of such co-branding will be limited to generations/versions of Sonalleve that are exclusively compatible with Philips’ Equipment and are not compatible with, or sold to work with, MRI systems from other vendors than Philips.
(d)	The possibility to add a co-branding label to Sonalleve will be jointly evaluated by both Parties. Supplier wishes to re-brand Sonalleve, the usefulness of adding co-branding will be evaluated by the Parties jointly.
(e)	In case both Parties agree to co-brand a generation of Sonalleve, the most recent applicable Philips co-branding guidelines at that time will be taken as starting point to agree the actual co-branding expression on Sonalleve and marketing collaterals.
(f)	The co-branding label to be used shall include “Powered by Philips [Descriptor]”, with [Descriptor] being an appropriate description of the contribution made by Buyer to Sonalleve or shall include “Works with Philips [Descriptor]”, with [Descriptor] being an appropriate description of the contribution made by Buyer to Sonalleve, to be agreed upon jointly.
(g)	The co-branding label shall also appear in related product literature, presentations, brochures, videos and webpages.

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11.5.8	Notice. Buyer shall, when using or making reference to a trademark of Supplier (as may be permitted by clause 11.5.4 above, or elsewhere in this Agreement), clearly identify (whether through use of an asterisk, footnote or otherwise) such trademark as a “Trademark of Profound Medical Corp. or its affiliates” or otherwise as Supplier may instruct from time to time.

ARTICLE 12:	INDEMNITY AND LIMITATION OF LIABILITY

12.1	Indemnity.

12.1.1	Buyer will defend, indemnify and hold harmless Supplier and its Affiliates and their respective directors, officers, employees and agents, and their successors, heirs and assigns (the “Supplier Indemnitees”) from and against all liabilities, costs, damages, claims and expenses, including reasonable attorney’s fees, arising from or related to any actual or alleged [Redacted – Scope of Indemnity – Commercially Sensitive].

12.1.2	Supplier will defend, indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns (the “Buyer Indemnitees”) from and against all liabilities, costs, damages, claims and expenses, including reasonable attorney’s fees, arising from or related to any actual or alleged [Redacted – Scope of Indemnity – Commercially Sensitive].

12.2	Limitations of Liability.

12.2.1	[Redacted – Limitations on Liability – Commercially Sensitive].

12.3	Lower Tier.

12.3.1	Supplier as legal manufacturer of Product will be responsible for its participating Affiliates, subcontractors and vendors through the lowest tier. Supplier will ensure that each lower tier subcontract contains all applicable Specifications and obligations needed to fully comply with this Agreement. Supplier will indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all claims and liabilities, including all costs and expenses, arising out of or in any way connected with any actual or alleged action or failure to act by Supplier’s Affiliates, subcontractors or vendors.

ARTICLE 13:	INSURANCE

13.1	Supplier’s Insurance.

13.1.1	Supplier will maintain comprehensive or commercial general liability insurance (including premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of [Redacted – Minimum Insurance Requirements - Commercially Sensitive] combined single limit per occurrence and [Redacted – Minimum Insurance Requirements - Commercially Sensitive] in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of Products. Supplier shall also maintain professional liability insuring the acts or omissions of Supplier under this Agreement in an amount of [Redacted – Minimum Insurance Requirements - Commercially Sensitive] per occurrence and aggregate. Supplier will also maintain excess liability in an amount of not less than [Redacted – Minimum Insurance Requirements - Commercially Sensitive] per occurrence. The commercial general liability policy obtained by Supplier will name Buyer, its officers, directors and employees as additional insured. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered there under. In addition, such policies will permit Supplier to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Buyer. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to Buyer of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to Buyer before any work is commenced hereunder, and Supplier will deliver copies of policies or certificates to the Buyer contact designated by Buyer.

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13.1.2	If any policies have “claims made” coverage, Supplier will maintain such coverage with Buyer named as an additional insured for a minimum of [Redacted – Minimum Insurance Requirements - Commercially Sensitive]. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

13.1.3	All deductibles on policies providing coverage will be paid by Supplier. If Supplier is self-insured for matters described above, Supplier agrees to respond to any claims or losses made against or incurred by Buyer in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar Suppliers. In no event will the coverage or limits of any insurance required under this clause, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier’s obligations or liability to Buyer under this Agreement.

ARTICLE 14:	TERMINATION

14.1	Termination for Cause.

14.1.1	Each Party may suspend performance of its obligations under the Agreement or terminate this Agreement upon written notice to the other Party if:

(a)	the other Party files a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding;

(b)	the other Party becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding and such petition or proceeding is not dismissed within thirty (30) days from filing of such petition or proceeding;

(c)	the other Party ceases or threatens to cease to carry on business in the ordinary course or a Change of Control with respect to Supplier to a Buyer’s direct competitor occurs; or

(d)	the other Party materially breaches any of its obligations under the Agreement, and the breaching failures to cure such breach within [Redacted – Time Period – Commercially Sensitive] days after it receives written notice from the non-breaching Party to cure same;

(e)	[Redacted – Termination Right for Non-Performance – Commercially Sensitive]; or

(f)	conviction of, or commission by, the other Party or any principal officer, shareholder, employee or any partner of the other Party of any crime or immoral act which may adversely affect the goodwill or reputation of Buyer or Supplier;

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For greater certainty, if a Party is provided, pursuant to one of the termination rights contemplated by this clause 14.1.1, with the right to elect to terminate this Agreement, such Party may do so in respect of the entire Agreement, or to terminate the Agreement on a Product-by-Product basis (in which instance, this Agreement will continue in respect of those Products not terminated by such Party).

14.2	Consequences of Termination.

14.2.1	In the event that the Agreement is terminated as provided for in clause 14.1:

(a)	All Purchase Orders that are outstanding on the date this Agreement shall terminate, for any reason, shall be fulfilled regardless of such termination, unless Buyer indicates otherwise.
(b)	Buyer shall no longer have the right to sell Product to Customers, and shall return all Products in inventory to Supplier in the manner directed by Supplier and, at the Buyer’s sole cost and expense. Buyer shall cease holding itself out to be an authorized Supplier sales Buyer and shall cease all use of Supplier trademarks and trade names.
(c)	Supplier shall continue the service obligation as per the regulations in the jurisdiction where the Product is sold.
(d)	All Confidential Information supplied by one Party to the other to assist in carrying out the obligations hereunder shall remain the property of the supplying Party and, subject to any express provisions hereof to the contrary, shall be returned to the supplying Party upon termination or expiration of this Agreement.
(e)	Buyer will ship, F.O.B. Buyer’s principal place of business, within (30) days following the date of expiration or the effective date of termination of this Agreement, to the destination specified by Supplier in writing, all sample Products, catalogs, circulars, folders, and other Marketing Materials, all price sheets, bulletins, official communications, technical information, confidential data and all other materials owned or provided by Supplier to Buyer which are in the possession or control of Buyer, its employees or agents on such date.

ARTICLE 15:	FORCE MAJEURE

15.1	Neither Party will be liable for any failure to perform solely caused by a Force Majeure Event and if that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to a Force Majeure Event, its performance will be excused, and the time for performance will be extended for the period of delay or inability to perform due to such Force Majeure Event, provided that such Party will give promptly written notice thereof to the other Party:

(a)	describing the Force Majeure Event;
(b)	describing the obligations which it is unable to perform due to the Force Majeure Event; and
(c)	giving a projection of the expected period of delay or inability to perform due to the Force Majeure Event, and such Party will have used reasonable commercial efforts to mitigate its effects and to cure any non-performance.

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15.2	Force majeure on the part of Supplier shall in any event not include shortage of personnel or production materials or resources, breach of contract by third parties contracted by Supplier, financial problems of Supplier, nor the inability of Supplier to secure the necessary licenses in respect of software to be supplied or the necessary legal or administrative permits or authorizations in relation to Products to be supplied.

15.3	If a Party is not or is not expected to be able to perform any material obligation under this Agreement due to a Force Majeure Event for a period of [Redacted – Commercially Sensitive] or more, the other Party may terminate this Agreement without liability.

15.4	[Redacted – Rights during continuation of Force Majeure Event - Commercially Sensitive].

15.5	For greater certainty, during the term of the Supply Agreement, if there is a “force majeure event” outstanding under the Supply Agreement (claimed by Philips or one of its Affiliates under the Supply Agreement), Buyer may not exercise the remedies in clause 15.3 and 15.4 hereunder if Supplier exercises a corresponding Force Majeure Event under this Agreement in response to the Force Majeure Event exercised under the Suppply Agreement.

ARTICLE 16:	RECALL

16.1	If Supplier or any relevant Governmental Authority determines that a recall campaign is necessary, Supplier will implement such recall campaign and Buyer will have the right to return the affected Products to Supplier or destroy such Products, as determined by Supplier in its reasonable discretion, at Supplier’s sole cost and risk. Supplier hereby covenants and agrees that it shall be responsible for all costs and expenses related to the implementation of any such recall. In case of a recall of the Product, Philips shall at its sole cost provide full cooperation to Supplier in order to achieve an efficient and effective recall by Supplier. For greater certainty, the obligations of the Parties pursuant to this clause 16 shall only apply in respect of Products sold or distributed on or after the Effective Date, and for clarity, to the extent there is a recall that involves any Product sold or distributed prior to the Effective Date, the covenants and obligations of the Parties pursuant to this clause 16 shall not apply (and shall be addressed by the terms of the Purchase Agreement).

ARTICLE 17:	GENERAL PROVISIONS

17.1	Amendments.

17.1.1	This Agreement may be amended only by a written instrument explicitly referring to this Agreement, duly executed by authorized representatives of both Parties.

17.2	Binding Agreement and Assignment.

17.2.1	This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party, in whole or in part, to any Third Party without the prior written consent of the other Party, except that either Patrty may assign this Agreement as a whole, and all of its rights and obligations hereunder, without the consent of the other Party but subject to prior written notice to the other Party (a) to an Affiliate, or (b) in case of a transfer of all, or substantially all, stock or assets of such Party or the relevant business activity through which such Party acts in this Agreement to a Third Party or to any partnership or other venture in which such business activity is to participate. Except as provided above, without prior written consent of the other Party, any assignment or pledge of rights under this Agreement by a Party to a Third Party shall have no effect vis-à-vis such Third Party.

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17.3	Agreement.

17.3.1	This Agreement, any Purchase Order issued hereunder and the OEM Quality Agreement constitute the entire agreement and understanding of the Parties and merges all prior discussions and negotiations between them and supersedes any previous agreement whether oral or written. Course of performance, course of dealing and usage of trade will not apply to this Agreement.

17.3.2	This Agreement also constitute a complete restatement of the Resale Purchase Agreement between the Parties, dated January 1, 2016, and the Parties hereby terminate said Agreement as of the the Effective Date of this Agreement.

17.3.3	The following attachments form an integral part of this Agreement:

[Redacted – List of Schedules – Commercially Sensitive]

In the event of any conflict between any provision of this Agreement and any provision of Attachment 1, 2 or 4, the provisions of this Agreement shall prevail. In the event of any conflict between any provision of this Agreement and any provision of Attachment 3, 5, 6, 7 or 8 the provisions of Attachment 3, 5, 6, 7 or 8, as applicable, shall prevail.

In the event of any conflict between any provision of this Agreement and any provision of the OEM Quality Agreement, the provisions of the OEM Quality Agreement shall prevail.

17.4	Customs Compliance/ Country of Origin/ Export Control

17.4.1	Upon Buyer’s request, Supplier will provide Buyer with an acceptable and auditable certification stating the country of origin for Products, sufficient to satisfy the requirements of (i) customs authorities of the country of receipt, and (ii) applicable export licensing regulations. Supplier will mark each Product (or Product’s container if there is no room on Product) with the country of origin. Supplier will, in marking Products, comply with the requirements of the customs authorities of the country of receipt.

17.4.2	If Products delivered under this Agreement are imported, Supplier will when possible allow Buyer to be the importer of record. If Buyer is not the importer of record and Supplier obtains duty drawback rights to Products, Supplier will, upon Buyer’s request, provide Buyer with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Buyer.

17.4.3	Supplier will: organize its administration and manufacturing in such a way, that Products can be supplied with preferential origin status and supply Products with the appropriate documentary evidence of the preferential origin status. Supplier will provide the appropriate customs documentation for Products which may be imported and/or exported by Buyer, including Certificate of Origin (renewed on a two (2)-year basis), and Harmonized Tariff System Classification Codes. Supplier will support Buyer with import and export regulatory issues so that regulatory compliance will be met.

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17.4.4	This Agreement has been executed taking into consideration the asserted origin of Products as well as the delivery by Supplier of the appropriate documentary evidence of the preferential origin status requested by custom authorities. It is expressly understood that the preferential origin status of Product and the accuracy thereof for any supplied Product hereunder are essential under this Agreement.

17.4.5	Each Party agrees and warrants that it will comply with all applicable international and national export control laws and regulations and that it will not export or re-export, directly or indirectly, any information, goods, software and/or technology, including any Products or Philips’ Equipment, to any country for which the European Union or the United States of America or any other country, at the time of export or re-export, requires an export license or other governmental approval, without first obtaining such license or approval.

17.4.6	Supplier agrees to inform Buyer in writing whether or not Products are controlled and/or controlled under the export control laws of its own country, and if so, Supplier will inform Buyer about the extent of the restrictions (including but not limited to export control legal jurisdiction, export control classification numbers, export control licenses and/or CCATS as applicable).

17.4.7	Supplier shall obtain all international and national export licenses or similar permits required under all applicable export control laws and regulations and shall provide Buyer with all information required to enable Buyer and its Customers to comply with such laws and regulations. Supplier agrees to indemnify and hold Buyer harmless from any claims, liabilities, penalties, forfeitures, and associated costs and expenses (including attorneys’ fees) which Buyer may incur due to Supplier’s non-compliance with applicable export control laws, rules and regulations. Supplier agrees to promptly notify Buyer of Supplier’s receipt of any such notice of a violation of any export control related law, rule or regulation, which may affect Buyer.

17.4.8	If Products are export controlled, Supplier will inform Buyer accordingly and to indicate the applicable export control classification number (“ECCN”)

17.5	Governing Law; Jurisdiction

17.5.1	This Agreement will be governed by and construed in accordance with the laws of the Netherlands. The United Nations Convention on Contracts for the International Sale of Goods (the Vienna Sales Convention) is not applicable to this Agreement.

17.5.2	Any dispute arising out of or in connection with this Agreement shall be resolved in the manner provided in Sections 12.1 and 12.2 of the Purchase Agreement.

17.6	Compliance with Laws

17.6.1	Each of the Parties will at all times comply with all laws, rules, regulations and ordinances applicable to the Agreement and each Purchase Order, including but not limited to all fair labor, equal opportunity and environmental compliance laws, rules, regulations and ordinances. Supplier will furnish to Buyer any information required to enable Buyer to comply with such laws, rules, and regulations in its use of Products.

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17.7	[Redacted – Privacy Requirements – Commercially Sensitive]

17.8	Waivers.

17.8.1	Neither the failure nor delay of any Party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement or to enforce any term or provision hereof or thereof, will constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy will preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy.

17.9	Notices.

17.9.1	Any notice or other communication required or permitted to be given to any Party hereunder shall be in writing and shall be given to such Party at such Party’s address set forth below, or such other address as such Party may hereafter specify by notice in writing to the other Party. Any such notice or other communication shall be addressed as aforesaid and given by: (i) hand delivery; (ii) international overnight courier; or (iii) e-mail transmission. Any notice or other communication will be deemed to have been duly given: (A) on the date of service if served personally; (B) on the Business Day after delivery to an international overnight courier service, provided receipt of delivery has been confirmed; or (C) on the date of transmission if sent via e-mail transmission, provided confirmation of receipt is obtained promptly after completion of transmission and provided that transmission via e-mail is followed promptly by delivery via one of the methods in clause 16.9 (i) or (ii) above.

If to Buyer:

PHILIPS MEDICAL SYSTEMS NEDERLAND B.V.

P.O. Box 10.000

5680 DA Best, The Netherlands

Attn: [Redacted – Individual’s Name], General Manager MR Therapy

Email:

With copy to:

Legal Department PMSN BV

Veenpluis 4-6

5684 PC Best

Building QX2

Email:

If to Supplier:

Profound Medical Corp.

Attn: Chief Executive Officer

2400 Skymark Avenue, Unit #6

Mississauga, ON, L4W 5K5, Canada

Email:[Redacted – Personal Email Address]

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With copy (which shall not constitute notice) to:

Torys LLP

Suite 3000, P.O. Box 270

79 Wellington Street West

TD Centre

Toronto, ON M5K 1N2

Attention: Cheryl Reicin

Email: creicin@torys.com

17.10	Publicity.

17.10.1	Any public announcements or press releases relating to this Agreement shall be governed by the provisions of clause 14.13 of the Purchase Agreement.

17.11	Independent Contractors

17.11.1	Each Party is an independent contractor, not an agent, employee or Buyer of the other. Neither Party has authority to make any statement, representation or commitment of any kind or to take any action binding upon the other, without the other Party’s prior, written authorization.

17.12	Excluded Provider

17.12.1	Supplier represents and warrants that it, and, to the best of its knowledge, its employees and subcontractors providing the Products are not debarred, excluded, suspended or otherwise neligible to participate in a U.S. federal health care program, nor have they been convicted of any U.S. health care related crime (an "Excluded Provider"). Supplier will promptly notify Buyer in writing if it becomes aware that any of its employees or subcontractors providing the Products has become an Excluded Provider. Buyer may terminate this Agreement upon written notice to Supplier if upplier or any of its employees or subcontractors providing the Products becomes an Excluded Provider.

17.13	Authority; Due Execution.

17.13.1	Each Party represents and warrants to the other, that (a) it has full power and authority to enter into this Agreement and any agreements related hereto and, subject to the terms and conditions hereof, this Agreement, when executed, will be a valid and legally binding obligation of such Party according to its provisions, (b) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement, contract, law or regulation to which such Party is or may be bound, and (c) the execution and performance of this Agreement has been duly authorized by all necessary corporate action.

17.14	Severability.

17.14.1	The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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17.15	Supply Chain Security

17.15.1	Supplier will comply with the supply chain security requirements outlined in Attachment 7.

17.16	Supply Agreement Matters

17.16.1	The Parties acknowledge and agree that during the term of the Supply Agreement, that Supplier will not be liable for any breach of this Agreement by it to the extent that such breach of this Agreement primarily and directly results from a breach of the Supply Agreement by Philips or any of its Affiliates.

17.17	Survival.

17.17.1	All terms and conditions of this Agreement which are intended (whether expressed or not) to survive the duration or termination of this Agreement will so survive.

17.18	Attachments.

17.18.1	The Parties hereby acknowledge and agree that Attachments 1-7, as applicable, will be updated and amended by the Parties prior to the closing contemplated by the Purchase Agreement, to reflect the principles, pricing and terms outlined in Attachment 8 hereto, and in respect of items not listed in Attachment 8, the Parties will discuss and make such additional modifications as mutually agreed.

Include reference to the attachments as part of this agreement:

[Redacted – List of Schedules – Commercially Sensitive]

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Resale Purchase Agreement has been duly executed by the duly authorized officers of the Parties hereto as of the date first written above.

Philips Medical Systems Nederland B.V.	Profound Medical Corp.

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

And

Signature:

Name:

Title:

Date:

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[Redacted – Contents of Schedules – including, pricing, shipping terms, product specifications, scope of services, co-marketing obligations, product testing criteria, data privacy, supply chain requirements – Commercially Sensitive]

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EXHIBIT B-1

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment Agreement (the “Assignment”), dated as of the ■ day of ■, 2017 (the “Effective Date”), is made by and between Koninklijke Philips N.V. (the “Assignor”) and Profound Medical Corp. (the “Assignee”). In the event of a conflict between the terms set forth herein and the Purchase Agreement (defined below), the Purchase Agreement shall prevail.

WHEREAS Assignee and Assignor have entered into that certain Asset and Share Purchase Agreement, dated as of the ■ day of ■, 2017 by and among Assignor and Assignee, (the “Purchase Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor certain assets, including certain intellectual property assets listed on the attached Schedule “A”;

WHEREAS Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the rights, title, and interest in and to the intellectual property assets, including applications and registrations for patents (the “Patents”) and trademarks (the “Trademarks”) listed on the attached Schedule “A”;

NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.	Defined Terms. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Line of Business” shall mean [Redacted – Commercially Sensitive].

“Prior Commitments” shall mean, for Assignor as well as its Affiliates, any and all encumbrances as existing on the Closing Date listed on the attached Schedule “B”.

ARTICLE II

TRANSFER OF RIGHTS

1.	Assignor hereby sells, assigns and transfers unto the Assignee, its successors and assigns, subject to Assignor’s Prior Commitments, all of Assignor’s right, title and interest in and to the Patents and inventions disclosed therein, along with (a) all applications for patents for such inventions or based on the Patents in all countries, now filed or to be filed, including all divisional, renewal, substitute, continuation, continuation-in-part and convention applications based in whole or in part upon the inventions or upon the Patents, (b) all patents which may issue on the inventions and on any application transferred by this Assignment in all countries, and any and all reissues, extensions, divisions, renewals, substitutes, continuations or continuations-in-part of patents granted for the inventions or upon such applications or Patents, for the full term or terms for which the patents may be issued, and (c) every priority right that is or may be predicated upon or arise from the inventions, the Patents and the foregoing applications and patents under any applicable international or bilateral treaty, agreement or convention.

2.	Assignor hereby sells, assigns and transfers, and confirms that it has sold, assigned and transferred, to Assignee all of Assignor’s right, title and interest in the Trademarks, including all registrations and applications thereof, all registrations which may be granted in respect of such applications, all renewals of such registrations, along with all common law rights therein, together with the goodwill associated with the Trademarks, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns or other legal representatives, including the right, throughout the world, to use, register, and sell wares and services thereunder, as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, and including its entire right, title and interest in and to all income, royalties, damages and payments now or hereafter due or payable with respect to the Trademarks.

3.	Assignor will, upon request of Assignee and without further consideration but at the expense of the Assignee, cooperate with and take all reasonably necessary steps to record Assignee as the assignee and owner of the Patents and Trademarks at the relevant patent and trademark offices.

4.	Assignee and its Affiliates hereby grants Assignor and its Affiliates a non-exclusive, non-transferable, irrevocable, world-wide, fully paid-up license, without the right to grant sub-licenses, under all Patents, to use, make, have made, sell, lease, import, export, distribute, repair, refurbish, service or commercialize in any other way products and services outside the Line of Business.

5.	After expiration of the Noncompetition Period (defined in the Noncompetition, Nonsolicitation and Confidentiality Agreement entered between the Assignor and Assignee) and at Assignor’s or any of its Affiliates’ request, Assignee and its Affiliates may consider, in their sole and absolute discretion, providing Assignor and its Affiliates with access to the Patents within the Line of Business [Redacted – Commercially Sensitive].

6.	Assignor and Assignee acknowledge and agree that nothing contained in this Assignment shall in any way supersede, modify, replace, amend, rescind, waive narrow or broaden any provision set forth in the Purchase Agreement or any of the rights, remedies or obligations arising therefrom.

7.	This Assignment is binding upon, and enures to the benefit of, the parties and their respective legal representatives, successors and assigns.

8.	This Assignment is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles. Any action or proceeding in respect of any claim arising out of or related to this Assignment shall be solely conducted by the Parties in accordance with the procedure provided in Sections 12.2, 13.5 and 13.10 of the Purchase Agreement, including the right to pursue equitable or injunctive relief in a court in any jurisdiction.

9.	This Assignment may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Assignment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

IN WITNESS WHEREOF Assignor and Assignee have caused this Assignment to be executed by their duly authorized officer as of the Effective Date.

Assignor:	Assignee:

KONINKLIJKE PHILIPS N.V.	PROFOUND MEDICAL CORP.

By:	By:
Name: Brian Hinman	Name:
Title: Chief Intellectual Property Officer	Title:

Witness:	Witness:

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

INTELLECTUAL PROPERTY RIGHTS

1.	Patents:

[Redacted – Commercially Sensitive]

2.	Trademarks:

[Redacted – Commercially Sensitive]

SCHEDULE B

Encumbrances

PATENTS:

[Redacted – Commercially Sensitive]

Definitions:

“Collaborator” means Philips.

“CRADA Software” means an application-level part of a computer program or an applications-level computer program (including both the source code and object code, as appropriate) for graphics and image processing or user interface developed and written in whole or in part solely by PHS employee(s) or PHS contractor(s) and/or jointly by PHS employee(s) or PHS contractor(s) and Collaborator personnel pursuant to the Research Plan and not already existing as of the Effective Date, together with any documentation pertaining to the structure, function, or use of the computer code, or pertaining to the interoperation of the computer code with other software. A computer program that is in a format readable by a human is referred to as “source code,” and one in a format that is executable by a computer is referred to as “object code.” “CRADA Software” encompasses works of authorship, and does not include Inventions relating to software or computer-related processes. “CRADA Software” also does not include commercially available software procured or supplied by either Party for use in conducting research under the CRADA, even if the commercial software is tailored or adapted to the particular needs of the Research Plan.

“Government” means the Government of the United States as represented through the PHS agency that is a Party to this agreement.

“Identifiable Private Information” means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or indirectly through codes.

“IP” means intellectual property.

“Proprietary/Confidential Information” means confidential scientific, business, or financial information provided that such information does not include:

•	information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;
•	information which has been made available by its owners to others without a confidentiality obligation;
•	information which is already known by or available to the receiving Party without a confidentiality obligation; or
•	information which relates to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of the Research Plan of this CRADA.

“Research Plan” or “RP” means the statement in Appendix A of the respective research and development plan commitments of the Parties of this CRADA.

“Subject Data” means all recorded information first produced in the performance of this CRADA by the Parties.

“Subject Invention” means any Invention of the Parties, conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA.

Article 6. Patent Applications

6.1           Reporting. The Parties shall promptly report to each other in writing each Subject Invention and any patent applications filed thereon resulting from the research conducted under this CRADA that is reported to them by their respective employees. Each Party shall report all Subject Inventions to the other Party in sufficient detail to determine inventorship. Such reports shall be treated as Proprietary/Confidential Information in accordance with Article 8.4.

Comments: There is an obligation for Profound to report the filing of any new patent application to PHS. If Profound files a continuation, divisional, or continuation-in-part application, Profound would need to report the filing of such application to the NIH. This requirement is fulfilled by sending a note containing the NIH docket number and the response or Office Action to ottrecordssupervisor@mail.nih.gov.

6.2           Filing of Patent Applications. Each party shall be responsible for filing patent or other IP applications in a timely manner and at its own expense and after consultation with the other Party. The Parties will consult and mutually determine a filing strategy for jointly owned subject inventions.

Comments: There is an obligation to consult and mutually determine a filing strategy for jointly owned inventions. The expense of the filing is to be assumed by the party filing the application. A filing strategy has already been executed for these jointly owned inventions.

6.3           Patent Expenses. The expenses attendant to the filing of patent or other IP applications generally shall be paid by the Party filing such application. If an exclusive license to any Subject Invention is granted to the Collaborator, the Collaborator shall be responsible for all past and future out-of-pocket expenses in connection with the preparation, filing, prosecution and maintenance of any applications claiming such exclusively licensed inventions and any patents or other IP grants that may issue on such applications. The Collaborator may waive its exclusive license rights on any application, patent or other IP grant at any time, and incur no subsequent compensation obligation for that application, patent or IP grant.

Comments: The expenses for filing a patent or other is to be paid by the Party filing such application. The subject applications were filed by Philips. Accordingly, further prosecution expenses would be assumed by Profound.

6.4           Prosecution of Intellectual Property Applications. Within one month of receipt or filing, each Party shall use reasonable efforts to provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications. Each Party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. The party filing the patent application shall have the right to control the prosecution of the application. The parties agree to cooperate with each other in the preparing and prosecution of patent applications. If the Parties agree that Collaborator shall file and prosecute IP applications on Subject Inventions, the Collaborator agrees to Customer Number Practice and/or granting of power(s) of attorney (or its equivalent) necessary to assure PHS access to its United States, international, and foreign intellectual property rights on said applications. If the Parties agree that PHS shall file and prosecute IP applications on joint Subject Inventions, the PHS agrees to grant Collaborator power(s) of attorney (or its equivalent) necessary to assure Collaborator access to such IP application(s) per 37 C.F.R. §1.32(c)(3).

Comments: Within one month, the filing party must provide the other Party with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications. In addition, each Party shall also provide the other Party with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. Since Philips filed the subject applications, Profound would assume this role and be obligated to provide copies of all documents received from or filed with the relevant patent office to PHS.

6.5           Maintenance Fees. The fees payable to a patent office in order to maintain a jointly owned or exclusively licensed patent's enforcement will be paid by the party owning the patent subject to reimbursement from Collaborator if Collaborator is the exclusive licensee of that patent. If that party decides not to pay the maintenance fees, it shall promptly notify the other party, who may pay the maintenance fees if it desires to maintain the enforceability of the patent.

Comments: Maintenance fees for the subject applications would be assumed by Profound.

Article 7. Licensing

7.3           License for PHS Employee Inventions and Joint Inventions. Pursuant to 15 U.S.C. §3710a(b)(1)(A), for Subject Inventions made under this CRADA by a PHS employee(s) or jointly by such employee(s) and employees of the Collaborator and licensed pursuant to the option of Article 7.1, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid- up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential with the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party.

Comments: Profound grants to the Government a nonexclusive, nontransferable, irrevocable, paid- up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government.

7.4           License in Collaborator Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for inventions made solely by Collaborator employees under this CRADA, the Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid -up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

Comments: Profound grants to the Government a nonexclusive, nontransferable, irrevocable, paid- up license to practice the invention or have the invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.5           Third Party License. Pursuant to 15 U.S.C. §3710a(b)(l)(B), if PHS grants an exclusive license to a Subject Invention made wholly by PHS employees or jointly with a Collaborator under this CRADA, the Government shall retain the right to require the Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the invention in Collaborator's licensed field of use on terms that are reasonable under the circumstances; or if the Collaborator fails to grant such a license, to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Collaborator; or (iii) the Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U S.C. § 203(2). Comments: This provision is the “march-in” provision. If the Government has health or safety needs that are not reasonably satisfied by Collaborator, the Government may grant a license to use in the invention in order to meet its requirements.

7.6           Joint Inventions Not Exclusively Licensed. In the event that the Collaborator does not acquire an exclusive commercialization license to IP rights in all fields in joint Subject Inventions then each Party shall have the right to use the joint Subject Invention and to license its use to others in all fields not exclusively licensed to Collaborator. The Parties may agree to a joint licensing approach for such IP rights.

Comments: No exclusive commercialization license was acquired for the subject patent families. Accordingly, Profound has the right use the Subject Invention and to license its use to others in all fields.

7.7           Ownership of Inventions. Title to Subject Inventions made jointly by employees of PHS and Collaborator will be held jointly by PHS and Collaborator, and title to Subject Inventions made solely by employees of the respective parties will be held by the respective parties. Collaborator will have the initial option to file patent applications on joint Inventions at its own expense.

Comments: Title to the subject patent families will be held jointly between PHS and Profound.

7.8           Research License for PHS Inventions. PHS grants to Collaborator a nonexclusive, nontransferable (but sublicensable) to Collaborator's Affiliates), irrevocable, paid-up, license to practice Subject Inventions owned by the Government and to have Subject Inventions owned by the Government practiced throughout the world by or on behalf of the Collaborator solely for research, development or other internal Collaborator purposes.

Comments: Profound receives a license to practice Subject Inventions owned by the Government for research, development, other internal Profound purposes.

7.9           License in CRADA Software. To the extent CRADA Software made in whole or in part by PHS employees under this CRADA is governed by 17 U.S.C. §105, Collaborator shall have the unrestricted right to duplicate, distribute, prepare derivative works from, and publicly run such CRADA Software in the United States. For all CRADA Software, the Government shall have a nonexclusive, nontransferable, irrevocable, royalty-free, worldwide license in the CRADA Software to duplicate it, to prepare derivative works, to run it publicly, to authorize others working on behalf of the Government to do the same, and otherwise to use, run or utilize it for Government purposes. In the exercise of this license, the Government shall remain mindful of Collaborator’s possible interest in commercializing the CRADA Software, and shall attempt to minimize any adverse impact the Government’s use may have on the market for the CRADA Software.

Comments: If CRADA Software was made in whole or in part by PHS employees under this CRADA, Profound shall have the unrestricted right to duplicate, distribute, prepare, derivative works from, and publicly run such CRADA Software in the United States. There is not expected to be any significant CRADA Software to be transferred.

7.10         Government Copyright Notice. If Collaborator obtains a copyright registration in CRADA Software, Collaborator shall affix the applicable copyright notice of 17 U.S.C. § 401, 402, and 403, and an acknowledgement of the scientific and technical contributions of the Public Health Service, to any product containing the CRADA Software.

Comments: If Profound obtains a Copyright registration in the CRADA Software, Profound must include an acknowledgement of the scientific and technical contributions of the PHS to any product containing the CRADA Software.

Article 8. Proprietary Rights and Publications

8.4           Proprietary /Confidential Information. Each Party agrees to limit disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA and shall place a confidentiality notice on all such information. Confidential oral communications shall be reduced to writing within 30 days by the disclosing Party. Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan. Any Party may object to the designation of information as Proprietary/Confidential Information by another Party. Subject Data and Research Materials developed solely by the Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with PHS investigators, and advance designation of such data and material categories is set forth in the RP. The exchange of other confidential information, e.g., Identifiable Private Information, shall be subject to term of Article 8.9. Jointly developed Subject Data and Research Material derived from the Research Plan may be disclosed by Collaborator to a third party under a confidentiality agreement for the purpose of possible sublicensing pursuant to the Licensing Agreement and subject to Article 8.7.

Restricted and Confidential/Proprietary Computer Software of Collaborator is provided under this Article for use in executing the Research Plan, except that the Restricted and Confidential/Proprietary Computer Software shall not be subject to the three year duration of confidentiality obligation set forth in Article 8.6. Restricted and Confidential/Proprietary Computer Software is provided to PHS with restricted rights as follows:

(a)          Restricted and Confidential/Proprietary Computer Software may not be used, reproduced, or disclosed by PHS except as provided in (b) of this paragraph or as otherwise expressly stated in the Agreement.

(b)          This computer software may be—

(1)          Used or copied for use with the computer(s) for which it was acquired, including use at any PHS installation to which such computers may be transferred for use in carrying out the Research Plan;

(2)          Used or copied for use with a backup computer if any computer for which it was acquired is inoperative;

(3)          Reproduced for safekeeping (archives) or backup purposes;

(4)          Modified, adapted, or combined with other computer software, provided that such modification, adaptation or design is done only using standard user input features and provided that the modified, adapted, or combined portions of the derivative software incorporating any of the delivered, restricted computer software shall be subject to the same restricted rights;

(5)          Disclosed to and reproduced for use by support service contractors or their subcontractors in accordance with paragraphs (b)(1) through (b)(4) of this notice; and

(6)         Used or copied for use with a replacement computer.

(c)          No right is granted to PHS to modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works based on Restricted and Confidential/Proprietary Computer Software. Any modification, adaptation or combination of Restricted and Confidential/Proprietary Computer Software, whether made by Collaborator's personnel for the purposes of this Agreement or made by Collaborator's personnel for any other purpose, shall be solely owned by Collaborator. Restricted and Confidential/Proprietary Computer Software of Philips is not Computer Software or other data first produced in the performance of this CRADA.

Comments: Provided for background purposes.

8.7           Publication. The Parties are encouraged to make publicly available the results of their research. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data or Research Materials, the other Patty shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary/Confidential Information is protected. The publication or other disclosure shall be delayed for up to thirty (30) additional days upon written request by any Party as necessary to preserve U.S. or foreign patent or other IP rights.

Comments: Provided for background purposes.

Article 12. Liability

12.3         Indemnification. The Collaborator agrees to hold the U.S. Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by the Collaborator for any purpose of the Subject Data, Research Materials and/or Subject Inventions produced in whole or part by PHS employees under this CRADA, unless due to the negligence or willful misconduct of PHS, its employees, or agents. The Collaborator shall be liable for any claims or damages it incurs in connection with this CRADA. PHS has no authority to indemnify the Collaborator.

Comments: Profound agrees to indemnify the Government for any liabilities arising out of Profound’s use of the Subject Invention, unless due to the negligence or willful misconduct of PHS, its employees, or agents.

EXHIBIT B-2

FORM OF LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) dated as of the ■ day of ■, 2017 (the “Effective Dates”) by and among Profound Medical Corp. (the “Licensee”) and Koninklijke Philips N.V. (the “Licensor”). Licensor and Licensee are hereinafter referred to collectively as the “Parties” or individually as a “Party”.

RECITALS:

WHEREAS the Licensee acquired the Subco Shares and the Purchased Assets (each as defined in the Purchase Agreement) from Licensor and its affiliates, pursuant to and on the terms and conditions set forth in that certain Asset and Share Purchase Agreement, dated as of the ■ day of ■, 2017 by and among Licensee and Licensor (the “Purchase Agreement”), and such Purchase Agreement requires the Parties to enter into this Agreement;

WHEREAS, Licensor is the owner of the Licensed Patents (as defined below); and

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, a license to the Licensed Patents under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01        Defined Terms. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Asset and Share Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Licensed Patents” shall mean the patent applications and patents listed on Exhibit A hereto, along with any and all divisionals, re-issues, renewals, re-examinations, continuations, continuations-in-part, priorities and foreign counterparts of any of the foregoing.

“Line of Business” shall mean [Redacted – Commercially Sensitive].

ARTICLE II

LICENSES AND OTHER RIGHTS OF LICENSOR

2.01          Scope of License. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and its applicable Affiliates, hereby grants to Licensee and its Affiliates a non-exclusive (subject to Section 2.02), irrevocable, worldwide, and fully paid-up license, with a right to sublicense, under the Licensed Patents to manufacture, use, sell, lease, import, export, distribute, repair, refurbish, service or otherwise dispose of Products (as defined in the Purchase Agreement) solely within the Line of Business (the “License”); provided that any sublicense relates to Products that are manufactured pursuant to and based on the design and specifications owned by Licensee and/or its Affliates. The License shall run with title to the Licensed Patents, and Licensor shall provide and ensure that the License remains in effect and irrevocably bind any transferee notwithstanding any sale, assignment, hypothecation, lease, or any other transfer whatsoever of any of the Licensed Patents.

2.02          Limited Exclusivity. Notwithstanding anything to the contrary, the License granted herein shall be exclusive (including as to Licensor and its Affiliates) to Licensee and its Affiliates within the Line of Business for a period of three (3) years from the date hereof, followed by a sole license for an additional two (2) year period in which the Licensor and its Affiliates are permitted to exercise the Licensed Patents in the Line of Business, but not license third parties under the Licensed Patents in the Line of Business during this period; and thereafter the License shall continue on a non-exclusive basis.

2.03          Assignment.

(a)          The License granted hereunder may be assigned by Licensee to a Third Party acquirer of the Business or a substantial portion of the assets thereof, provided that such Third Party acquirer will have informed Licensor in writing of its commitment to be bound by the provisions of this Agreement prior to such acquisition and further subject to the condition that the license assigned shall only be for the Business and not for any existing or other acquired business of such third party acquirer.

(b)          The Licensed Patents may be assigned by Licensor or the applicable Affiliate of Licensor to a Third Party acquirer of the Licensed Patents, provided that such Third Party acquirer will have informed Licensee in writing of its commitment to be bound by the provisions of this Agreement concurrently with or prior to such acquisition.

ARTICLE III

MISCELLANEOUS

3.01          General.

(a)          Nothing contained in Agreement shall be deemed or construed to constitute or create a partnership, association, joint venture or other agency between the Parties.

(b)          No amendment to this Agreement may be made unless agreed to by the Parties in writing.

(c)          All notices or other communications hereunder shall be given in accordance with the notices provision of the Purchase Agreement.

(d)          Except as otherwise explicitly provided herein, Licensee may not assign any right or obligations under this Agreement to any third party.

(e)          The headings of this Agreement are for convenience purposes only and do not constitute a part of this Agreement and shall not be construed to limit or change any of the provisions hereof.

(f)           Each Party shall pay its own costs and expenses, including the fees and expenses of its accountants, financial advisors and legal counsel, incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(g)          This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles. Any action or proceeding in respect of any claim arising out of or related to this Agreement shall be solely conducted by the Parties in accordance with the procedure provided in Sections 12.2, 13.5 and 13.10 of the Purchase Agreement, including the right to pursue equitable or injunctive relief in a court in any jurisdiction.

(h)          This Agreement may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

(i)           This Agreement, together with the Purchase Agreement and the Other Transaction Documents constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them. In the event of a conflict between this Agreement and the Purchase Agreement with respect to the subject matter of this Agreement, this Agreement shall control.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

PROFOUND MEDICAL CORP.

By:
Name:
Title:

KONINKLIJKE PHILIPS N.V.

By:
Name: Brian Hinman
Title: Chief Intellectual Property Officer

Exhibit A

[Redacted – Commercially Sensitive]

EXHIBIT C

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

This Noncompetition, Nonsolicitation and Confidentiality Agreement (this "Agreement"), effective as of the Closing Date (as defined in the Purchase Agreement which is defined below), is made by and among Koninklijke Philips NV (the “Vendor”), and Profound Medical Corp. (the “Purchaser”).

RECITALS

WHEREAS, the Vendor and the Purchaser entered into that certain Asset and Share Purchase Agreement dated as of ■, 2017 (the "Purchase Agreement") pursuant to which the Purchaser purchased certain assets and equity from the Vendor as more fully set forth in the Purchase Agreement (the "Transaction"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, prior to the Closing Date, the Vendor was the owner of the Business, the Purchased Assets and the Subco Shares that will be sold as more fully set forth in the Purchase Agreement, and will receive significant consideration in the Transaction; and

WHEREAS, the Vendor is in possession of certain confidential information regarding the Business which it has obtained in its capacity as owner of the Business, the Purchased Assets and the Subco Shares; and

WHEREAS, the Purchaser has determined that the Vendor competing in the Business, the use or disclosure of the confidential information in the Vendor’s possession, or the solicitation by the Vendor of employees or customers of the Business would be detrimental to the Business, and would fundamentally undermine the parties' purpose and intent in effecting the Transaction under its terms; and

WHEREAS, the Purchaser is unwilling to consummate the Transaction without the benefit of the covenants and obligations of the Vendor contained in this Agreement and has, therefore, required that it is an express condition of the Purchaser’s obligation to consummate the Transaction that the Vendor execute and deliver this Agreement and acknowledge that the Purchaser is relying on this Agreement in entering into the Transaction; and

WHEREAS, because the closing of the Transaction, including, without limitation, the sale by the Vendor under the Purchase Agreement of the Class A Patents and Subco Shares as more fully set forth in the Purchase Agreement, will not occur without the execution and delivery of this Agreement by the Vendor, the Vendor agrees hereby to be bound by the noncompetition, nonsolicitation and confidentiality terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

Section 1.            Noncompetition; Non-Solicitation.

(a)          The Vendor agrees that during the three (3) year period beginning on the date of the Closing Date (the "Noncompetition Period") the Vendor will not, and will not permit any of its directors, officers, employees or agents to, directly or indirectly through any of its Affiliates, (i) (A) engage or participate in any business in the Line of Business, anywhere in the Territory, or (B) take any action to invest in, own, manage, operate, control or participate in any Person engaging in any business that competes within the Line of Business anywhere in the Territory, if that Person’s revenues attributable to the Line of Business amount to more than 10% of such entity’s total annual revenues; provided that if such revenue threshold is exceeded the Vendor shall have twelve months from the date of completion of the corresponding transaction to divest that portion of the entity engaged in the Line of Business, or (ii) (A) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact in regard to diverting business away from the Business, any customer or supplier of the Business as of the Closing Date, or (B) solicit, encourage or induce any customer or supplier of the Business to terminate or materially and adversely alter its relationship with Subco, the Purchaser or the Business. The Vendor shall not be in violation of this Section 1(a) solely as a result of (x) Vendor and its Affiliates, as applicable, fulfilling its obligations under the Other Transaction Documents, or (y) an investment in stock or other securities of any publicly held entity if the Vendor or any of its Affiliates does not, directly or indirectly, hold in the aggregate more than a total of three (3%) of all such shares of stock or other securities issued and outstanding. For purposes hereof, “Line of Business” means [Redacted – Commercially Sensitive].

(b)          During the period which any of Other Transaction Documents are in effect and for two (2) years thereafter, the Vendor will not permit any of its directors, officers, employees or agents to, directly or indirectly through any of its Affiliates, whether on the Vendor’s own behalf or on behalf of any other Person, (i) solicit, induce, persuade, entice or endeavor to solicit, induce, persuade or entice an Employee or any current (meaning at date of this Agreement) member of management of Purchaser or any of its Affiliates to leave employment or cease performing services for Subco, the Business, or the Purchaser following the Closing, (ii) hire or retain the services of, or attempt to hire or retain the services of, an Employee or any current member of management of Purchaser or any of its Affiliates, (iii) assist in the hiring or attempted hiring of an Employee or any member of management of Purchaser or any of its Affiliates by any Person, other than, in each case, any Employee or any current member of management of Purchaser or any of its Affiliates who (A) responds to advertising placed in a newspaper, trade journal, through a website or via other media of general circulation or an executive search firm acting on the Vendor’s behalf whose effort were not directed at the Employees or any current member of management of Purchaser or any of its Affiliates, (B) who has terminated his/her employment with, or has been terminated by, Subco or the Purchaser, or (C) who initiates contact with the Vendor with no encouragement or inducement on the part of the Vendor.

(c)          As used in this Agreement, (i) "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, or other such entity (ii) "Territory" shall mean worldwide.

(d)          If the Vendor or any Affiliate of the Vendor is acquired (whether by merger, acquisition or otherwise) by any Person who is not an Affiliate of the Vendor (such Person, the “Acquiror”), this Section 1 shall not apply in respect of any activities of the Acquiror or any of its Affiliates (including the acquired entity or entities) following such acquisition, to the extent, and only to the extent, (i) that such activities are carried out by such entities prior to such acquisition, and (ii) none of the employees, officers or directors of the Vendor or any Affiliate of the Vendor who devoted 50% or more of his/her time to matters relating to Line of Business at any time within 24 months prior to such acquisition, shall participate in any manner whatsoever with such activities.

(e)          If there is a conflict between this Section 1 and the provisions of any of the Other Transaction Documents, the provisions of this Section 1 shall govern.

Section 2.            Nondisclosure of Confidential Information.

(a)          The Vendor hereby acknowledges that during the course of the Vendor’s association with the Business, the Vendor and its Affiliates have gained certain confidential and proprietary information and trade secrets of the Business including, without limitation, some or all of the following: information pertaining to the products and business operations of the Business, including, without limitation, customer lists and prices, methods of manufacture, operation and distribution of the Products, which may be confidential or a trade secret, or both; processes; protocols; ideas; designs, inventions; business practices; potential customers and suppliers; marketing methods; costs; contractual relationships; regulatory status; compensation paid to Employees or other terms of employment; dealers; distributors; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax matters; manufacturing strategies and techniques; personnel; business, marketing and operational matters; projections; plans and opportunities; product formulas; and customer, vendor, and supplier data (collectively, "Confidential Information"). For a period of ten (10) years following the Closing, the Vendor and its Affiliates shall maintain in confidence and shall not directly or indirectly disseminate, disclose or publish, or use in any manner detrimental to the Business, any Confidential Information or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any Confidential Information. Notwithstanding anything to the contrary set forth herein, "Confidential Information" shall not include: (i) any information which is in the public domain (other than by means of the Vendor’s (or the Vendor’s directors', officers', employees', agents' or Affiliates’) direct or indirect disclosure of such Confidential Information in violation of the Vendor’s obligations under this Section 2(a); (ii) any information which enters the public domain (other than by means of the Vendor’s (or the Vendor’s directors', officers', employees', agents' or Affiliates’) direct or indirect disclosure of such Confidential Information in violation of its obligations under this Section 2(a)) or (iii) any information subsequently developed by the Vendor without reference to or use of the Confidential Information or (iv) any information disclosed to the Vendor (provided it is disclosed to Vendor not in its capacity as an agent, distributor or manufacturer of the Purchaser or its Affiliates) from any Third Party on a non-confidential basis provided that such Third Party is not, to the knowledge of the Vendor, in violation of any other obligation of confidentiality or non-use. Without limiting the foregoing, nothing herein shall limit the confidentiality obligations of the Vendor and its Affiliates under the Other Transaction Documents. The parties hereby stipulate and agree that, as among them, the Confidential Information identified herein is important, material and affects the successful conduct of the Business.

(b)          Notwithstanding the foregoing, the Vendor may disclose Confidential Information if legally required (in response to a lawful and valid subpoena, oral questions, requests for information or documents, civil investigative demand or other legal process) but (i) shall, to the extent legally permitted, give the Purchaser notice thereof as promptly as practicable, (ii) shall, as much in advance of the return date as reasonably possible and to the extent legally permitted, make available to the Purchaser and its counsel the documents and other information sought, (iii) shall use reasonable commercial efforts to assist such counsel in resisting or otherwise responding to such process at the Purchaser’s sole cost and expense, and (iv) in any event, only disclose the minimum information that is required by law.

Section 3.            Reasonable Restraint; Injunctive Relief. It is recognized and acknowledged by the Vendor that a breach of the covenants contained in Section 1 and Section 2 will cause irreparable damage to the Business, Subco and the Purchaser and the goodwill of the Business, Subco and the Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. It is also recognized and acknowledged by the Vendor that (i) for the reasons set forth in the Recitals of this Agreement, the Purchaser will not consummate the Transaction without the execution of this Agreement by the Vendor, (ii) the covenants contained in Section 1 and Section 2 impose a reasonable restraint on the Vendor in light of the requirement by the Purchaser that the Vendor execute this Agreement as a condition to the consummation of the Transaction and the significant benefits received by the Vendor in the Transaction, and (iii) the Vendor has received good and valuable consideration in exchange for the Vendor’s agreement to be bound by such covenants. Accordingly, the Vendor agrees that in the event of a breach of any of the covenants contained in Section 1 and Section 2, in addition to any other remedy which may be available at law or in equity, Subco and the Purchaser will be entitled to apply for specific performance and injunctive relief in any court of competent jurisdiction.

Section 4.            Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Purchaser may, upon written notice to the Vendor, assign its rights under this Agreement to any entity, including any successors to all, substantially all or a material portion of the assets of the Purchaser’s business, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Purchaser and its Affiliates, and any such assignee or secured party may foreclose upon, assign or encumber this Agreement or such rights. The Vendor may not assign the Vendor’s rights or obligations under this Agreement to any individual or entity except by operation of law or to the estate or legal representatives of the Vendor with respect to obligations the Vendor may have under this Agreement.

Section 5.            Governing Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and the laws of Canada applicable in such Province and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

Section 6.            Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below, or such other address as such party may hereafter specify by notice in writing to the other Person. Any such notice or other communication shall be addressed as aforesaid and given by: (i) hand delivery; (ii) international overnight courier; or (iii) e-mail transmission. Any notice or other communication will be deemed to have been duly given: (A) on the date of service if served personally; (B) on the Business Day after delivery to an international overnight courier service, provided receipt of delivery has been confirmed; or (C) on the date of transmission if sent via e-mail transmission, provided confirmation of receipt is obtained promptly after completion of transmission and provided that transmission via e-mail is followed promptly by delivery via one of the methods in Section 6(i) or (ii) above.

To the Vendor:

Koninklijke Philips NV

Amstelplein 2

1096 BC Amsterdam

Attention:	Philips Group Legal – Head of Legal M&A and Alliances
E-mail:	Gregory.hatfield@philips.com

With a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 4000

Toronto, Ontario M5L 1A9

Attention:	Ken Pearce
E-mail:	kenneth.pearce@blakes.com

To the Purchaser:

Profound Medical Corp.

2400 Skymark Avenue, Unit 6

Mississauga, ON L4W 5K5

Attention:	Arun Menawat
E-mail:	amenawat@profoundmedical.com

With a copy to:

Torys LLP

Suite 3000, P.O. Box 270

79 Wellington Street West TD Centre

Toronto, ON M5K 1N2

Attention:	Cheryl Reicin and Leah Frank
E-mail:	creicin@torys.com and lfrank@torys.com

Section 7.           Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.           Entire Agreement. The terms of this Agreement, together with the Purchase Agreement of which this Agreement is a part of, are intended by the parties to be the entire agreement of the parties with respect to the subject matter hereof.

Section 9.           Amendments; Waivers. No amendment to this Agreement may be made unless agreed to by the parties in writing. By an instrument in writing similarly executed, the Vendor or the Purchaser may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

Section 10.         Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

Section 11.         Enforcement. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 12.         Vendor’s Acknowledgement. The Vendor acknowledges that the Vendor (i) has read and understands this Agreement, (ii) has, to the extent the Vendor so desires and as recommended by the Purchaser, consulted with legal counsel with respect to the terms and condition hereof, (iii) is fully aware of its legal effect, (iv) has not acted in reliance upon any representations or promises made by any Person other than those contained in writing herein and in the Purchase Agreement, (v) has entered into this Agreement freely based on the Vendor’s own judgment with the advice of legal counsel and other advisers as the Vendor has deemed necessary or advisable.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above referenced.

KONINKLIJKE PHILIPS NV

By:
Name:
Title: Authorized Representative

PROFOUND MEDICAL CORP.

By:
Name:
Title:

[Signature Page to Non-Competition and Non-Disclosure Agreement]

EXHIBIT D

INTELLECTUAL PROPERTY RIGHTS

1.	Patents:

[Redacted – Commercially Sensitive]

1.	Trademarks:

[Redacted - Commercially Sensitive]

PURCHASER DISCLOSURE SCHEDULE

to

ASSET AND SHARE PURCHASE AGREEMENT

between

PROFOUND MEDICAL CORP.

AND

KONINKLIJKE PHILIPS N.V.

Dated as of June 30, 2017

The Disclosure Schedule, dated as of June 30, 2017, is being delivered by the Purchaser pursuant to the Asset and Share Purchase Agreement, dated as of June 30, 2017, by and among the Purchaser and the Vendor (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. References to “Data Room” shall mean the Company’s electronic data room on the on the Merrill website at https://eu1.merrillcorp.com as in effect at 5:00 p.m. (Toronto time), June 29, 2017.

The headings, sub-headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

2

Schedules

Section 4.3	Government Approvals, Notices and Filings
Section 4.4	Third Party Consents, Approvals and Notices
Section 4.18(b)	Share Capital
Section 4.21	Liens
Section 4.22	Ownership of Assets
Section 4.25(b)	Purchaser Intellectual Property

3

Section 4.3

Government Approvals, Notices and Filings

1.	Receipt of final approval from TSX Venture Exchange for the issuance of the Purchaser Common Shares and the listing of such Common Shares on the TSX Venture Exchange, including but not limited to, the clearance of the personal information form of the Vendor.

Section 4.4

Third Party Consents, Approvals and Notices

1.	Consent from Knight Therapeutics Inc. under the loan agreement between the Purchaser and Knight Therapeutics Inc. dated April 30, 2015.

Section 4.18(b)

Share Capital, etc.

[Omitted - Commercially Sensitive]

Section 4.21

Liens

Knight Therapeutics Inc. has a lien on all of the assets of the Purchaser.

Section 4.22

Ownership of Assets

See Section 4.21 of the Disclosure Schedule.

Section 4.25(b)

Purchaser Intellectual Property

1.	Sunnybrook License Agreement

VENDOR DISCLOSURE SCHEDULE

to

ASSET AND SHARE PURCHASE AGREEMENT

between

PROFOUND MEDICAL CORP.

AND

KONINKLIJKE PHILIPS N.V.

Dated as of June 30, 2017

The Disclosure Schedule, dated as of June 30, 2017, is being delivered by the Vendor pursuant to the Asset and Share Purchase Agreement, dated as of June 30, 2017, by and among the Purchaser and the Vendor (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. References to “Data Room” shall mean the Company’s electronic data room on the on the Merrill website at https://eu1.merrillcorp.com as in effect at 5:00 p.m. (Toronto time), June 29, 2017.

The headings, sub-headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

2

Schedules

Section 1.1-1	Employees
Section 1.1-2	Material Supplier Contracts
Section 1.1-3	Transferred Contracts
Section 1.1-4	Purchased Assets – Marketing Assets
Section 1.1-5	Tangible Assets
Section 1.2	Individuals with Knowledge of the Vendor
Section 2.7	Allocation of Purchase Price
Section 3.5	Government Approvals, Notices and Filings
Section 3.6	Third Party Consents, Approvals and Notices
Section 3.7	Absence of Breach; Non-Contravention
Section 3.9	Absence of Other Liabilities
Section 3.10	Title to Assets
Section 3.11	Absence of Changes
Section 3.14(b)	Contracts
Section 3.15(a)	Intellectual Property Rights
Section 3.15(b) and (d)	Intellectual Property Rights
Section 3.16(a)	Employee Benefit Plans
Section 3.16(e)	Employee Benefit Plans
Section 3.17(a)	Employees; Labour Relations
Section 3.17(b)	Employees; Labour Relations
Section 3.17(d)	Employees; Labour Relations
Section 3.17(g)	Employees; Labour Relations
Sections 3.18(a)	Taxes and Tax Returns
Section 3.20	Environmental Matters
Section 3.21	Permits
Section 3.22	Compliance with Laws
Sections 3.23	Litigation
Section 3.26	Customers
Section 3.29(b),(c) and (d)	Regulatory Matters
Section 3.30	Financial Services Relations
Section 5.1	Restrictions
Section 5.11	Affiliate Transactions
Section 8.4	Consents, Approvals and Notices
Section 9.4	Consents, Approvals and Notices

3

Section 1.1-1

Employees

[Redacted - Personal Information]

4

Section 1.1-2

Material Supplier Contracts

[Omitted - Commercially Sensitive]

5

Section 1.1-3

Transferred Contracts

Research Agreements:

[Redacted - Commercially Sensitive]

6

Employee Agreements:

[Redacted - Personal Information]

7

Section 1.1-4

Purchased Assets – Marketing Assets

All of the following items with respect to the Business:

•	Logos
•	Update of product logos on Sonalleve
•	Product powerpoints
•	Product brochures, flyers and other promotional material
•	Product pictures
•	Any clinical whitepapers
•	Studies where distribution to customer rights were purchased
•	Website (uterine fibroid and Philips Sonalleve)
•	Catalogue – remains in Philips catalogue
•	Packaging and any changes
•	Conference and booth hardware/materials
•	Demo Units, including Sonalleve products and any accessories and TULSA-PRO and any accessories

8

Section 1.1-5

Tangible Assets

1.	HIFU assets Helsinki

2.	HIFU assets Best

3.	Demo Units

9

Section 1.2

Individuals with Knowledge of the Vendor

[Redacted - Personal Information]

10

Section 2.7

Allocation of Purchase Price

The purchase price under section 4.1 of the asset transfer agreement between Philips Oy and Subco and the purchase price under section 4.1 of the asset transfer agreement between Philips Medical Systems Nederland B.V. and Subco, in each case, to be entered into upon Closing, will be allocated to the Subco Shares, and the remainder of the Purchase Price will be allocated to the Class A Patents and Trademarks.

11

Section 3.5

Government Approvals, Notices and Filings

Nil.

12

Section 3.6

Third Party Consents, Approvals and Notices

Any consent, approval or notice required to transfer the Transferred Contracts or Transferred Permits to Subco on the Closing.

13

Section 3.7

Absense of Breach; Non-Contravention

Nil.

14

Section 3.9

Absence of Other Liabilities

Nil.

15

Section 3.10

Title to Assets

1.	Certain leased computers.

2.	Patents: [Redacted - Commercially Sensitive] are all co-owned.

3.	See item 3 of Schedule 3.15(a).

16

Section 3.11

Absence of Changes

Nil.

17

Section 3.14(b)

Contracts

Nil.

18

Section 3.15(a)

Intellectual Property Rights

See attached.

19

Disclosure Schedule Section 3.15(a)

1.	Owned Registered Business Intellectual Property

Reference is made to Schedule A of the Intellectual Property Assignment Agreement and Exhibit A of the Intellectual Property License Agreement

2.	Non-owned Registered Business Intellectual Property

Nil

3.	Other non-owned Business Intellectual Property

(a)	Open Source Software

[Redacted - Commercially Sensitive]

20

(b)	Non-open Source Software

[Redacted - Commercially Sensitive]

21

Section 3.15(b) and (d)

Intellectual Property Rights

Section 3.15(b):

Nil.

Section 3.15(d):

Nil.

22

Section 3.16(a)

Employee Benefit Plans

See attached.

23

Disclosure Schedule Section 3.16(a)

1.	Collective Agreement

2.	Benefit List

3.	Equality Policy

4.	Employee Handbook

5.	Manager Handbook

6.	Sample Employment Contract

7.	Aava document

8.	Scope of occupational healthcare

[Remainder Omitted - Commercially Sensitive and Personal Information]

24

Section 3.16(e)

Employee Benefit Plans

1.	The bonuses and holidays as listed in Schedule 3.17(a).

25

Section 3.17(a)

Employees; Labour Relations

See attached.

26

Disclosure Schedule Section 3.17(a)

Employee Information

[Redacted - Personal Information]

27

Section 3.17(b)

Employees; Labour Relations

[Redacted - Commercially Sensitive]

28

Section 3.17(d)

Employees; Labour Relations

Nil.

29

Section 3.17(g)

Employees; Labour Relations

Nil.

30

Section 3.18(a)

Taxes and Tax Returns

Nil.

31

Section 3.20

Environmental Matters

Nil.

32

Section 3.21

Permits

See attached.

[Omitted - Commercially Sensitive]

33

Section 3.22

Compliance with Laws

Nil.

34

Section 3.23

Litigation

Nil.

35

Section 3.26

Customers

See attached.

[Omitted - Commercially Sensitive]

36

Section 3.29(b),(c) and (d)

Regulatory Matters

See attached.

[Omitted - Commercially Sensitive]

37

Section 3.30

Financial Services Relations

See attached.

[Redacted - Personal Information]

38

Disclosure Schedule Section 3.30

39

Section 5.1

Restrictions

Nil.

40

Section 5.11

Affiliate Transactions

Nil.

41

Section 8.4

Consents, Approvals and Notices

See Sections 4.3 and 4.4 of the Disclosure Schedule.

42

Section 9.4

Consents, Approvals and Notices

1.	Receipt of final approval from TSX Venture Exchange for the issuance of the Purchaser Common Shares and the list of such Common Shares on the TSX Venture Exchange, including but not limited to, the clearance of the personal information form of the Vendor.

43